SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Filed by a Party other than the Registrant [ ]
[ ] Preliminary Proxy Statement
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[ ] Soliciting Material Under Rule 14a-12
BINDVIEW DEVELOPMENT CORPORATION
(Name of Registrant as Specified in Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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BINDVIEW DEVELOPMENT CORPORATION
5151 San Felipe, 25th Floor
Houston, Texas 77056
Dear BindView Shareholder:
        We cordially invite you to attend a special meeting of shareholders of BindView Development Corporation to be held on Thursday, December 8, 2005 at 9:00 a.m., Houston time, at 5151 San Felipe, 2nd Floor, Houston, Texas 77056.
        At the special meeting, we will ask you to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger we entered into on October 2, 2005, with Symantec Corporation and its wholly-owned subsidiary, Buena Vista Acquisition Corp., providing for our acquisition by Symantec. In the merger, Buena Vista Acquisition will merge with and into us, and each outstanding share of our common stock will be converted into the right to receive $4.00 in cash, without interest and less any applicable withholding taxes. As a result of the merger, we will be a wholly-owned subsidiary of Symantec.
        OUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER ARE ADVISABLE TO AND IN THE BEST INTEREST OF OUR SHAREHOLDERS. ACCORDINGLY, OUR BOARD OF DIRECTORS HAS UNANIMOUSLY ADOPTED THE AGREEMENT AND PLAN OF MERGER AND RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY.
        YOUR VOTE IS VERY IMPORTANT. We cannot consummate the merger unless the Agreement and Plan of Merger is approved and adopted by the affirmative vote of holders of at least two-thirds of all outstanding shares of our common stock. Three of our shareholders, who together hold approximately 19.9% of our outstanding shares of common stock (excluding shares subject to options), have granted irrevocable proxies to Arthur F. Courville and Gregory E. Myers of Symantec to vote their shares to approve the Agreement and Plan of Merger. WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD TO ENSURE YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING. If you do not send in your proxy, do not instruct your broker to vote your shares or if you abstain from voting, it will have the same effect as a vote against approval of the Agreement and Plan of Merger.
        The enclosed proxy statement provides you with detailed information about the merger and related matters. We urge you to read the proxy statement carefully, including the annexes. If the Agreement and Plan of Merger is approved and the merger is consummated, you will be sent written instructions for exchanging your certificates (or book-entry shares) representing our common stock for your cash payment. If you hold certificates representing our common stock, please do not send your certificates until you receive these instructions.
        If you have any questions about the merger, please call Edward L. Pierce, our Executive Vice President and Chief Financial Officer, at (713) 561-4000.

        On behalf of our Board of Directors, I thank you for your support and appreciate your consideration of this matter.

Yours truly,

/s/ Eric J. Pulaski

Eric J. Pulaski
Chairman of the Board and Chief Executive Officer
This proxy statement is dated November 8, 2005 and is first being mailed to our shareholders on or about November 11, 2005.

BindView Development Corporation
5151 San Felipe, 25th Floor
Houston, Texas 77056

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON TUESDAY, DECEMBER 8, 2005

TO OUR SHAREHOLDERS:
        NOTICE IS HEREBY GIVEN that we will hold a Special Meeting of Shareholders of BindView Development Corporation on Thursday, December 8, 2005, at 9:00 a.m., Houston time, at the offices of BindView Development Corporation, 5151 San Felipe, 2nd Floor, Houston, Texas 77056.
        At the special meeting, shareholders will be asked to consider and vote upon the following matters:

1.	a proposal unanimously recommended by our Board of Directors to approve and adopt an Agreement and Plan of Merger dated as of October 2, 2005, by and among Symantec Corporation, Buena Vista Acquisition Corp. and us, pursuant to which:

•	Buena Vista Acquisition Corp. will be merged with and into us and we will survive as a wholly-owned subsidiary of Symantec, and

•	each outstanding share of our common stock, no par value per share, will be converted into the right to receive $4.00 in cash; and

2.	any other business that may properly come before the special meeting, including without limitation any adjournment or postponement of the special meeting.
        The foregoing items of business are more fully described in the proxy statement that accompanies this notice. A copy of the Agreement and Plan of Merger is attached as Annex A to the proxy statement.
        Our Board of Directors has unanimously determined that approval and adoption of the Agreement and Plan of Merger is advisable to and in the best interest of our shareholders and has recommended that you approve the Agreement and Plan of Merger and the transactions contemplated thereby.
        Approval and adoption of the Agreement and Plan of Merger requires the affirmative vote of the holders of at least two-thirds of all outstanding shares of our common stock entitled to vote at the special meeting. Only shareholders of record as of the close of business on November 3, 2005, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the meeting. The number of outstanding shares of our common stock entitled to notice and to vote on November 3, 2005, was 48,742,173. Each shareholder is entitled to one vote for each share of our common stock held on the record date. A shareholders’ list will be available for inspection by any shareholder entitled to vote at the special meeting for 10 business days before the date of the special meeting and continuing through the special meeting.
        Shareholders who do not vote in favor of the approval of the merger agreement will be entitled to dissenters’ rights under the Texas Business Corporation Act if the merger is consummated, but only if they submit a written objection to the merger prior to the special meeting and comply with the procedures under the Texas Business Corporation Act explained in the accompanying proxy statement.
        A form of proxy and a proxy statement containing more detailed information with respect to the matters to be considered at the special meeting, including a copy of the Agreement and Plan of Merger, accompany and form a part of this notice. You should not send any certificates representing our common stock with your proxy card.
        WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE MARK, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. RETURNING YOUR PROXY CARD DOES NOT DEPRIVE YOU OF YOUR RIGHT TO ATTEND THE MEETING AND TO VOTE YOUR SHARES IN PERSON. THANK YOU FOR ACTING PROMPTLY.

By order of the Board of Directors,

/s/ D.C. Toedt III

D.C. Toedt III
Vice President, General Counsel, and Secretary
Houston, Texas
November 8, 2005

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(continued)

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SUMMARY TERM SHEET
         This summary term sheet, together with the following question and answer section, highlights important information discussed in more detail elsewhere in this proxy statement. This summary term sheet may not contain all of the information you should consider before voting on the merger agreement. To more fully understand the merger, you should read carefully this entire proxy statement and all of its annexes, including the merger agreement, a copy of which is attached as Annex A to this proxy statement, before voting on whether to approve the merger agreement. Our representations and warranties contained in the merger agreement speak only as of the date of the agreement, and have been made solely for purposes of risk allocation and to provide contractual rights and other remedies to Symantec. You should not rely upon the representations and warranties set forth in the merger agreement as statements of factual information. In this proxy statement, the terms “we,” “us” and “our” refer to BindView Development Corporation.

Proposed Merger	In the proposed merger, Buena Vista Acquisition Corp. will be merged with and into us and we will become a wholly-owned subsidiary of Symantec Corporation. As a result of the merger, we will cease to be an independent, publicly-traded company and you will have no further interest in the surviving entity. See the section entitled “The Agreement and Plan of Merger — Structure and Effective Time” on page 28 of this proxy statement.

Payment for Shares	Each share of our outstanding common stock will be exchanged in the merger for $4.00 in cash, without interest and less any applicable withholding taxes, except for shares held by shareholders who properly exercise dissenters’ rights of appraisal under Texas law. See the section entitled “The Agreement and Plan of Merger — Merger Consideration” on page 28 of this proxy statement.

Options	Each vested and unvested option to purchase our common stock that is issued and outstanding under our stock option and incentive plans (other than under our Employee Stock Purchase Plan) and that has an exercise price that is less than $4.00 per share, will be converted into the right to receive a cash payment equal to the difference between $4.00 and the applicable exercise price for that option, without interest and less any applicable withholding taxes. See the section entitled “The Agreement and Plan of Merger — Treatment of Stock Options; Employee Stock Purchase Plan” on page 29 of this proxy statement.

Shareholder Vote	You are being asked to approve and adopt the merger agreement and the transactions contemplated thereby, by which Symantec will acquire 100% ownership of us and our outstanding common stock will be converted into the right to receive $4.00 in cash per share, without interest and less any applicable withholding taxes. The merger agreement must be approved and adopted by the affirmative vote of holders of at least two-thirds of all outstanding shares of our common stock entitled to vote at the special meeting. See the section entitled “The Special Meeting — Vote Required” on page 4 of this proxy statement.

Recommendation	After careful consideration, our Board of Directors has unanimously determined that the merger is advisable to and in the best interest of our shareholders. Accordingly, our Board unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement and the transactions contemplated thereby. See the section entitled “The Merger — Recommendation of Our Board of Directors; Reasons for the Merger” on page 11 of this proxy statement.

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Opinion of Lazard Frères & Co. LLC	Lazard Frères & Co. LLC, the financial advisor to our Board, delivered its written opinion dated October 2, 2005, that, subject to and based upon the considerations set forth in its opinion, including the various assumptions and limitations set forth therein, the $4.00 per share merger consideration to be paid to holders of our common stock (other than us, Symantec, Buena Vista Acquisition or any of their respective wholly-owned direct or indirect subsidiaries, or any of our shareholders who properly exercise dissenters’ rights) pursuant to the merger agreement is fair to such shareholders from a financial point of view. The full text of Lazard’s written opinion is attached to this proxy statement as Annex B. We encourage you to read this opinion carefully in its entirety for a description of procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken. See Annex B and the section entitled “The Merger — Opinion of Lazard Frères & Co. LLC” on page 12 of this proxy statement. LAZARD’S OPINION IS ADDRESSED TO OUR BOARD AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO ANY MATTERS RELATING TO THE MERGER.

Interests of Specific Persons in the Merger	Some of our executive officers and directors may have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. See the section entitled “The Merger — Interests of Specific Persons in the Merger” on page 19 of this proxy statement.

Representations and Warranties	The merger agreement contains usual and customary representations and warranties by us relating to us, our subsidiaries, and our and our subsidiaries’ business. Our representations and warranties contained in the merger agreement speak only as of the date of the agreement and, with specified exceptions, as of the closing date of the merger, and have been made solely for purposes of risk allocation and to provide contractual rights and other remedies to Symantec. You should not rely upon our representations and warranties set forth in the merger agreement as statements of factual information. See the section entitled “The Agreement and Plan of Merger — Representations and Warranties” on page 30 of this proxy statement.

Covenants	The merger agreement contains usual and customary covenants relating to the conduct of our business prior to the consummation of the merger. See the sections entitled “The Agreement and Plan of Merger — Conduct of Our Business Pending the Merger” on page 32 of this proxy statement and “The Agreement and Plan of Merger — Additional Covenants” on page 33 of this proxy statement.

Conditions to Merger	The merger agreement contains several important conditions to closing the merger, including the following:

•	the approval and adoption of the merger agreement by holders of at least two-thirds of all outstanding shares of our common stock entitled to vote;
•	the receipt of all material third party consents and governmental approvals that are necessary to consummate the merger, including the expiration or termination of any waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act, as amended, referred to in this proxy statement as the “HSR Act,” and the rules and regulations promulgated thereunder, and under any applicable foreign antitrust law; and
•	the absence of any injunction, order or other legal restraint prohibiting consummation of the merger.

See the section entitled “The Agreement and Plan of Merger — Conditions to the Merger” on page 38 of this proxy statement.

Limitation on Other Acquisition Proposals	Pursuant to the merger agreement, we have agreed that we will not, nor will we permit our subsidiaries to, nor will we authorize or permit any of our or our subsidiaries’ officers, directors, employees or representatives to, solicit, initiate or knowingly facilitate any alternative proposal to acquire us or our assets. Furthermore, we are obligated to notify Symantec promptly of any such proposal we receive. However, we may furnish information to any person who makes an unsolicited inquiry concerning a possible proposal of that type if we follow specified procedures, including first obtaining a confidentiality agreement from that person on substantially the same terms as our confidentiality agreement with Symantec. We remain free to enter into negotiations and discussions with any person that makes an unsolicited bona fide proposal of that type and may enter into such a proposal with a third party if our Board, after advice of counsel, determines in good faith that the failure to do so, or the failure to make, withdraw, modify or change a recommendation to our shareholders, would be inconsistent with its fiduciary duties under applicable law. See the section entitled “The Agreement and Plan of Merger — Agreement Not to Solicit Other Offers” on page 35 of this proxy statement.

Termination	The merger agreement may be terminated under a number of circumstances, including without limitation:

•	by either Symantec or us if the merger is not consummated by March 3, 2006 (but not by a party whose failure to comply with any provision of the merger agreement causes or results in the failure of the merger to be consummated by that date);
•	by either Symantec or us if our shareholders do not approve the merger agreement at a duly-held special meeting of our shareholders;
•	by Symantec if our Board exercises its fiduciary duty in good faith and:
• approves or recommends to our shareholders an unsolicited proposal to acquire us or our assets, or
• there is an unsolicited tender or exchange offer to acquire control of us and our Board recommends that offer to our shareholders or otherwise fails to recommend that our shareholders reject that offer within 10 business days after the commencement of the tender offer or exchange offer.

See the section entitled “The Agreement and Plan of Merger — Termination of the Merger Agreement” on page 41 of this proxy statement.

Termination Fee	If the merger agreement is terminated we may be required to pay Symantec a termination fee of $8 million. If the merger agreement is terminated by either party on account of a willful and material breach of the merger agreement, the breaching party will be subject to liability. See the section entitled “The Agreement and Plan of Merger — Termination Fee and Expenses” on page 42 of this proxy statement.

Voting Agreements	Three of our shareholders have granted irrevocable proxies to Arthur F. Courville and Gregory E. Myers of Symantec to vote their shares of our common stock in favor of the merger and against any proposal made in opposition to or in competition with the merger. As of November 3, 2005, these shareholders owned approximately 19.9% of our outstanding shares of common stock (excluding shares subject to options). See the section entitled “The Merger — Voting Agreements” on page 27 of this proxy statement.

Tax Consequences	The merger will be a taxable transaction for United States federal income tax purposes and will generally be treated as a sale or exchange by shareholders of shares of our common stock for the cash merger consideration. Any gain or loss recognized by a shareholder in the merger will generally be capital gain or loss, depending on an individual’s holding period and other factors. For additional information regarding material federal tax consequences of the merger to our shareholders, see the section entitled “The Merger — Material United States Federal Income Tax Consequences of the Merger” on page 18 of this proxy statement. Tax matters can be complicated, and the tax consequences of the merger to you, including the application and effect of any state, local or foreign income and other tax laws, will depend on the facts of your own situation. We encourage you to consult your own tax advisor to understand fully the tax consequences of the merger to you.

Dissenters’ Rights of Appraisal	Subject to compliance with the procedures set forth in Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act (the “TBCA”), holders of record of our common stock as of the record date who file with us, prior to the special meeting, a written objection to the merger and otherwise comply with the requirements of Articles 5.11, 5.12 and 5.13 of the TBCA are entitled to dissenters’ rights of appraisal in connection with the merger, whereby such shareholders may receive the “fair value” of their shares in cash. Failure to take any of the steps required under Articles 5.11, 5.12 and 5.13 of the TBCA on a timely basis may result in a loss of those dissenters’ rights of appraisal. These procedures are described in this proxy statement. The provisions of Texas law that grant dissenters’ rights and govern such procedures are attached as Annex C to this proxy statement. See the section entitled “The Merger — Dissenters’ Rights of Appraisal” on page 24 of this proxy statement.

Voting Procedures	Each share of our outstanding common stock is entitled to one vote at the special meeting. You may vote by completing, signing and mailing your proxy card in the postage-paid envelope, or by attending the meeting and voting in person. Whether or not you intend to attend the special meeting, please grant your proxy to ensure that your shares are represented at the special meeting and your vote is counted.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING
         Below are brief answers to frequently asked questions concerning the proposed merger and the special meeting. These questions and answers do not, and are not intended to, address all the information that may be important to you. You should read the summary and the remainder of this proxy statement, including all of its annexes, carefully.

Q:	When and where will the special meeting of shareholders be held?

A:	The special meeting of our shareholders will occur on Thursday, December 8, 2005 at the offices of BindView Development Corporation, 5151 San Felipe, 2nd Floor, Houston, Texas 77056 at 9:00 a.m., Houston time.

Q:	Who is eligible to vote?

A:	All shareholders of record as of November 3, 2005, the record date for the special meeting, are eligible to vote.

Q:	What am I being asked to approve?

A:	You are being asked to approve the merger of Buena Vista Acquisition, a wholly-owned subsidiary of Symantec, with and into us whereby we will become a wholly-owned subsidiary of Symantec. We will cease to be an independent, publicly-traded company as a result of the merger. The merger agreement is attached to this proxy statement as Annex A. We encourage you to read it carefully.

Q:	What will I receive in the merger?

A:	As a result of the merger, our shareholders, other than those shareholders who properly exercise dissenters’ right of appraisal as discussed in this proxy statement, will receive $4.00 in cash in exchange for each share of our common stock owned, without interest and less any applicable withholding taxes. In this proxy statement, we refer to this cash payment per share as the “merger consideration.” Each holder of an option to purchase our common stock that is issued and outstanding under our stock option and incentive plans (other than our Employee Stock Purchase Plan) will receive, in exchange for the cancellation of the option, an amount in cash equal to the excess, if any, of $4.00 over the exercise price per share of our common stock subject to the option, multiplied by the number of shares of our common stock subject to the option, without interest and less any applicable withholding taxes.

Q:	What are the United States federal income tax consequences of the merger?

A:	The receipt of cash for shares pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a shareholder who receives cash in exchange for shares pursuant to the merger will recognize gain or loss for United States federal income tax purposes equal to the positive difference, if any, between the amount of cash received and the shareholder’s adjusted tax basis in the shares exchanged for cash pursuant to the merger. Because the tax consequences of the merger are complex and may vary depending on your particular circumstances, we recommend that you consult your tax advisor concerning the federal (and any state, local or foreign) tax consequences to you of the merger.

Q:	What is the vote required to approve the merger agreement?

A:	Applicable Texas law and our articles of incorporation require that the holders of at least two-thirds of all outstanding shares of our common stock entitled to vote approve and adopt the merger agreement. Three of our shareholders, who together beneficially owned approximately 19.9% of our outstanding shares of common stock (excluding shares subject to options) as of November 3, 2005,

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have granted irrevocable proxies to Arthur F. Courville and Gregory E. Myers of Symantec to vote their shares of our common stock in favor of the merger agreement.

Q:	Does our Board recommend that I vote in favor of the merger?

A:	Yes. Our Board has unanimously determined that the merger and the terms of the merger agreement are advisable to and in the best interest of our shareholders. Accordingly, our Board unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement and the transactions contemplated thereby. See the section entitled “The Merger — Recommendation of Our Board of Directors; Reasons for the Merger,” on page 11 of this proxy statement.

Q:	When do you expect to consummate the merger?

A:	Assuming holders of at least two-thirds of all outstanding shares of our common stock entitled to vote approve and adopt the merger agreement and the transactions contemplated thereby, we expect to consummate the merger as promptly as practicable following the special meeting. However, we cannot assure you that all conditions to the merger will be satisfied or, if satisfied, the date by which they will be satisfied.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, consider how the merger would affect you as a shareholder, and then vote. After you read this proxy statement, if you choose to vote by proxy, you should complete, sign and date your proxy card and mail it in the enclosed return envelope as soon as possible, even if you plan to attend the special meeting in person, so that your shares may be represented at the special meeting of our shareholders. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote for the approval and adoption of the merger agreement in accordance with the recommendation of our Board. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by our Board or, if no recommendation is given, in their own discretion.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker cannot vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker.

Q:	What happens if I do not send in my proxy, if I do not instruct my broker to vote my shares or I abstain from voting?

A:	If you do not send in your proxy, do not instruct your broker to vote your shares or if you abstain from voting, it will have the same effect as a vote AGAINST approval of the merger agreement.

Q:	What if I want to change my vote after I have mailed my signed proxy card?

A:	You can change your vote by sending a later-dated, signed proxy card or a written revocation to our corporate secretary at BindView Development Corporation, 5151 San Felipe, 25th Floor, Houston, Texas 77056, who must receive it before your proxy has been voted at the special meeting, or by attending the special meeting in person and voting. Your attendance at the special meeting will not, by itself, revoke your proxy. It will only be revoked if you actually vote at the special meeting. If you have instructed your broker to vote your shares, you must follow the directions received from your broker to change those voting instructions.

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Q:	What if the merger is not consummated?

A:	It is possible that the merger will not be consummated even if our shareholders approve the merger at the special meeting. That might happen if, for example, antitrust approval is not obtained. If that occurs, neither Symantec, Buena Vista Acquisition nor any third party is under any obligation to make or consider any alternative proposals regarding the purchase of the shares of our common stock.

Q:	Should I send my stock certificates now?

A:	No. Do not send your stock certificates representing shares of our common stock now. If we consummate the merger, you will receive written instructions for exchanging your stock certificates of our common stock (or book-entry shares) for your merger consideration.

Q:	May I exercise dissenter’s rights in the merger?

A:	Yes. Holders of our common stock are entitled to dissenters’ rights of appraisal under Texas law in connection with the merger. See the section entitled “The Merger — Dissenters’ Rights of Appraisal” on page 24 of this proxy statement.

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THE SPECIAL MEETING
Date, Time and Place of the Special Meeting
         We are furnishing this proxy statement to holders of our common stock in connection with the solicitation of proxies by our Board in connection with a special meeting of our shareholders to be held on Thursday, December 8, 2005, at 9:00 a.m., Houston time, at the offices of BindView Development Corporation, 5151 San Felipe, 2nd Floor, Houston, Texas 77056, and at any adjournments or postponements of the special meeting. This proxy statement, the attached notice of special meeting and the accompanying proxy card, are first being sent or given to our shareholders on or about November 11, 2005.
Purposes of the Special Meeting
         The special meeting will be held for the following purposes:

1.	to consider and vote upon a proposal unanimously recommended by our Board to approve and adopt an Agreement and Plan of Merger dated October 2, 2005, by and among Symantec, Buena Vista Acquisition and us pursuant to which:

•	Buena Vista Acquisition will be merged with and into us and we will survive as a wholly-owned subsidiary of Symantec; and

•	each outstanding share of our common stock, no par value per share, will be converted into the right to receive $4.00 in cash; and

2.	to transact any other business that may properly come before the special meeting, including without limitation any adjournment or postponement of the special meeting.
        A copy of the merger agreement is attached as Annex A to this proxy statement. As of the date of this proxy statement, our Board is not aware of any other business to be presented for consideration at the special meeting.
Record Date; Shares Entitled to Vote; Procedures for Voting; Quorum
         Our Board has fixed the close of business on November 3, 2005, as the record date for determining the holders of shares of our common stock entitled to notice of, and to vote at, the special meeting. A shareholders’ list will be available for inspection at our principal place of business by any shareholder entitled to vote at the special meeting beginning 10 business days before the date of the special meeting and continuing through the special meeting. As of the record date, 48,742,173 shares of our common stock were issued and outstanding. You are entitled to one vote for each share of our common stock that you hold as of the record date.
        If you are a record holder of shares of our common stock on the record date, you may vote those shares of our common stock in person at the special meeting or by proxy as described below under “— Proxies.” If you hold shares of our common stock in “street name” through a broker or other financial institution, you must follow the instructions provided by the broker or other financial institution regarding how to instruct it to vote those shares.
        The presence, in person or by proxy, of shares representing at least a majority of all the votes entitled to be cast on the approval of the merger agreement is necessary to constitute a quorum for the transaction of business at the special meeting.
Vote Required
         Under Texas law and our articles of incorporation, we are required to submit the merger agreement to our shareholders for approval. Approval of the merger agreement requires the affirmative vote of holders of at least two-thirds of all outstanding shares of our common stock entitled to vote on the approval of the

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merger agreement. If you do not send in your proxy, do not instruct your broker to vote your shares or if you do not vote, it will effectively count as a vote against the approval of the merger agreement.
Voting Agreements
         Eric J. Pulaski (our Chairman and Chief Executive Officer), Arshad Matin (our President and Chief Operating Officer) and Edward L. Pierce (our Executive Vice President and Chief Financial Officer) each entered into separate voting agreements with Symantec and granted irrevocable proxies to Arthur F. Courville and Gregory E. Myers of Symantec to vote the shares of our common stock owned by each of them in favor of the merger. As of November 3, 2005, these shareholders beneficially owned approximately 19.9% of all outstanding shares of our common stock (excluding shares subject to options). The voting agreements and proxies will terminate upon the earlier to occur of:

•	the effective time of the merger, and

•	the termination of the merger agreement.
        See “The Merger — Voting Agreements.” For information with respect to the beneficial ownership of our common stock by our directors and certain of our executive officers, see the section entitled “Security Ownership Of Certain Beneficial Owners And Management” on page 44 of this proxy statement.
        Copies of the voting agreements and irrevocable proxies entered into by Messrs. Pulaski, Matin and Pierce are attached as Exhibits 99.1, 99.2 and 99.3, respectively, to our Current Report on Form 8-K filed with the SEC on October 5, 2005. The foregoing description of the voting agreements and irrevocable proxies is qualified in its entirety by reference to these exhibits. For instructions on how to access a copy of these voting agreements, see the section entitled “Where You Can Find More Information” on page 47 of this proxy statement.
        None of the shareholders who executed voting agreements and irrevocable proxies were paid additional consideration in connection with entering into their respective voting agreements and irrevocable proxies. However, you should be aware that these shareholders may have interests in the merger that are different from, or in addition to, yours. See “ — Interests of Specific Persons in the Merger.”
Proxies
         If you hold your shares in an account with a broker or bank, you must instruct the broker or bank on how to vote your shares. Shares of our common stock represented by properly-executed proxies received at or prior to the special meeting that have not been properly revoked will be voted at the special meeting in accordance with the instructions indicated on the proxies on the proposal to approve the merger agreement and in accordance with the judgment of the persons named in the proxies on all other matters that may properly come before the special meeting.
        If an executed proxy card returned by a broker or bank holding shares indicates that the broker or bank does not have authority to vote on a particular proposal, the shares will be considered present at the meeting for purposes of determining the presence of a quorum but will not be voted on that particular proposal. This process is called a “broker non-vote.” Your broker or bank will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank. A broker non-vote will effectively count as a vote against the approval and adoption of the merger agreement.
        If the special meeting is postponed or adjourned, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as these proxies would have been voted at the original convening of the special meeting (except for any proxies that previously have been effectively revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

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        Please return your marked proxy card promptly so that your shares can be represented at the special meeting, even if you plan to attend the meeting in person. Please do not send your stock certificates representing shares of our common stock now.
        As soon as reasonably practicable after the effective time of the merger, Computershare, as paying agent, will mail a letter of transmittal to you. You should send your stock certificates (or book-entry shares) only in compliance with the instructions that will be provided in the letter of transmittal.
Revocability of Proxies
         You may revoke your proxy at any time prior to the time it is voted at the special meeting. You may revoke your proxy by:

•	executing a later-dated, signed proxy card relating to the same shares and delivering it to our corporate secretary before the taking of the vote at the special meeting;

•	filing with our corporate secretary, before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the proxy card; or

•	attending the special meeting and voting in person (although attendance at the special meeting will not, in and of itself, revoke a proxy).
        Any written revocation or subsequent proxy card must be delivered to BindView Development Corporation, 5151 San Felipe, 25th Floor, Houston, Texas 77056, Attention: Corporate Secretary, or hand delivered to our Corporate Secretary or his representative before the taking of the vote at the special meeting.
Dissenters’ Rights of Appraisal
         If you wish to exercise dissenters’ rights of appraisal, you must, prior to the special meeting, deliver to us a written objection to the merger and follow specific procedures as more fully described in “The Merger — Dissenters’ Rights of Appraisal” on page 24 of this proxy statement and Annex C to this proxy statement. You must precisely follow these specific procedures to exercise your dissenters’ rights of appraisal, or you may lose your appraisal rights.
Proxy Solicitation
         We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to shareholders. We intend to request that banks, brokerage houses, custodians, nominees and other fiduciaries forward copies of these proxy materials to those persons for whom they hold shares. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to such beneficial owners. In addition to solicitation by mail, some of our officers, employees and agents may solicit proxies in person or by telephone or email. They will not receive any specific compensation for such services. We have also retained Mellon Investor Services LLC as proxy solicitor for the special meeting, and expect to pay Mellon a fee of approximately $7,500.00, plus reimbursement for out-of-pocket expenses, for its services.
        NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH OUR SOLICITATION OF PROXIES AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR ANOTHER PERSON.

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THE PARTIES TO THE MERGER
BindView Development Corporation
         We are a leading provider of software for proactively managing information-technology (“IT”) security-compliance operations across the enterprise. Our solutions help customers to centralize and automate IT security-compliance operations for their users (e.g., employees, customers, partners), systems, applications, and databases based on Microsoft, UNIX, LINUX and Novell operating systems. Our solutions combine:

•	a broad-based knowledge of customers’ IT environment;

•	a specific process implementation around an IT risk management lifecycle; and

•	our technology for compliance monitoring, vulnerability management, identity administration and configuration management.
        We are incorporated under the laws of the State of Texas. Our principal executive office is at 5151 San Felipe, 25th Floor, Houston, Texas 77056, and our telephone number is (713) 561-4000.
        Our common stock is traded on The Nasdaq National Market under the symbol “BVEW.”
Symantec Corporation
         Symantec is the world leader in providing solutions to help individuals and enterprises assure the security, availability, and integrity of their information. Headquartered in Cupertino, Calif., Symantec has operations in more than 40 countries.
        Symantec is incorporated under the laws of the State of Delaware. Its principal executive office is at 20330 Stevens Creek Blvd., Cupertino, California 95014, and its telephone number is (408) 517-8000.
        Symantec’s common stock is traded on The Nasdaq National Market under the symbol “SYMC.”
Buena Vista Acquisition Corp.
         Symantec formed Buena Vista Acquisition as a Texas corporation for the sole purpose of entering into the merger agreement. Buena Vista Acquisition is a wholly-owned subsidiary of Symantec and has not engaged in any business activity other than in connection with the proposed merger and related transactions.
        The mailing address of Buena Vista Acquisition’s principal executive office is c/o Symantec Corporation, 20330 Stevens Creek Blvd., Cupertino, California 95014, and its telephone number is (408) 517-8000.

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THE MERGER
Background of the Merger
         Our Board has regularly and actively reviewed our long-term strategies and objectives. As part of this process and with a view toward maximizing shareholder value, our management engaged from time to time in the ordinary course of business in discussions with representatives of other companies regarding various strategic alternatives, including potential business combinations.
        In December 2002, representatives of Symantec contacted us about the possibility of acquiring us. We retained Lazard to help us evaluate that possibility and to facilitate discussions between Symantec and us for our sale. Lazard also contacted numerous other parties in 2003 regarding a possible business combination with us. Negotiations between Symantec and us eventually ceased in the second quarter of 2003 despite significant merger discussions between Symantec and us. With no other potential strategic buyers present, we decided to terminate exploration of a potential sale at that time.
        In the fall of 2004, a publicly-traded software company approached us regarding potentially acquiring us. Despite significant merger discussions, the company did not submit a formal offer to acquire us, and by early 2005 discussions were suspended.
        In April 2005, we received unsolicited indications of interest from several third parties, including Symantec, regarding our possible acquisition. These discussions lead to more detailed dialogues with one privately-held software company and two publicly-traded software companies, including Symantec.
        On April 21, 2005, our Board appointed a task force consisting of Mr. Arshad Matin, our President and Chief Operating Officer, Mr. Edward L. Pierce, our Executive Vice President and Chief Financial Officer, and Mr. Peter T. Dameris, an independent director, to:

•	monitor our discussions with Symantec and the development of any other possible strategic opportunities, and

•	keep our Board apprised of such opportunities.
Our Board also authorized management to explore potential business combinations and to have Lazard continue to assist management in these efforts.
        From April 21, 2005, to August 22, 2005, we engaged in extensive discussions with each of the three potential acquirors described above and continued to respond to unsolicited indications of interest from other suitors, as discussed in more detail below. We entered into confidentiality agreements with each of the three potential acquirors, under which each potential acquiror agreed to maintain the confidentiality of materials provided by us, as well as their discussions with us. Pursuant to these confidentiality agreements, we provided representatives of these parties, directly and through Lazard, with public and non-public information regarding our business and our operations. During this period, our Board was kept apprised of the progress of these interactions on an on-going basis by the task force, Lazard and our legal counsel, Mayer, Brown, Rowe & Maw LLP.
        Following the expiration of our existing engagement letter with Lazard, on June 28, 2005, we entered into a new engagement letter with Lazard.
        On July 14, 2005, we received an oral expression of interest in acquiring all of our stock from one of the potential acquirors other than Symantec.
        On July 21, 2005, our Board met to consider the July 14, 2005 offer and to consider other strategic alternatives. Our Board discussed:

•	the nature and extent of the interest on the part of the three potential acquirors;

•	our potential for future growth and enhancement of shareholder value as an independent company;

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•	action items and timing for further dialogues with the three potential acquirors; and

•	the solicitation of interest from other parties.
        Our Board decided that we should continue to pursue the possibility of a merger with the three parties who had continued to indicate interest in acquiring us and to continue to field unsolicited offers from other parties, while continuing to study the option of remaining independent. Our Board noted the following with respect to the potential for a business combination involving us:

•	the security/compliance software market has relatively few large participants, and therefore the universe of qualified buyers is limited;

•	since 2002, we had engaged in discussions with several potential buyers without reaching agreement on a business combination; and

•	with three potential acquirors discussing potential transactions with us, a competitive dynamic had been introduced into the process.
        On July 25, 2005, Symantec orally expressed its interest in acquiring all of our stock.
        On August 3, 2005, following discussions with members of our senior management and Lazard, Symantec increased its oral offer.
        On August 10, 2005, the party that made the July 14, 2005 offer increased its oral offer such that it was higher than Symantec’s offer of August 3, 2005.
        On August 11, 2005, our Board met to discuss the status of the discussions with our suitors, including the three potential acquirors discussed above, as well as another publicly-traded software company that had more recently expressed an interest in acquiring us, and to evaluate the oral offers received on August 3 and August 10, 2005 from Symantec and the other offeror, respectively. Following discussions with members of management and representatives of Lazard and Mayer Brown, our Board concluded that more detailed discussions with Symantec and the other offeror should be undertaken.
        On August 19, 2005, the party that made the July 14 and August 10, 2005 offers provided us with a written expression of interest to acquire all of our outstanding stock for $3.76 per share.
        On August 22, 2005, we received a non-binding letter of intent from Symantec, in which Symantec expressed its intent to acquire all of our outstanding common stock, subject to an exclusivity period lasting through September 30, 2005. Symantec and we executed that non-binding letter of intent on August 23, 2005.
        On August 22 and 23, 2005, Lazard communicated to the other offeror that an unnamed company (Symantec) had put forth an expression of interest at a higher price. The other offeror responded that its August 19, 2005 offer of $3.76 per share was its best and final offer.
        On August 23, 2005, our Board met to discuss Symantec’s offer, including Symantec’s request for exclusivity, the status of the discussions with other potential acquirors and the mechanics involved with proceeding with the Symantec offer. Representatives of Lazard and Mayer Brown also attended this meeting. A Mayer Brown representative discussed the legal principles governing limited exclusivity provisions, and reviewed the mechanics of negotiating a potential definitive written agreement for submission to our Board for approval. Our Board unanimously authorized the task force to negotiate a limited exclusivity agreement with Symantec to work toward execution of a definitive agreement with Symantec for our sale.
        On August 23, 2005, we entered into an exclusivity agreement with Symantec, expiring on September 30, 2005, and began exclusive negotiations with Symantec.
        On September 2, 2005, Fenwick & West LLP, counsel to Symantec, distributed an initial draft of the merger agreement.

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        Throughout August and September of 2005, Symantec conducted extensive due diligence investigations on our business and operations. After completion of due diligence and Symantec’s confirmation of its willingness to proceed with an acquisition of us in exchange for payment of $4.00 per share of our common stock, we, together with Lazard and Mayer Brown, negotiated the terms of a definitive merger agreement.
        On September 30, 2005, our Board, together with Mayer Brown and Lazard, met to review the history of the negotiations, the terms of the proposed merger agreement and the other related documents and to discuss our directors’ duties and responsibilities under applicable Texas law. Representatives of Lazard made an in-depth presentation to our Board concerning the financial terms of the proposed transaction with Symantec. Lazard provided our Board with its preliminary oral opinion based on management’s estimates and certain publicly-available information, which Lazard subsequently confirmed by delivery of a written opinion dated October 2, 2005 addressed to our Board, that the $4.00 per share cash consideration proposed to be paid by Symantec pursuant to the merger agreement to holders of our common stock (other than us, Symantec, Buena Vista Acquisition and any of their respective wholly-owned direct or indirect subsidiaries, or any of our shareholders who properly exercise dissenters’ rights) is fair to such shareholders from a financial point of view.
        On September 30, 3005, Symantec and we extended the exclusivity period under our exclusivity agreement to October 2, 2005.
        On October 2, 2005, negotiation of substantive issues under the merger agreement concluded.
        On October 2, 2005, our Board met with Mayer Brown and representatives of Lazard to consider the proposed merger agreement and the transactions contemplated thereby. Lazard reiterated its opinion as to fairness and delivered its written opinion. Following this presentation, our Board considered the proposed merger and the transactions contemplated thereby, including the relevant positive and negative factors described below in the section entitled “— Recommendation of Our Board of Directors; Reasons for the Merger”. Following a discussion, our Board:

•	determined that the merger and the transactions contemplated by the merger agreement are advisable to and in the best interest of our shareholders;

•	approved and adopted the merger agreement; and

•	unanimously recommended that our shareholders approve and adopt the merger agreement and the transactions contemplated thereby.
        Through the evening of October 2, 2005, Mayer Brown and Fenwick & West conducted final contract negotiations. Thereafter, the parties executed the merger agreement.
Purpose and Effects of the Merger
         The principal purpose of the merger is to enable Symantec to own all of the equity interests in us and afford our shareholders the opportunity, upon completion of the merger, to receive a cash price for their shares. The merger will be accomplished by merging Buena Vista Acquisition, a wholly-owned subsidiary of Symantec, with and into us, and we will become the surviving corporation.
        The merger will terminate all equity interests in us held by our shareholders, and Symantec will be the sole beneficiary of our earnings and growth following the merger. Our common stock is currently registered under the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act,” and is listed for trading on The Nasdaq National Market under the symbol “BVEW.” Upon the completion of the merger, our common stock will be delisted from The Nasdaq National Market and registration of our common stock under the Exchange Act will be terminated.
        As a result of the completion of the merger, as a shareholder, you will be entitled to receive $4.00 for each share of our common stock that you own immediately prior to the merger becoming effective, without interest and less any applicable withholding taxes. Each holder of an option to purchase a share of

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our common stock that is issued and outstanding under our stock option and incentive plans (other than under our Employee Stock Purchase Plan) immediately prior to the merger becoming effective will receive, in exchange for the cancellation of the option, an amount in cash equal to the excess, if any, of $4.00 over the exercise price per share of our common stock subject to the option, multiplied by the number of shares of our common stock subject to the option, without interest and less any applicable withholding taxes.
        If any condition to the merger is not satisfied or waived, including the necessary regulatory approvals, the merger will not be consummated. In that event, you will not receive any cash or other consideration as result of these transactions.
Recommendation of Our Board of Directors; Reasons for the Merger
         At its meeting of October 2, 2005, our Board, including all independent directors, unanimously adopted the merger agreement and determined that the terms of the merger agreement and the transactions contemplated thereby are advisable to and in the best interest of our shareholders. In our Board’s judgment, the following factors support proceeding with the merger:

•	as discussed in the section entitled “— Background of the Merger,” members of our management or Lazard on our behalf contacted several companies to explore whether they might be interested in a possible transaction with us. Each of these companies was afforded ample time and information to submit an offer. Only one other company offered a specific price per share to us. That company’s highest price per share was lower than the $4.00 per share offered by Symantec;

•	the proposed merger is for cash only, and Symantec is not expected to need financing for it. This provides more certainty of value to our shareholders, compared to a transaction contingent upon financing or pursuant to which shareholders receive stock or other non-cash consideration that could fluctuate in value;

•	the merger consideration of $4.00 per share of our common stock represents approximately a 14% premium over the closing price of our common stock on September 30, 2005, the trading day prior to the announcement of the merger; a 22% premium over the trailing 52-week average closing price of our common stock; and a 50% premium over the trailing three-year average closing price of our common stock. These averages are not weighted averages, since they do not take into account the volume of shares traded on particular days. Our Board judged that the merger consideration was negotiated on an arm’s-length basis and represented the highest price that could be negotiated at the time;

•	the merger agreement generally gives our Board the right to participate in discussions and negotiations with unsolicited competing bidders, and, at any time prior to our special meeting of shareholders to:

•	withdraw its recommendation to our shareholders to approve the merger, or

•	recommend that our shareholders accept a tender offer or exchange offer,

in either case if our Board believes that a competing proposal is superior. See the section entitled “Agreement and Plan of Merger — Agreement Not to Solicit Offers” on page 35 of this proxy statement;

•	our Board consulted with our management, with financial advisors, and with legal counsel;

•	Lazard presented a detailed financial analysis to our Board as well as a fairness opinion, attached as Annex B to this proxy statement, based on that analysis. See Annex B to this proxy statement and “— Opinion of Lazard Frères & Co. LLC” on page 12 of this proxy statement for more information on the fairness opinion, including the underlying assumptions and methodologies, matters considered and limitations on the review undertaken;

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•	at the direction of our independent directors, on April 21, 2005, our Board appointed a task force to monitor our discussions with Symantec, as well as the development of any strategic opportunities that may be presented and to keep our Board apprised of such opportunities. The task force was comprised of Mr. Arshad Matin, our President and Chief Operating Officer, Mr. Edward L. Pierce, our Executive Vice President and Chief Financial Officer, and Peter T. Dameris, an independent director. All three members of the task force are experienced in mergers and acquisitions. This task force unanimously favored the merger; and

•	our Board considered the risks and uncertainties associated with our remaining an independent publicly-traded company. Management presented detailed information relevant to this alternative during our Board meetings of March 29, 2005; July 21, 2005; and September 30, 2005. Many of those risks are described in the “Cautionary Statements” section in our Annual Reports on Form 10-K. Those risks include the following, among others:

•	the prospect of increased competition, especially from competitors with greater financial and other resources;

•	the uncertainties attendant to our business strategy for the future; and

•	the increased costs of remaining a public company.
        Our Board also identified and considered a number of risks associated with the proposed merger, including the following:

•	the merger might not be consummated;

•	the merger agreement restricts our ability to solicit, initiate or knowingly facilitate competing third party offers;

•	consummation of the merger will preclude our shareholders from participating in any future growth we might achieve as a public company; and

•	if the merger is not consummated, it could have an adverse effect on, among other things:

•	our relationships with customers, distributors and suppliers;

•	employee morale and the potential loss of key employees; and

•	our sales, operating results and stock price.
        Our Board based its ultimate decision on its business judgment that the benefits of the merger significantly outweigh the risks. Our Board judged that the merger represents the best currently available strategic alternative to maximize shareholder value. Our Board unanimously concluded that the merger consideration of $4.00 per share of common stock is advisable to and in the best interest of our shareholders.
        The preceding discussion is not, and is not intended to be, exhaustive. In light of the number and the wide variety of positive and negative factors that our Board considered in connection with its evaluation of the proposed merger and the complexity of these matters, our Board did not find it practicable, and has not tried, to quantify, rank or otherwise assign relative weights to the specific factors it considered. Individual members of our Board may have given different weight to different factors. Our Board considered all these factors together and, on the whole, considered them to be favorable to, and to support, its determination.
Opinion of Lazard Frères & Co. LLC
         Pursuant to an engagement letter dated June 28, 2005, we retained Lazard to perform a financial analysis of us and to render an opinion to our Board as to the fairness, from a financial point of view, to our shareholders (other than us, Symantec, Buena Visa Acquisition, any of their respective wholly-owned direct or indirect subsidiaries or any of our shareholders who properly exercise their dissenters’ rights) of the consideration to be paid to such holders in the merger. Lazard has delivered to our Board a written

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opinion dated October 2, 2005, that, as of that date, the consideration to be paid in the merger to our shareholders (other than us, Symantec, Buena Visa Acquisition, any of their respective wholly-owned direct or indirect subsidiaries or any of our shareholders who properly exercise their dissenters’ rights) is fair to such holders from a financial point of view. We did not give Lazard any specific instructions, including what valuation methodologies to use, with respect to rendering its fairness opinion. In connection with Lazard’s fairness opinion, Lazard used customary valuation methodologies based on Lazard’s experience and judgment in the valuation of businesses and their securities in connection with mergers and acquisitions and similar transactions.
        The full text of the Lazard opinion is attached as Annex B to this proxy statement and is incorporated into this proxy statement by reference. You are urged to read the Lazard opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with the opinion. Lazard’s written opinion is directed to our Board and only addresses the fairness to the holders of our common stock (other than us, Symantec, Buena Vista Acquisition, any of their respective wholly-owned direct or indirect subsidiaries, or any of our shareholders who properly exercise their dissenters’ rights) of the consideration to be paid to such holders in the merger from a financial point of view as of the date of the opinion. Lazard’s written opinion does not address the merits of our underlying decision to engage in the merger and is not intended to and does not constitute a recommendation to any of our shareholders as to how such holder should vote with respect to the merger or any matter relating thereto. Lazard’s opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of the Lazard opinion. Lazard assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion. The following is only a summary of the Lazard opinion. You are urged to read the entire opinion.
        In the course of performing its review and analyses in rendering its opinion, Lazard:

•	reviewed the financial terms and conditions of the merger agreement;

•	analyzed certain historical publicly available business and financial information relating to us;

•	reviewed various financial forecasts and other data that we provided to Lazard relating to our business;

•	held discussions with members of the senior management with respect to our business and prospects;

•	reviewed public information with respect to certain other companies in lines of businesses Lazard believed to be generally comparable to our business;

•	reviewed the financial terms of certain business combinations involving companies in lines of businesses Lazard believed to be generally comparable to our business;

•	reviewed the historical trading prices and trading volumes of our common stock; and

•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.
        Lazard relied upon the accuracy and completeness of the foregoing information, and did not assume any responsibility for any independent verification of such information or any independent valuation or appraisal of any of our assets or liabilities, or concerning our solvency or fair value. With respect to financial forecasts, Lazard assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgment of our management as to our future financial performance. Lazard assumed no responsibility for, and expressed no view as to, any such forecasts or the assumptions on which they were based.
        In rendering its opinion, Lazard assumed that the merger would be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions

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by us and that obtaining the necessary regulatory approvals for the merger would not have an adverse effect on us or the merger. Lazard did not express any opinion as to any tax or other consequences that might result from the merger, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that we obtained such advice from qualified professionals as we deemed necessary. Lazard did not express any opinion as to the price at which our stock may trade prior to the consummation of the merger. In addition, Lazard did not express any opinion as to any agreement or other arrangement entered into by any of our employees or directors in connection with the merger.
        The following is a summary of the material financial and comparative analyses which Lazard deemed to be appropriate for this type of transaction and that were performed by Lazard in connection with rendering its opinion. The summary of Lazard’s analyses described below is not a complete description of the analyses underlying Lazard’s opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and, therefore, is not readily susceptible to summary description. In arriving at its opinion, Lazard considered the results of all the analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses. For purposes of Lazard’s review, Lazard utilized, among other things, projections of our future financial performance, as prepared by management.
        In its analyses, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control. No company, transaction or business used in Lazard’s analyses as a comparison is identical to us or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Lazard’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from Lazard’s analyses are inherently subject to substantial uncertainty.
        The financial analyses summarized below include information presented in tabular format. In order to fully understand Lazard’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Lazard’s financial analyses.
Market Review
        Lazard reviewed share price data for our common stock for the 52-week period ended September 28, 2005 and observed that during this period, our stock’s closing share price ranged from $2.60 per share to $4.32 per share. In addition, Lazard reviewed 5 public analyst reports of us published from July 29, 2005 to September 16, 2005, and observed that three of the five analysts gave future price targets for our common stock. The future price targets indicated by each of the three analysts were: $3.50 per share, $4.00 per share and $5.00 per share.
Comparable Public Companies Analysis
        Lazard reviewed and analyzed selected public companies that it viewed as reasonably comparable to our business. In performing this analysis, Lazard reviewed and analyzed certain financial information, valuation multiples and market trading data relating to the selected comparable companies and compared such information to the corresponding information for our business.

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        Lazard compared our business to eight large to mid cap publicly traded security software companies (“Large/ Mid cap companies”) and to six small cap publicly traded security software companies (“Small cap companies”). Using publicly available Wall Street research estimates and other public information, Lazard reviewed the enterprise value as of September 28, 2005 as a multiple of 2006 estimated earnings before interest, income taxes, depreciation and amortization, also referred to as “EBITDA,” as well as price per share as a multiple of earnings per share, also referred to as “P/ E multiple,” of each of these companies.
        The Large/ Mid cap companies included in the comparable companies analysis were:

•	Check Point Software Technologies Ltd.;

•	Internet Security Systems, Inc.;

•	McAfee, Inc.;

•	Quest Software, Inc.;

•	RSA Security Inc.;

•	SafeNet, Inc.;

•	Symantec Corporation; and

•	Verisign, Inc.
        The Small cap companies included in the comparable companies analysis were:

•	Entrust, Inc.;

•	NetIQ Corporation;

•	Secure Computing Corporation;

•	SonicWALL, Inc.;

•	Tumbleweed Communications Corp.; and

•	WatchGuard Technologies, Inc.
        Lazard calculated the following trading multiples for the above Large/ Mid cap companies:

Enterprise Value as a multiple of
	EBITDA	P/E multiple

	2006E	2006E

High	12.0x	23.8x
Mean	10.1x	19.3x
Median	10.3x	19.6x
Low	8.1x	16.1x
        Lazard calculated the following trading multiples for the above Small cap companies:

Enterprise Value as a multiple of
	EBITDA	P/E multiple

	2006E	2006E

High	15.1x	45.6x
Mean	12.9x	28.4x
Median	13.8x	24.9x
Low	8.2x	18.2x

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        Based on the foregoing, Lazard determined an enterprise value to estimated 2006 EBITDA multiple reference range of 10.0x to 13.0x and applied such range to the estimated 2006 EBITDA for our business. Lazard also determined a 2006 estimated P/E multiple reference range for our business of 20.0x to 25.0x and applied such range to the estimated 2006 earnings per share for our business. Using these ranges, Lazard calculated an implied price per share range for our common stock of $2.95 to $4.30, as compared to the merger consideration of $4.00 per share of our common stock.
Discounted Cash Flow Analysis
        Using projections for 2005 to 2007 provided by our management, Lazard performed an analysis of the present value, as of September 30, 2005, of the free cash flows that we could generate from September 30, 2005 and beyond.
        Lazard used management estimates of free cash flow through 2007, and calculated a terminal value based on multiples of estimated 2007 EBITDA for our business ranging from 11.0x to 13.0x to estimate the value of cash flows beyond 2007. The projected cash flows were then discounted to present value using discount rates ranging from 14.0% to 17.0%. Based on the foregoing, Lazard calculated an implied price per share range for our common stock of $3.55 to $4.15, as compared to the merger consideration of $4.00 per share of our common stock.
Precedent Transactions Analysis
        Lazard reviewed and analyzed selected recent precedent merger and acquisition transactions involving publicly traded security infrastructure software companies. In performing this analysis, Lazard analyzed certain financial information and transaction multiples relating to companies in the selected transactions and compared such information to the corresponding information for our business.
        Lazard reviewed five merger and acquisition transactions since October 2003 with a value greater than $80 million for companies in the security infrastructure software business. To the extent publicly available, Lazard reviewed (i) the target companies’ enterprise values implied by the precedent transactions as a multiple of estimated EBITDA for the target companies for the next twelve months (“NTM”) and (ii) the P/ E multiples implied by the precedent transactions, also for the next twelve months.
        The precedent transactions were (listed by acquiror followed by the acquired public company and the date these transactions were publicly announced):

•	Secure Computing Corporation / CyberGuard Corporation — August 18, 2005;

•	Computer Associates International, Inc. / Concord Communications, Inc. — April 7, 2005;

•	Computer Associates International, Inc. / Netegrity, Inc. — October 6, 2004;

•	Symantec Corporation / ON Technology Corporation — October 27, 2003; and

•	SafeNet, Inc. / Rainbow Technologies, Inc. — October 22, 2003.
        Lazard calculated the following multiples for the selected transactions used in its analysis:

Enterprise Value as a
	multiple of NTM	NTM
	EBITDA	P/E multiple

High	19.5x	42.2x
Mean	16.9x	34.9x
Median	15.5x	36.8x
Low	14.9x	24.9x

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        Based on the foregoing, Lazard determined an enterprise value to NTM EBITDA multiple reference range of 15.0x to 17.0x and applied such range to the NTM EBITDA for our business. Lazard also determined an NTM P/E multiple reference range for our business of 25.0x to 36.0x and applied such range to the NTM earnings per share for our business. Using these ranges, Lazard calculated an implied price per share range for our common stock of $3.45 to $4.95, as compared to the merger consideration of $4.00 per share of our common stock.
Premiums Paid Analysis
        Lazard reviewed publicly available information regarding the premiums paid in 48 selected precedent technology company transactions announced from January 2004 through September 2005 with transaction values in excess of $100 million. Lazard derived and compared to similar information for us the high, low, mean and median premium paid or proposed to be paid in the selected precedent technology company transactions based on (i) the stock price and (ii) the enterprise value of the target company one day, one week and four weeks prior to the announcement of the transaction. The results of this analysis are set forth below:

	Premium to Stock Price						Premium to Enterprise Value

	1 Day		1 Week		4 Weeks		1 Day		1 Week		4 Weeks

High	83.5%		72.9%		131.5%		236.8%		228.2%		592.5%
Mean	23.3%		26.0%		34.7%		33.2%		37.0%		58.4%
Median	17.3%		19.5%		31.5%		22.8%		23.2%		39.3%
Low	(16.5%	)	(8.0%	)	(16.9%	)	(11.7%	)	(9.8%	)	(14.0%	)
        Lazard noted that Symantec’s offer represented a one-day, one-week and four-week premium of 15.9%, 11.1% and 30.7%, respectively, to our stock price as of September 28, 2005. In addition, Symantec’s offer represented a one-day, one-week and four-week premium of 21.7%, 14.9% and 43.7%, respectively, to our enterprise value as of September 28, 2005.
Miscellaneous
        Lazard’s opinion and financial analyses were not the only factors considered by our Board in its evaluation of the merger and should not be viewed as determinative of the views of our Board or our management. Lazard has consented to the inclusion of and references to its opinion in this proxy statement.
        We have agreed to pay Lazard for its investment banking services in connection with the merger a transaction fee of approximately $2.7 million due upon the consummation of the merger. We have also agreed to reimburse Lazard for its reasonable out-of-pocket expenses, including the reasonable expenses of legal counsel and of any other professional advisors retained by Lazard with our consent, and to indemnify Lazard and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement. In addition, in the ordinary course of their businesses, Lazard, Lazard Capital Markets LLC (an entity owned in large part by managing directors of Lazard) and/or their respective affiliates may actively trade securities of us or Symantec for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.
        Lazard is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, leveraged buyouts, and valuations for real estate, corporate and other purposes. Lazard was selected to act as investment banker to us because of its expertise and its reputation in investment banking and mergers and acquisitions and its independence with respect to the merger and the transactions contemplated by the merger agreement. Lazard in the past has provided investment banking and financial advisory services to us, for which services Lazard received customary fees.

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Material United States Federal Income Tax Consequences of the Merger
General
        The following discussion is a summary of the material United States federal income tax consequences of the merger to our common shareholders, and is not intended to be a complete discussion of all potential tax effects that might be relevant to the merger. This summary is limited to shareholders who hold their shares of our common stock as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This summary is based upon the provisions of the Code, applicable United States Treasury Regulations, judicial authority and administrative rulings and practice currently in effect, all of which are subject to change, possibly on a retroactive basis, at any time. This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular shareholder in light of that shareholder’s particular circumstances, or to shareholders subject to special treatment under the United States federal income tax laws including, but not limited to, tax-exempt organizations, insurance companies, financial institutions or broker dealers, United States expatriates traders that elect to mark-to-market, shareholders that hold our common stock as part of a hedge, straddle or conversion transaction or shareholders who acquired our common stock pursuant to the exercise of options or similar securities or otherwise as compensation. In the case of a shareholder that is a partnership, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding our common stock are encouraged to consult their tax advisors. In addition, the discussion does not address any aspect of foreign, state or local taxation or estate and gift taxation that may be applicable to our shareholders.
Consequences of the Merger to U.S. Holders
        A “U.S. holder” means:

•	a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized or created in the United States or under laws of the United States or any political subdivision thereof;

•	an estate, the income of which is subject to federal income tax regardless of its source; or

•	a trust

•	with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of the trust or

•	that has a valid election to be treated as a U.S. person.
        The receipt of cash in exchange for shares of our common stock in the merger or pursuant to the valid exercise of appraisal rights will be a taxable transaction for United States federal income tax purposes. A shareholder will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the amount of cash received in exchange for the shares of our common stock and that shareholder’s adjusted tax basis in such shares. The capital gain or loss generally will be long-term if the shareholder will have held the shares for more than 12 months at the effective time of the merger. Gain or loss will be calculated separately for each block of shares of common stock, with a “block” consisting of shares acquired at the same cost in a single transaction. Individuals who recognize long-term capital gain are generally subject to a maximum United States federal income tax rate of 15% on such gain. In the case of an individual recognizing capital gain on a block of our common stock held for one year or less at the time of the merger, such capital gain generally will be subject to United States federal income tax at ordinary income tax rates. Certain limitations apply to the deductibility of capital losses.

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Consequences of the Merger to Non-U.S. Holders
        A “non-U.S. holder” is a person or entity that is not a “U.S. holder” or a partnership for U.S. tax purposes. In the case of a shareholder that is a partnership, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership.
        A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the disposition of our common stock in the merger unless:

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year in which the merger occurs and specific other conditions are met, or

•	the gain is effectively connected with the conduct of a trade or business in the United States of the non-U.S. holder, subject to an applicable treaty providing otherwise.
        An individual who is present in the United States for 183 days or more in the taxable year in which our common stock is disposed of in the merger, or a non-U.S. holder that conducts a trade or business in the United States, is encouraged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the merger.
Backup Tax Withholding
        Some of our shareholders may be subject to backup withholding at a 28% rate on cash payments received in exchange for our shares in the merger or received upon the valid exercise of appraisal rights. Backup withholding generally will apply only if the shareholder fails to furnish a correct Social Security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Corporations are generally exempt from backup withholding. Each non-corporate shareholder should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the paying agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the paying agent. In order for a foreign individual to qualify as an exempt recipient, he or she must submit a signed statement (such as a Certificate of Foreign Status on IRS Form W-8 BEN) attesting to his or her exempt status. Any amounts withheld under the backup withholding tax rules from a payment to a shareholder will be allowed as a refund or credit against the shareholder’s United States federal income tax liability, provided that the required procedures are followed.
        THIS UNITED STATES FEDERAL INCOME TAX DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON CURRENT LAW. OUR SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND STATE, LOCAL AND FOREIGN TAX LAWS.
Interests of Specific Persons in the Merger
         In considering the recommendation of our Board to approve the merger agreement and the transactions contemplated thereby, you should be aware that some of our directors and executive officers may have interests in the merger that are different from, or in addition to, yours.
Employment Agreement of Arshad Matin; Severance and Change of Control Arrangements
Employment Agreement of Arshad Matin
        In order to induce Symantec and Buena Vista Acquisition to enter into the merger agreement, in connection with the execution and delivery of the merger agreement, Arshad Matin (our President and Chief Operating Officer) entered into an employment agreement dated October 2, 2005 with Symantec pursuant to which Symantec agreed to employ him on an at-will basis at the effective time of the merger.

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        Under the terms of the employment agreement, Mr. Matin’s employment agreement and change of control agreement with us will be superceded and replaced by his new employment agreement with Symantec. As an employee of Symantec, he will be entitled to receive:

•	a starting bonus of $200,000 (payable in three equal installments payable at the end of the sixth, twelfth and eighteenth months following the merger);

•	an annual base salary of $275,000; and

•	an annual targeted bonus of 40% of his base salary.
        Following the merger, Symantec will also grant to Mr. Matin an option to purchase 40,000 shares of Symantec’s common stock under Symantec’s 2004 Equity Incentive Plan at an exercise price equal to the trading price of Symantec’s common stock on the last trading day prior to the date of grant. These options will vest incrementally over four years. He will also be entitled to participate in Symantec’s other employee benefit plans.
        Mr. Matin’s new employment agreement also provides that he will be entitled to receive any unpaid portion of the starting bonus and his base salary for 12 months following the termination of his employment with Symantec for any reason other than for cause. Mr. Matin has agreed to waive any severance benefits under his employment agreement with us, other than his right to gross-up payments for excise taxes imposed by Section 4999 of the Internal Revenue Code or any interest or penalties relating to that tax.
        Finally, Mr. Matin has agreed that, for a period of 12 months following the termination of his employment with Symantec, he will not compete with the surviving corporation and will not solicit for employment any employee of the surviving corporation (including us).
Severance and Change of Control Arrangements
        We have employment agreements with each of our executive officers that contain severance provisions. We also have change-of-control agreements with each of these officers. Under these arrangements, if an officer’s employment is terminated under specified circumstance in connection with a change of control, such as the proposed merger, then that officer will be entitled to all of the following:

•	a “severance payment” equal to one times the officer’s highest annual base salary in effect during the 12 or, with respect to David E. Lloyd, during the 24, months immediately prior to termination (except for Matthew J. Miller, who is entitled to 50% of his annual base salary if the merger is consummated prior to January 6, 2006, and to 75% of his annual base salary if the merger is consummated on or after January 6, 2006);

•	a “change-of-control” payment equal to one times the officer’s annual base salary in effect on the date of termination (except for Messrs. Miller and Lloyd, each of whom is entitled to 75% of his annual base salary);

•	any bonus earned prior to termination under our bonus plan (except for Messrs. Miller and Lloyd, each of whom is entitled to any earned but unpaid commissions at the time of termination);

•	continuation of medical benefits for a period of 12 months following termination (except for (i) Mr. Miller, whose medical benefits will be continued for the same number of months as the number of months over which installments of the severance payments are to be paid and (ii) Mr. Lloyd, who is not entitled to continuation of such benefits);

•	continuation of insurance-related benefits for a period of six months in addition to the period, if any, stated in his employment agreement (except for Messrs. Miller and Lloyd, each of whose insurance-related benefits will be continued for an additional period of nine months); and

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•	if any payment to the officer would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the officer will also receive a gross-up payment in an amount that would place the officer in the same after-tax position that the officer would have been in if no excise tax had applied.
        The circumstances under which an officer would be entitled to all of the payments described above are:

•	if we terminate the officer’s employment without cause within 30 days before we enter into an agreement providing for a change of control, or within one year (or, with respect to Mr. Lloyd, 15 months) after such change of control becomes effective;

•	the officer resigns for good reason within the first six months after the change of control;

•	the officer resigns for any reason (except for Messrs. Miller and Lloyd, each of whom must still have good reason for such resignation) within the period beginning six months after the change of control and ending six months thereafter or, in the case of Mr. Miller, beginning 30 days prior to an agreement providing for a change of control; and

•	the officer dies within 12 months (or with respect to David E. Lloyd, 15 months) following the change of control.
        Assuming the merger is completed prior to January 1, 2006, and each of the Company’s executive officers, including Eric J. Pulaski, Edward L. Pierce, Steve Kahan, David E. Lloyd, Matthew J. Miller, Kevin P. Cohn and Shekar G. Ayyar, are terminated under the circumstances described above, the estimated cash amounts payable to such officers (for the severance payment, change of control payment and accrued 2005 bonus described above) are approximately $681,925, $660,000, $550,938, $341,550 (plus any unpaid commissions), $218,750 (plus any unpaid commissions), $415,125 and $591,250, respectively. The 2005 bonus payments to Messrs. Kahan and Ayyar are also subject to achievement of certain individual performance objectives.
Treatment of Stock Options and Restricted Stock
Stock Options
        As of November 3, 2005, there were 9,209,052 shares of our common stock subject to stock options granted under our stock option and incentive plans (other than our Employee Stock Purchase Plan) to our employees and directors. The merger agreement provides that all vested and unvested outstanding stock options that are issued and outstanding under our stock option and incentive plans (other than our Employee Stock Purchase Plan) immediately prior to the effective time of the merger and that have an exercise price less than $4.00 per share will, as of the effective time of the merger, be converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes, equal to the product of:

•	the number of shares of our common stock subject to each option, multiplied by

•	the excess of $4.00 over the exercise price per share of common stock subject to such option.
        The following table summarizes the vested and unvested options with an exercise price less than $4.00 held by our directors and executive officers as of November 3, 2005, the weighted average exercise

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price of those options and the resulting consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of their options:

	NUMBER OF SHARES	WEIGHTED AVERAGE
	UNDERLYING “IN	EXERCISE PRICE OF
	THE MONEY”	“IN THE MONEY”
DIRECTORS AND	VESTED AND	VESTED AND	RESULTING
EXECUTIVE OFFICERS	UNVESTED OPTIONS	UNVESTED OPTIONS	CONSIDERATION

Eric J. Pulaski Chairman, Chief Executive Officer and Director	490,000	$1.88	$1,038,800
Arshad Matin President and Chief Operating Officer	640,000	$3.16	$537,600
Edward L. Pierce Executive Vice President, Chief Financial Officer and Director	445,000	$1.70	$1,023,500
Peter T. Dameris Director	106,250	$1.33	$283,688
Richard A. Hosley II Director	150,000	$1.87	$319,500
Robert D. Repass Director	100,000	$1.34	$266,000
Armand S. Shapiro Director	150,000	$1.25	$412,500
Steven Kahan Senior Vice President, Worldwide Marketing	175,000	$3.28	$126,000
David E. Lloyd Vice President, International Sales & Field Operations	185,000	$2.02	$366,300
Matthew J. Miller Vice President, America Sales	227,040	$2.43	$356,453
Kevin P. Cohn Vice President, Controller and Chief Accounting Officer	350,000	$1.87	$745,500
Shekar G. Ayyar Senior Vice President of Product Marketing	200,000	$2.96	$208,000
Employee Stock Purchase Plan
        Under the terms of the merger agreement, we have agreed that we will, prior to the effective time of the merger, cancel each option to purchase shares of our common stock under our Employee Stock

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Purchase Plan and pay to each holder, in exchange for cancellation of the option, an amount in cash, without interest and less any applicable withholding taxes, equal to the product of:

•	the number of shares of our common stock subject to the option, multiplied by

•	the excess, if any, of $4.00 over the exercise price per share of our common stock subject to the option.
        A maximum of $7,700 will be payable to our executive officers in exchange for cancellation of their options under our Employee Stock Purchase Plan. We have also agreed to refund, at the effective time of the merger, any funds credited as of the date immediately preceding the effective date of the merger within each such holder’s payroll withholding account in accordance with the terms of our Employee Stock Purchase Plan.
Restricted Stock
        As of the November 3, 2005, there were 820,000 shares of our common stock represented by restricted stock held by our executive officers and directors. The merger agreement provides that each issued and outstanding share of restricted stock will, at the effective time of the merger, be converted into the right to receive $4.00 in cash, without interest and less any applicable withholding taxes.
        The following table summarizes the restricted stock held by our directors and executive officers as of November 3, 2005 and the consideration that each of them will receive pursuant to the merger agreement in connection with such shares of restricted stock:

DIRECTORS AND	NUMBER OF SHARES	RESULTING
EXECUTIVE OFFICERS	OF RESTRICTED STOCK	CONSIDERATION

Eric J. Pulaski Chairman, Chief Executive Officer and Director	100,000	$400,000
Arshad Matin President and Chief Operating Officer	320,000	$1,280,000
Edward L. Pierce Executive Vice President, Chief Financial Officer and Director	100,000	$400,000
Peter T. Dameris Director	25,000	$100,000
Richard A. Hosley II Director	25,000	$100,000
Robert D. Repass Director	25,000	$100,000
Armand S. Shapiro Director	25,000	$100,000
Steve Kahan Senior Vice President, Worldwide Marketing	50,000	$200,000
David E. Lloyd Vice President, International Sales & Field Operations	25,000	$100,000

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DIRECTORS AND	NUMBER OF SHARES	RESULTING
EXECUTIVE OFFICERS	OF RESTRICTED STOCK	CONSIDERATION

Matthew J. Miller Vice President, America Sales	25,000	$100,000
Kevin P. Cohn Vice President, Controller and Chief Accounting Officer	50,000	$200,000
Shekar G. Ayya Senior Vice President of Product Marketing	50,000	$200,000
Amendment to Our Rights Agreement
         On September 17, 2001, we entered into a rights agreement with Mellon Investor Services LLC, as rights agent, in order to provide additional negotiating leverage to our Board and to protect our shareholders against inadequate offers and abusive takeover tactics. In general, the rights agreement imposes a penalty on any person or group that accumulates 15% or more of our outstanding common stock without the approval of our Board.
        Mellon Investor Services and we entered into an amendment to our rights agreement dated as of October 2, 2005, to provide that neither the announcement of, nor the transactions contemplated by, the merger agreement will trigger any of the relevant provisions of the rights agreement. The amendment also provides that the rights agreement will terminate, and the rights will cease to be exercisable, immediately prior to the effective time of the merger.
Directors’ and Officers’ Indemnification
         Symantec has agreed that, for a period of six years after the effective time of the merger, it will, and it will cause the surviving corporation to, honor our obligations to our directors and officers as of the time immediately prior to the effective time of the merger pursuant to any indemnification provisions (including those relating to advancement of expenses) under our articles of incorporation or bylaws and any indemnification agreements between us and such officers and directors in effect at the date of the merger agreement, with respect to claims arising out of acts or omissions occurring at or prior to the effective time of the merger. In addition Symantec has agreed that, from and after the effective time of the merger, it will, and that it will cause the surviving corporation in the merger, to keep in full force and effect any indemnification agreement between our officers and directors and us as of the time immediately prior to the effective time of the merger.
        Under the merger agreement, Symantec has further agreed that, for a period of six years after the effective time of the merger, it will cause the surviving corporation in the merger to maintain in effect directors’ and officers’ and fiduciary liability insurance policies with at least the same coverage and amounts containing terms and conditions no less advantageous to former officers and directors than the policies maintained by us at the date of the merger agreement; however, Symantec is not obligated to pay annual premiums in excess of 300% of the annual premiums for this insurance paid by us prior to the date of the merger agreement. In the event that Symantec is unable to maintain such insurance for the maximum premium indicated in the preceding sentence, Symantec will only be required to provide insurance coverage that is available for an annual premium equal to the maximum premium.
Dissenters’ Rights of Appraisal
         THE FOLLOWING DISCUSSION IS A SUMMARY OF THE MATERIAL STATUTORY PROCEDURES TO BE FOLLOWED BY A HOLDER OF OUR COMMON STOCK IN ORDER TO DISSENT FROM THE MERGER AND PERFECT DISSENTERS’ RIGHTS OF APPRAISAL. IF YOU WANT TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD REVIEW CAREFULLY ARTICLES 5.11, 5.12 AND 5.13 OF THE TBCA, WHICH ARE ATTACHED AS ANNEX C TO

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THIS PROXY STATEMENT. YOU ARE URGED TO CONSULT A LEGAL ADVISOR BEFORE ELECTING OR ATTEMPTING TO EXERCISE THESE RIGHTS. THE FAILURE TO PRECISELY FOLLOW ALL NECESSARY LEGAL REQUIREMENTS MAY RESULT IN THE LOSS OF APPRAISAL RIGHTS. THIS DESCRIPTION IS NOT COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF ARTICLES 5.11, 5.12 AND 5.13 OF THE TBCA. SHAREHOLDERS SEEKING TO EXERCISE APPRAISAL RIGHTS MUST STRICTLY COMPLY WITH THESE PROVISIONS.
        Shareholders as of the record date who follow the procedures set forth in Articles 5.11, 5.12 and 5.13 of the TBCA will be entitled to demand, if the merger is consummated, that we purchase their shares of our common stock for an amount in cash equal to the “fair value” of their shares. Under the TBCA, fair value of shares for the purposes of exercise of appraisal rights is defined as the value of the shares as of the day immediately prior to the date of the special meeting, excluding any appreciation or depreciation in the value of the shares in anticipation of the proposed merger. This value may differ from the value of the consideration that you would otherwise receive in the merger.
How to Exercise and Perfect Your Right to Dissent
        In order to be eligible to exercise your right to dissent from the merger and to receive the fair value of your shares of our common stock as of the day immediately preceding the special meeting, excluding any appreciation or depreciation in anticipation of the proposed merger, you must provide us with a written objection to the merger prior to the special meeting. The written objection must state that you intend to exercise your right to dissent if the merger is consummated and provide an address to which a notice about the outcome of the vote on the merger may be sent. Neither a proxy nor a vote against the plan of merger is sufficient to constitute a written objection as required under the TBCA. We must receive your written objection to the merger prior to the special meeting.
        Any written objection with notice of intent to exercise the right of dissent should be addressed as follows:
BindView Development Corporation
c/o D.C. Toedt III
Vice President, General Counsel and Secretary
5151 San Felipe, 25th Floor
Houston, Texas 77056
        In order to exercise appraisal rights properly, you must not vote, whether by proxy or in person, in favor of the merger agreement and the transactions contemplated thereby. If you execute and return an unmarked proxy, your shares will be voted “FOR” the merger and, as a consequence, you will be foreclosed from exercising rights of appraisal as a dissenting shareholder.
Your Demand for Payment
        If the merger is consummated, we will within 10 days after the effective date of the merger deliver or mail to all of our shareholders who have satisfied the foregoing requirements a written notice that the merger has been consummated. You must, within 10 days from the delivery or mailing of such notice, send a written demand to us for payment of the fair value of your shares of our common stock. Such written demand must state the number and class of the shares that you owned as of the record date and your estimate of the fair value of the shares. The fair value of your shares of our common stock will be the value of the shares on the day immediately preceding the special meeting, excluding any appreciation or depreciation in anticipation of the merger. If you fail to make such a demand within the 10-day period, you will lose the right to dissent and will be bound by the terms of the merger agreement. In order to preserve your dissenters’ rights of appraisal, you must also submit to us your stock certificates representing your shares of common stock within 20 days after making a demand for payment for notation thereon that such demand has been made. The failure to do so will, at our option, terminate your dissenters’ rights of

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appraisal unless a court of competent jurisdiction for good and sufficient cause shown directs otherwise. Your written demand and any notice should be sent to us at the address set forth above.
Action Upon Receipt of Your Demand for Payment
        Within 20 days after receiving your written demand for payment and estimate of the fair value of your shares of our common stock, we must mail or deliver to you a written notice that either:

•	accepts the amount declared in the demand and agrees to pay that amount within 90 days after the effective date of the merger and upon surrender of duly-endorsed certificate(s) representing your shares of our common stock; or

•	states our estimate of the fair value of the shares and offers to pay the amount of that estimate within 90 days after the effective date of the merger upon receipt of notice from you within 60 days after the effective date of the merger that you agree to accept our estimate and upon surrender of duly endorsed certificate(s) representing your shares of our common stock.
Payment of the Fair Value of Your Shares of Our Common Stock Upon Agreement of an Estimate
        If you and we agree upon the fair value of your shares of our common stock within 60 days after the effective date of the merger, we will pay you the amount of the agreed value upon receipt of your duly-endorsed stock certificates within 90 days after the effective date of the merger. Upon payment of the agreed fair value, you will cease to have any interest in such shares.
Commencement of Legal Proceedings if a Demand for Payment Remains Unsettled
        If an agreement upon the fair value of your shares of our common stock is not reached between you and us within the 60-day period immediately following the effective date of the merger, then either you or we may, within 60 days after the expiration of the 60-day period following the effective date of the merger, file a petition in any court of competent jurisdiction in Harris County, the county in Texas where our principal office is located, asking for a finding and determination of the fair value of the shares. If filed by a shareholder, service of the petition shall be made upon us and we must within 10 days after service file with the clerk of the court a list with the names and addresses of all shareholders who have demanded payment and not reached agreement as to the fair value. If filed by us, the petition must be accompanied by such a list. The clerk of the court shall give notice to us and all shareholders named on the list of the time and place fixed for the hearing of the petition.
        After the hearing of the petition, the court shall determine the shareholders who have complied with the statutory requirements and have become entitled to the valuation of and payment for their shares, and the court shall appoint one or more qualified appraisers to determine the fair value. The appraisers may examine our books and records and must afford the interested parties a reasonable opportunity to submit pertinent evidence as to the value of the shares. The appraisers are to make a determination of the fair value upon such examination as they deem proper. The appraisers will file a report of the value in the office of the clerk of the court, notice of which will be given to the parties in interest. The parties in interest may submit exceptions to the report, which will be heard before the court upon the law and the facts. The court will adjudge the fair value of the shares of the shareholders entitled to payment for their shares and will direct the payment thereof by us, together with interest which will begin to accrue 91 days after the effective date of the merger. However, the judgment will be payable only upon and simultaneously with surrender of the certificates representing your shares, duly endorsed. Upon our payment of the judgment, you will cease to have any interest in the shares. In the absence of fraud, the remedy provided by Article 5.12 of the TBCA to a shareholder objecting to the merger is the exclusive remedy for the recovery of the value of such shareholder’s shares or money damages with respect to the merger.

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        The court must allow the appraisers a reasonable fee as court costs, and all court costs will be allotted between the parties in the manner that the court determines to be fair and equitable, with the respective parties to bear their own attorneys’ fees.
        Any shareholder who has demanded payment for that holder’s shares may withdraw the demand at any time before payment or before any petition has been filed for valuation by the court. A demand may not be withdrawn after payment or, unless we consent, after such a petition has been filed in court. After a demand has been withdrawn, the shareholder and all persons claiming under the shareholder will be conclusively presumed to have approved the plan of merger and will be bound by its terms.
Voting Agreements
         In order to induce Symantec and Buena Vista Acquisition to enter into the merger agreement, Eric J. Pulaski (our Chairman and Chief Executive Officer), Arshad Matin (our President and Chief Operating Officer) and Edward L. Pierce (our Executive Vice President and Chief Financial Officer) each entered into separate voting agreements and irrevocable proxies with Symantec. As of November 3, 2005, these shareholders owned approximately 19.9% of our outstanding shares of common stock (excluding shares subject to options). Under the voting agreements, these individuals, referred to as the “voting parties,” have each granted irrevocable proxies to Arthur F. Courville and Gregory E. Myers of Symantec to vote all the shares of our common stock subject to the voting agreements in favor of the merger agreement and against any alternative transaction. The voting parties have also each agreed not to grant an option with respect to, sell, exchange, pledge or otherwise dispose of or encumber any of the subject shares, or make any offer or enter into any agreement, providing for any of the foregoing, other than:

•	pursuant to the applicable voting agreement;

•	pursuant to the merger agreement; or

•	to a charitable organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended; provided that such organization agrees to be bound by the terms of the voting agreement.
        The voting agreements terminate upon the earlier of:

•	the effective time of the merger or

•	the termination of the merger agreement in accordance with its terms.
        Termination of the voting agreements will not relieve the respective parties from any liability for any breach of the applicable voting agreements prior to termination.
        Copies of the voting agreements entered into by Messrs. Pulaski, Matin and Pierce are attached as Exhibits 99.1, 99.2 and 99.3, respectively, to our Current Report on Form 8-K filed with the SEC on October 5, 2005. The foregoing description of the voting agreements is qualified in its entirety by reference to these exhibits. For instructions on how to access a copy of these voting agreements, see the section entitled “Where You Can Find More Information” on page 47 of this proxy statement.
        None of the shareholders who executed voting agreements were paid additional consideration in connection with entering into their respective voting agreements and irrevocable proxies. However, you should be aware that these shareholders may have interests in the merger that are different from, or in addition to, yours. See “ — Interests of Specific Persons in the Merger.”

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THE AGREEMENT AND PLAN OF MERGER
         The following is a summary of the material terms of the merger agreement, a copy of which is attached to this proxy statement as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to read carefully the full text of the merger agreement because the rights and obligations of the parties thereto are governed by the express terms of the merger agreement and not by this summary or any other part of this proxy statement.
        The descriptions of the merger agreement in this proxy statement have been included to provide you with information regarding its terms. Except for its status as the contractual document between the parties with respect to the merger, it is not intended to provide factual information about Symantec, Buena Vista Acquisition or us. The merger agreement contains representations and warranties made by and to Symantec, Buena Vista Acquisition and us as of specific dates. The representations and warranties were made for purposes of the merger agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement, including qualifications in disclosures between the parties and those set forth in the disclosure schedules. In addition, some representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to shareholders, and have been made solely for purposes of risk allocation and to provide contractual rights and other remedies to Symantec. You should not rely upon the representations and warranties set forth in the merger agreement as statements of factual information.
Structure and Effective Time
         The merger agreement provides that, following the approval of the merger agreement by our shareholders and the satisfaction or waiver of the other conditions to the merger, including receipt of required regulatory approvals, Buena Vista Acquisition will be merged with and into us. We will be the surviving corporation in the merger and will be a wholly-owned subsidiary of Symantec.
        While we intend to consummate the merger as promptly as practicable subject to receipt of shareholder approval and the satisfaction or waiver of the other conditions to the merger, we cannot specify when, or assure you that, all conditions to the merger will be satisfied or waived.
        The merger will become effective upon the issuance of a certificate of merger by the Secretary of State of the State of Texas following the filing of articles of merger with the Secretary of State of the State of Texas on the closing date of the merger (or at such later time as agreed to by the parties and specified in the articles of merger).
Merger Consideration
         At the effective time of the merger, each issued and outstanding share of our common stock (other than any shares of our common stock held in our treasury or owned by any of our wholly-owned direct or indirect subsidiaries, all of which shares will be canceled without conversion or consideration) will automatically be canceled and converted into the right to receive $4.00 in cash, without interest and less any applicable withholding taxes. However, shares of our common stock that are outstanding immediately prior to the effective time of the merger and that are held by any dissenting shareholder who properly exercises his or her appraisal rights will not be canceled and converted into the right to receive $4.00 in cash; rather the dissenting shareholder will be entitled to the fair value of his or her shares in accordance with and subject to Articles 5.11, 5.12 and 5.13 of the TBCA. See the section entitled “The Merger — Dissenters’ Rights of Appraisal” on page 24 of this proxy statement. Each outstanding stock certificate or book-entry share converted in the merger will cease to have any voting or other rights with respect to those shares, except the right to receive the merger consideration, without interest and less any applicable withholding taxes.

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        Within three business days of the effective time of the merger, Symantec will deposit with, or cause to be deposited with, Computershare, as paying agent, an amount of cash necessary for the payment of the aggregate merger consideration payable to all holders of our common stock and all our optionholders. As soon as reasonably practicable after the effective time of the merger, Computershare will mail a letter of transmittal to each of our shareholders that was a shareholder of record immediately prior to the effective time, other than shareholders who have perfected dissenters’ rights. The letter of transmittal will tell you how to surrender your stock certificates representing shares of our common stock or shares you may hold represented by book entry in exchange for the $4.00 per share merger consideration, without interest and less any applicable withholding taxes.
        You should not return your stock certificates representing shares of our common stock with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal. In all cases, the merger consideration will be paid only in accordance with the procedures set forth in the merger agreement and the letter of transmittal.
        Holders of common stock whose certificates are lost, stolen or destroyed will be required to execute an affidavit identifying the certificate or certificates as lost, stolen or destroyed and, if required by Symantec, to deliver a bond in such amount as reasonably directed by Symantec or Computershare to indemnify against any claim that may be made against Symantec, the surviving corporation in the merger or Computershare with respect to the certificates.
        Neither Symantec, Buena Vista Acquisition, the surviving corporation, the paying agent nor we will be liable to any holder of our common stock or any optionholder for an amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
        Symantec or its agents (including Computershare), as applicable, will be entitled to deduct and withhold from the consideration payable to holders of shares of our common stock and options any amounts required to be withheld under any tax laws.
Treatment of Stock Options; Employee Stock Purchase Plan
         Each holder of a vested or an unvested option to purchase shares of our common stock that is issued and outstanding under our stock option or incentive plans (other than our Employee Stock Purchase Plan) immediately prior to the effective time of the merger will be entitled to receive, in exchange for the cancellation of the option, an amount in cash equal to the excess, if any, of $4.00 over the exercise price per share of our common stock subject to the option, multiplied by the number of shares of our common stock subject to the option, without interest and less any applicable withholding taxes. Those options with an exercise price equal to or exceeding $4.00 will be cancelled at the effective time of the merger without payment.
        Under the terms of the merger agreement, we have agreed that we will, prior to the effective time of the merger, cancel each option to purchase shares of our common stock under our Employee Stock Purchase Plan and to pay to each holder, in exchange for cancellation of each option, an amount in cash equal to the excess, if any, of $4.00 over the exercise price per share of our common stock subject to the option, multiplied by the number of shares of our common stock subject to the option, without interest and less any applicable withholding taxes. A maximum of $7,700 will be payable to our executive officers in exchange for cancellation of their options under our Employee Stock Purchase Plan.
Articles of Incorporation and Bylaws
         When the merger becomes effective, the articles of incorporation of the surviving corporation in the merger will be amended as provided in the merger agreement, until thereafter amended as provided therein or by applicable law. The bylaws of Buena Vista Acquisition, as in effect immediately prior to the effective time of the merger, will become the bylaws of the surviving corporation until they are amended as provided therein or by applicable law.

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Directors and Officers
         The directors of Buena Vista Acquisition immediately prior to the effective time of the merger will be the directors of the surviving corporation following the merger until their respective successors are duly elected or appointed and qualified. The officers of Buena Vista Acquisition immediately prior to the effective time of the merger will be the officers of the surviving corporation until their respective successors are duly appointed.
Representations and Warranties
Our Representations and Warranties
        We make various representations and warranties in the merger agreement with respect to us and our subsidiaries that are subject, in some cases, to disclosures and specified exceptions and qualifications. Our representations and warranties relate to, among other things:

•	our and our subsidiaries’ organization, good standing, qualification to do business and similar corporate matters;

•	our capitalization;

•	our power and authority to enter into, execute and deliver the merger agreement and consummate the transactions contemplated thereby;

•	the absence of any violation of, or conflicts with, our and our subsidiaries’ organizational documents; laws or certain contracts; judgments; orders; laws or regulations as a result of entering into the merger agreement or consummating the merger;

•	the consents we are required to obtain and the filings we are required to make in connection with the merger agreement and the transactions contemplated thereby;

•	the filing of all reports, schedules, forms, statements, certifications and other documents required to by filed with the SEC, the accuracy and completeness of the information contained in those documents, and the compliance of our SEC filings with applicable requirements of federal securities laws, since January 1, 2003;

•	financial statements filed with the SEC since January 1, 2003, and any financial statements that may be filed prior to the consummation of the merger;

•	the absence of undisclosed liabilities;

•	the accuracy and compliance as to form with applicable securities laws of this proxy statement at the time it is filed with the SEC, at the time it is mailed to our shareholders and at the time of the special meeting;

•	the conduct of our business, and the absence of certain changes in our business, since June 30, 2005;

•	the maintenance of internal accounting controls and disclosure controls and procedures;

•	the absence of any “extensions of credit” (as defined in the Sarbanes Oxley Act) to directors or executive officers;

•	legal proceedings, claims or investigations against us;

•	compliance with applicable legal requirements;

•	our ownership of, and right to use, the intellectual property used in our business, including the absence of any violation, infringement or misappropriation of the intellectual property of others, and the adequacy of our efforts to protect our intellectual property;

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•	the absence of a “material adverse effect” (as discussed in this proxy statement in the section entitled “ — Material Adverse Effect”) and certain other changes related to us or our subsidiaries since June 30, 2005;

•	the adequacy of the governmental authorizations and permits needed to conduct our business, compliance with applicable laws and governmental orders;

•	the absence of our or our subsidiaries’ defaults or breaches under specified contracts;

•	tax and insurance matters;

•	labor and employment, employee welfare and benefit plan matters;

•	our significant customers and suppliers;

•	environmental matters;

•	the absence of undisclosed broker’s fees;

•	related party transactions;

•	title to properties;

•	compliance with export control laws;

•	matters relating to our rights agreement; and

•	the receipt by us of a fairness opinion from Lazard, our financial advisor.
        You should be aware that these representations and warranties made by us to Symantec and Buena Vista Acquisition may be subject to important limitations, disclosures and qualifications set forth in the merger agreement and the disclosure schedules thereto, and do not purport to be accurate as of the date of this proxy statement or provide factual information about us to our shareholders.
Representations and Warranties of Symantec and Buena Vista
        The merger agreement also contains various representations and warranties made by Symantec and Buena Vista Acquisition that are subject, in some cases, to specified exceptions, disclosures and qualifications. The representations and warranties relate to, among other things:

•	their organization, good standing, qualification to do business and similar corporate matters;

•	their power and authority to enter into, execute and deliver the merger agreement and consummate the transactions contemplated thereby;

•	the absence of any violation of, or conflicts with, organizational documents; laws or contracts; judgments; orders; laws and regulations as a result of entering into the merger agreement or consummating the merger;

•	the consents Symantec and Buena Vista Acquisition are required to obtain and the filings Symantec and Buena Vista Acquisition are required to make in connection with the merger agreement and the transactions contemplated thereby;

•	the sufficiency of funds available to Symantec to pay the merger consideration and to consummate, on the terms contemplated by the merger agreement, the merger and the other transactions contemplated by the merger agreement; and

•	the accuracy of information supplied for inclusion in this proxy statement.
        All of the representations and warranties contained in the merger agreement will expire at the effective time of the merger.

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Conduct of Our Business Pending the Merger
         We have agreed in the merger agreement that, unless Symantec consents in writing and subject to specified exceptions, we will (and will cause our subsidiaries to), between October 2, 2006 and the effective time of the merger:

•	carry on our business in substantially the same manner as we had prior to the date of the merger agreement, consistent with past practices, and

•	preserve our third-party relationships, in substantially the same manner as we had prior to the date of the merger agreement, consistent with past practices.
        In addition, we have agreed that, unless Symantec consents in writing and subject to specified exceptions, we will not (and will not permit any of our subsidiaries to):

•	incur any indebtedness for borrowed money or guarantee any such indebtedness of any third party, or issue or sell any debt securities or guarantee any debt securities of any third party;

•	lend any money to any third party except for reasonable and normal advances to employees for expenses incurred in the ordinary course of business consistent with past practices, or make any investments in, or make capital contributions to, others, in each case other than loans to, and investments and capital contributions in, our subsidiaries;

•	forgive or discharge any outstanding loans or advances;

•	prepay any indebtedness for borrowed money, make any investments in, or make capital contributions to, others, in each case other than loans to, and investments and capital contributions in, our subsidiaries;

•	enter into, terminate, cancel or agree to any material and adverse change in specified material contracts, except in the ordinary course of business consistent with past practice;

•	place or allow the creation of any encumbrance, pledge or security interest, on any material properties or assets, except in the ordinary course of business consistent with past practice;

•	sell, lease, license, transfer or dispose of any material properties or assets, except in the ordinary course of business consistent with past practice;

•	pay any bonus, increased salary, severance or other remuneration to any officer, director, employee or consultant, except in specified instances in the ordinary course of business consistent with past practice;

•	amend or enter into any employment or consulting agreement;

•	adopt any plan or arrangement to provide compensation or benefits to any employees, directors or consultants, or amend any existing benefit plan;

•	materially amend any deferred compensation plan;

•	materially change any of our accounting methods, other than in the ordinary course of business or as may otherwise be required by GAAP or any governmental authority;

•	declare, set aside or pay any dividends on, or make any other distributions with respect to, any capital stock;

•	redeem, repurchase or otherwise acquire any shares of our capital stock or other securities;

•	terminate, waive or release any material right or claim;

•	issue, sell, create or authorize any shares of our or our subsidiaries’ capital stock, or issue, grant or create warrants, options, other convertible securities or other commitments to issue shares of

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our or our subsidiaries’ capital stock, other than the issuance of shares of our common stock upon the exercise of stock options or warrants outstanding on the date of the merger agreement;

•	subdivide, split, combine or reverse split any outstanding shares of our or our subsidiaries’ capital stock or enter into any recapitalization affecting the number of outstanding shares of any capital stock or any class or series thereof or affecting any of our or our subsidiaries’ other securities;

•	merge, consolidate or reorganize with, acquire or enter into any other business combination with any other entity; acquire a substantial portion of the assets of any such entity; or enter into any negotiations, discussions or agreement for that purpose;

•	amend our or a subsidiary’s articles of incorporation, bylaws or other comparable documents;

•	license any of our or a subsidiary’s technology or other intellectual property (except for licenses under routine business agreements), or acquire any intellectual property (or any license thereto) from any third party (other than licenses of software generally available to the public at a license fee of less than $1,000 per copy per user or per other applicable license unit);

•	materially change any insurance coverage;

•	agree to any audit assessment by any taxing authority; file any material tax return or amendment thereto unless Symantec has first had an opportunity to review that return or amendment at least seven days prior to filing; make or change any material tax election; or settle any tax claim or assessment;

•	modify or change the exercise or conversion rights or exercise or purchase prices of any of our or our subsidiaries’ capital stock, any stock options, warrants or other securities;

•	initiate any litigation or claim (other than for the routine collection of bills or to enforce any rights under the merger agreement) or settle or agree to settle any litigation or claim (except where the amount in controversy does not exceed $50,000 and does not involve injunctive or other equitable relief against us or any of our subsidiaries, and except with respect to any liabilities reserved in our balance sheet as of June 30, 2005);

•	pay, discharge or satisfy, in an amount in excess of $100,000 in any one case or $250,000 in the aggregate, any liability arising otherwise than in the ordinary course of business, other than liabilities reflected in our balance sheet as of June 30, 2005, or expenses in connection with the merger or make any capital expenditures, capital additions or capital improvements except in the ordinary course of business consistent with past practices; or

•	materially change any warranties, credit or discounts to customers.

Additional Covenants
         In addition to our agreement to conduct our business in accordance with the covenants described in “ — Conduct of Our Business Pending the Merger,” the merger agreement contains agreements by us or by Symantec and us to take several other actions in anticipation of the merger as described below.
Proxy Statement
        We have agreed to prepare and file with the SEC this proxy statement as soon as reasonably practicable after the date of the merger agreement. We have agreed to promptly notify Symantec of the issuance of any stop order, or any written request by the SEC for amendment of this proxy statement or the receipt of any comments to this proxy statement or request for additional information. We and Symantec have agreed to cooperate with respect to amending or supplementing the proxy statement to reflect material information discovered prior to the effective time of the merger. Any filing of, or amendment or supplement to, the proxy statement is subject to Symantec’s review and comment. We have

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agreed to advise Symantec of any comments, or requests for further information, made by the SEC and to promptly provide Symantec with copies of any written communications from the SEC or any state securities commissions.
Shareholder Meeting
        We have agreed to make arrangements for and hold a shareholders’ meeting as soon as reasonably practicable following the date of the merger agreement for the purpose of obtaining the requisite shareholder approval of the merger agreement and the transactions contemplated thereby. We have further agreed that, except in specified circumstances, we will, through our Board, recommend that our shareholders approve the merger agreement and the merger.
Board Recommendation
        We have agreed that, except as described in “— Agreement Not to Solicit Other Offers,” (i) we will, through our Board, recommend that our shareholders approve the merger agreement and the merger and (ii) the proxy statement will include a statement to the effect that our Board has unanimously recommended that our shareholders vote in favor of approval of the merger agreement and the merger at the special meeting.
        We have further agreed that, except as described in “— Agreement Not to Solicit Other Offers,” neither our Board nor any committee thereof will withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Symantec, its recommendation that our shareholders vote in favor of the approval of the merger agreement.
Access to Information
        Subject to applicable law, we have agreed to (and have agreed to cause our subsidiaries to):

•	afford to Symantec and its representatives reasonable access to our properties, books, contracts, commitments, personnel and records;

•	furnish promptly to Symantec a copy of each report, schedule, registration statement and other document we or our subsidiaries file pursuant to the requirements of federal or state securities laws; and

•	furnish Symantec with such other information concerning our and our subsidiaries’ business, properties and personnel that Symantec may reasonably request.
Approvals
        Symantec and we have agreed that each of us will use commercially reasonable efforts to consummate the merger in the most expeditious manner practicable, including without limitation using commercially reasonable efforts to:

•	obtain any necessary actions, waivers, consents and approvals from any governmental entity or any other public or private third party that is required to be obtained in connection with the merger and the transactions contemplated thereby, and make or obtain of all necessary registrations and filings;

•	defend any lawsuits or other legal proceedings challenging the merger agreement or the consummation of the transactions contemplated thereby;

•	keep each other reasonably apprised of the status of matters relating to the consummation of the transactions contemplated by the merger agreement; and

•	execute and deliver any additional instruments necessary to consummate the transactions contemplated by, and to carry out the purposes of, the merger agreement.

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        We have also agreed that we will use commercially reasonable efforts prior to the effective time of the merger to ensure that we have sufficient specified redistribution rights for specified third-party components (or, failing receipt of such redistribution rights, to remove or replace any such third-party components) and obtain specified intellectual property assignments and confidentiality agreements from certain employees.
State Takeover Statutes
        Subject to certain limited exceptions, Symantec and we have agreed to:

•	take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the merger agreement, or any of the other transactions contemplated by the merger agreement, and

•	if any state takeover statute or similar statute or regulation becomes applicable to the merger agreement or any other transactions contemplated by the merger agreement, take all action reasonably necessary to ensure that the merger and the other transactions contemplated by the merger agreement may be consummated as promptly as practicable.
Other Actions; Advice of Changes
        Symantec and we have agreed:

•	not to take or agree to take (and we will not permit any of our subsidiaries to take) any action that could reasonably be expected to make

•	any of the representations or warranties made by either Symantec or us or our subsidiaries, as the case may be, in the merger agreement to become untrue or incorrect in any material respect or

•	any of the conditions in the merger agreement not to be materially satisfied, and

•	to promptly advise each other of any change or event that has had a material adverse effect on Symantec or us, as the case may be, or would result in the failure of any of the conditions to the merger applicable to Symantec or us.
Publicity
        Symantec and Buena Vista Acquisition, on the one hand, and we, on the other hand, have generally agreed to give the other the opportunity to review and comment on any press release or other public statement with respect to the merger agreement or the transactions contemplated thereby prior to release, except if the statement is required by applicable law, any national securities exchange or the National Association of Securities Dealers, Inc.
Agreement Not to Solicit Other Offers
         Pursuant to the merger agreement, we have agreed that we will not, and will not permit our subsidiaries to, nor shall we authorize or permit any officer, director or employee of us or any of our subsidiaries, or any investment banker, financial advisor, attorney or representative of us or our subsidiaries to directly or indirectly solicit, initiate or knowingly facilitate the submission of any proposal or offer from any third party (other than Symantec or Buena Vista Acquisition) relating to any direct or indirect:

•	acquisition of 30% or more of our outstanding shares of common stock;

•	acquisition of assets that constitute or represent 30% or more of the assets of us and our subsidiaries, taken as a whole; or

•	liquidation or dissolution of us.

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        Any such transaction is referred to in this proxy statement as an “alternative transaction” and any such proposal is referred to in this proxy statement as an “alternative transaction proposal.”
        We have also generally agreed that we will not, and will not permit any of our subsidiaries to, nor shall we authorize any officer, director or employee of us or any of our subsidiaries, or any investment banker, financial advisor, attorney or representative of us or our subsidiaries to directly or indirectly:

•	participate in any discussions or negotiations regarding, furnish to any person any information with respect to, or knowingly facilitate any effort or attempt to make or implement any, proposal for an alternative transaction;

•	approve, endorse or recommend any alternative transaction proposal; or

•	enter into any letter of intent or similar document contemplating or otherwise relating any alternative transaction proposal.
        However, prior to our special meeting of shareholders, neither we nor our Board are prohibited from engaging in discussions and negotiations with a third party regarding an unsolicited, bona fide written alternative transaction proposal received by us, or from furnishing nonpublic information to that third party, but only if:

•	our Board determines that the unsolicited alternative transaction proposal is, or is reasonably likely to result in, a “superior proposal” (as defined below);

•	our Board concludes in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable law;

•	we give Symantec at least two business days’ prior written notice of our intention to engage in negotiations with a third party regarding an alternative transaction proposal and to provide such third party with any applicable nonpublic information, and we provide Symantec specified information concerning that alternative transaction proposal; and

•	prior to furnishing any such non-public information, we receive an executed confidentiality agreement on materially the same terms as the confidentiality agreement we executed with Symantec.

        The merger agreement defines a “superior proposal” as an unsolicited, bona fide written alternative transaction proposal that our Board in good faith determines, after consultation with its outside legal counsel and its financial advisor, is:

•	more favorable, from a financial point of view, to our shareholders than the transactions contemplated by the merger agreement (after giving effect to any adjustments to the terms of the merger agreement proposed by Symantec in response to an alternative transaction proposal);

•	fully financed (or reasonably capable of being fully financed), reasonably likely to receive all required government approvals on a timely basis and otherwise reasonably capable of being consummated on the terms proposed; and

•	for at least 50% or more of our outstanding shares of common stock, or for at least 50% or more of the assets of us and our subsidiaries, taken as a whole.
        We must, as promptly as practicable (but in no event later than 24 hours), advise Symantec orally and in writing of:

•	any alternative transaction proposal, request for nonpublic information or inquiry that we reasonably believe could lead to an alternative transaction;

•	the material terms and conditions of the alternative transaction proposal, request or inquiry; and

•	the identity of the person making the alternative transaction proposal, request or inquiry.
        We must keep Symantec informed as to all oral or written communications and the status and material terms of any alternative transaction proposal, request or inquiry and provide Symantec with copies of all written materials provided to us in connection with any alternative transaction proposal, request or inquiry.

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        Our Board may not:

•	withhold, withdraw, amend, qualify or modify its recommendation in favor of approval of the merger agreement; or

•	in the case of a tender offer or exchange offer, recommend that our shareholders reject that tender offer or exchange offer.
However, four days after prior written notice to Symantec, our Board may take any such action, but only if:

•	a superior proposal has been made and not withdrawn, and continues to be a superior proposal (after our having engaged in good faith negotiations with Symantec, at Symantec’s request, to amend the merger agreement during such four-day period);

•	the shareholder vote at the special meeting has not occurred, or the polls on the matters to be voted on at the special meeting have not been closed;

•	our Board determines in good faith, after consultation with outside counsel, that, in light of the superior proposal, failure to change its recommendation to shareholders would be inconsistent with its fiduciary obligations to its shareholders under applicable law; and

•	we have not breached in any material respect our non-solicitation obligations, and the related restrictions imposed on us, in the merger agreement, as summarized under this heading “Agreement Not to Solicit Offers.”

Directors’ and Officers’ Indemnification
         Symantec has agreed that, for a period of six years after the effective time of the merger, it will, and it will cause the surviving corporation to, honor our obligations to our directors and officers as of the time immediately prior to the effective time of the merger pursuant to any indemnification provisions (including those relating to advancement of expenses) under our articles of incorporation or bylaws and any indemnification agreements between us and such officers and directors in effect at the date of the merger agreement, with respect to claims arising out of acts or omissions occurring at or prior to the effective time of the merger. In addition Symantec has agreed that, from and after the effective time of the merger, it will, and that it will cause the surviving corporation in the merger, to keep in full force and effect any indemnification agreement between our officers and directors and us as of the time immediately prior to the effective time of the merger.
        Under the merger agreement, Symantec has further agreed that, for a period of six years after the effective time of the merger, it will cause the surviving corporation in the merger to maintain in effect directors’ and officers’ and fiduciary liability insurance policies with at least the same coverage and amounts containing terms and conditions no less advantageous to former officers and directors than the policies maintained by us at the date of the merger agreement; however, Symantec is not obligated to pay annual premiums in excess of 300% of the annual premiums for this insurance paid by us prior to the date of the merger agreement. In the event that Symantec is unable to maintain such insurance for the maximum premium indicated in the preceding sentence, Symantec will only be required to provide insurance coverage that is available for an annual premium equal to the maximum premium.
Employee Benefit Matters
         Symantec has agreed that it will, as soon as reasonably practicable after the effective time of the merger, enroll those persons who were employees of any of our subsidiaries or us immediately prior to the effective time of the merger and who remain employees of the surviving corporation or its subsidiaries, or who become employees of Symantec following the merger in Symantec’s employee benefit plans for which such employees are eligible, including Symantec’s medical plan, dental plan, life insurance plan and disability plan, in each case to the extent permitted by the terms of those plans. Symantec has agreed to

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provide these benefits to our or any of our subsidiaries’ employees on substantially similar terms applicable disability plan, in each case to the extent permitted by the terms of those plans. Symantec has agreed to provide these benefits to our or any of our subsidiaries’ employees on substantially similar terms applicable to employees of Symantec who have similar levels of responsibility. Symantec has also agreed to recognize prior service with us or our subsidiaries of each continuing employee in connection with our “paid time off” policy. The merger agreement does not require Symantec to continue, nor does it prohibit Symantec from amending or terminating, any employee benefit or severance plans of any of our subsidiaries or us or any severance of employee benefit plan of Symantec following the merger, except as otherwise provided in change of control agreements and employment agreements of our officers. The merger agreement does not require Symantec to duplicate any benefits provided to any of our employees or to fund benefits not previously funded.
        We have agreed to terminate our 401(k) plan if Symantec so requests in writing no later than ten business days prior to the closing date. We have further agreed to terminate, upon the written request of Symantec, any and all group severance, separation, retention and salary continuation plans, programs, agreements or arrangements prior to the closing date (other than agreements that by their terms cannot be unilaterally terminated by us and certain specified contracts).
        In accordance with the requirements of the merger agreement, our Board has passed the necessary resolutions in connection with all outstanding options under our option plans and incentive plans and all other option agreements, to provide that:

•	each participant’s options to purchase our common stock that are outstanding immediately prior to the effective time of the merger will terminate at the effective time of the merger in exchange for a cash payment in an amount equal to the excess, if any, of $4.00 over the exercise price per share of our common stock subject to the option, multiplied by the number of shares of our common stock subject to the option, without interest and less any applicable withholding taxes;

•	each option to purchase shares of our common stock under our Employee Stock Purchase Plan will be cancelled prior to the effective time of the merger and we will pay to each holder, in exchange for cancellation of the option, an amount in cash equal to the excess, if any, of $4.00 over the exercise price per share of our common stock subject to the option, multiplied by the number of shares or our common stock subject to the option, without interest and less any applicable withholding taxes; and

•	our option plans, our Employee Stock Purchase Plan and all other options will terminate at the effective time of the merger.
Conditions to the Merger
Conditions Applicable to Symantec, Buena Vista Acquisition and Us
        Each party’s obligation to consummate the merger is subject to a number of conditions, including the following:

•	our shareholders must have approved the merger agreement;

•	all applicable waiting periods (and any extensions thereof) applicable to the merger under the HSR Act must have expired or been terminated, any required approval of the merger by the European Commission must have been obtained pursuant to the EC Merger Regulation, and any other approvals required to consummate the merger under any other foreign antitrust, competition law or similar laws, must have been obtained, in each case without the imposition of any material antitrust conditions or restraints on Symantec or us (as described in the merger agreement);

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•	all permits and authorizations required to lawfully consummate the merger must have been obtained, and all actions required by any governmental or other regulatory authority having jurisdiction over the parties and the merger to lawfully consummate the merger must have been taken; and

•	there must be no temporary, preliminary or permanent judgment, order, injunction, decree, statute, law or other restraint or prohibition enacted, enforced or issued by any government entity of competent jurisdiction in effect preventing the consummation of the merger or the transactions contemplated by the merger agreement.
Additional Conditions Applicable to Symantec and Buena Vista Acquisition
        The obligations of Symantec and Buena Vista Acquisition to consummate the merger are subject to additional conditions, including the following:

•	our representations and warranties in the merger agreement must be true and correct, both as of the date of the merger agreement and at and as of the closing date of the merger, as if they were made at and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case as of that date), except to the extent that the failure of any representations and warranties not qualified by “material adverse effect” (as defined below) (except for those representations referred to in the next bullet point) to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on us;

•	our representations and warranties in the merger agreement relating to:

•	our corporate power and authority to enter into the merger agreement and consummate the transactions contemplated thereby;

•	the authorization of the merger and related transactions by our Board;

•	the shareholder vote required to approve the merger and related transactions;

•	enforceability of our obligations under the merger agreement;

•	our and our subsidiaries’ capitalization; and

•	our rights agreement
must be true and correct without regard to any material adverse effect both as of the date of the merger agreement and at and as of the closing date of the merger, as if they were made at and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case as of such date);

•	we must have performed and complied in all material respects with all of our covenants in the merger agreement at or before the closing of the merger agreement (to the extent that our covenants require performance at or before the closing of the merger);

•	the preferred stock issued or issuable issued pursuant to our rights agreement must not have become non-redeemable, exercisable, distributed (separately from our common stock) or triggered pursuant to the terms of our rights agreement; and

•	there must be no suit, action, proceeding, application or counterclaim by any governmental authority threatened in writing or pending:

•	seeking to restrain or prohibit the consummation of the merger or any transaction contemplated thereby or seeking to obtain from Symantec or us any damages that are material in relation to us and our subsidiaries taken as a whole;

•	seeking to impose any material antitrust conditions or restraints on Symantec or us; and

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•	that otherwise, individually or in the aggregate, would have a material adverse effect on Symantec or us.
Additional Conditions Applicable to Us
        Our obligation to consummate the merger is subject to additional conditions, including:

•	Symantec’s representations and warranties in the merger agreement must be true and correct, both as of the date of the merger agreement and at and as of the closing date of the merger, as if they were made at and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case as of that date), except to the extent that the failure of any representations and warranties not qualified by material adverse effect (except for those representations referred to in the next bullet point below) to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Symantec;

•	Symantec’s representations and warranties in the merger agreement relating to:

•	its corporate power and authority to enter into the merger agreement and consummate the transactions contemplated thereby;

•	the authorization of the merger and related transactions by all necessary corporate action on the part of Symantec and Buena Vista Acquisition; and

•	the enforceability of the obligations of Symantec and Buena Vista Acquisition under the merger agreement must be true and correct without regard to any material adverse effect both as of the date of the merger agreement and at and as of the closing date of the merger, as if made at and as of such time; and

•	Symantec must have performed and complied in all material respects with all of its covenants in the merger agreement on or before the closing of the merger (to the extent that such covenants require performance on or before the closing of the merger), except to the extent the failure to so perform and comply with such covenants do not have a material adverse effect on Symantec’s ability to consummate the merger or perform its obligations under the merger agreement.
Material Adverse Effect
         Under the merger agreement, a “material adverse effect” on Symantec or us means any change, event, circumstance, condition or effect that is, individually or in the aggregate, materially adverse to the financial condition, assets, business or results of operations of the applicable entity and its subsidiaries, taken as a whole, other than:

•	changes in general economic or market conditions or changes affecting the industry generally in which the applicable entity operates (provided that such conditions or changes do not affect the applicable party and its subsidiaries as a whole in a materially disproportionate manner as compared to other similarly-situated participants in the industry in which that party and its subsidiaries operates);

•	changes in applicable law, GAAP or international accounting standards;

•	the execution, delivery and performance of the merger agreement or the pendency or consummation of any transaction contemplated thereby or the announcement of the merger agreement;

•	failures to meet revenue or earnings estimates (provided that the underlying causes of any such failures may (subject to the other provisions of the merger agreement) be taken into account in making a determination as to whether there has been a material adverse effect); or

•	any acts of war or terrorism.

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Termination of the Merger Agreement
         The merger agreement may be terminated:

•	by mutual written consent of Symantec and us if our respective boards of directors so determine;

•	by Symantec or us if the merger is not consummated by March 3, 2006; provided, however, that such termination right will not be available to any party whose failure to comply with any provision of the merger agreement causes or results in the failure of the merger to be consummated by that date;

•	by Symantec or us if any governmental authority of competent jurisdiction has issued a final and non-appealable order, decree or ruling or taken any other action (or failed to take any action) permanently restraining, enjoining or otherwise prohibiting the merger or the related transactions; provided, however, that such termination right will not be available to any party whose failure to comply with any provision of the merger agreement causes or results in the failure of the merger to be consummated by that date;

•	by Symantec or us if our shareholders do not approve the merger agreement at a special meeting of our shareholders or any adjournment or postponement of the special meeting;

•	by Symantec (as authorized by its board of directors) if we breach any representation, warranty, covenant or agreement in the merger agreement, or if any of our representations or warranties becomes untrue, if, in either case, any such breach or untruth:

•	would cause any of the first three conditions described in “— Conditions to the Merger — Additional Conditions Applicable to Us” not to be satisfied as of the time of that breach or as of the time that such representation or warranty becomes untrue, and

•	is incapable of being cured or has not been cured in all material respects within 30 days after we have received written notice from Symantec;

•	by us if Symantec breaches any representation, warranty, covenant or agreement in the merger agreement, or if any of its representations or warranties becomes untrue, if, in either case, any such breach or untruth:

•	would cause any of the first three conditions described in “— Conditions to the Merger — Additional Conditions Applicable to Symantec and Buena Vista Acquisition” not to be satisfied as of the time of such breach or as of the time such representation or warranty becomes untrue, and

•	is incapable of being cured or has not been cured in all material respects within 30 days after Symantec has received written notice from us;

•	by Symantec, at any time prior to approval of the merger agreement by our shareholders, if we, our Board or any of its committees has:

•	withheld, withdrawn, amended, qualified or modified the recommendation of our Board to approve the merger agreement and the related transactions, or recommended to our shareholders to accept a tender or exchange offer made by a third party directly to our shareholders (any such action referred to in this proxy statement as a “change of recommendation”);

•	failed to call or hold a special meeting for the purpose of obtaining shareholder approval of the merger and the merger agreement, at any time prior to a change of recommendation;

•	failed to include in this proxy statement the unanimous recommendation of our Board that our shareholders approve the merger agreement and the merger;

•	approved or recommended any alternative transaction as described in “— Agreement Not to Solicit Other Offers;”

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•	failed to reconfirm the unanimous recommendation of our Board that our shareholders approve the merger agreement and the merger within 10 business days of receipt of a written request from Symantec to do so; or

•	failed to send to our shareholders pursuant to Rule 14e-2 promulgated under the Exchange Act a statement disclosing that our Board recommends that such tender offer or exchange offer be rejected, within 10 business days after any tender or exchange offer relating to our common stock commenced by any third party shall have been first published, sent or given.
        In the event of termination of the merger agreement by Symantec or us under the merger agreement provisions described above, the merger agreement will become void and have no effect; provided, however, that this will not relieve any breaching party from liability for any prior intentional and material breach of any of its representations, warranties, covenants or agreements under the merger agreement or relieve either party of its confidentiality obligations under the merger agreement. In addition, we will be obligated to pay a termination fee under certain circumstances as described below.
Termination Fee and Expenses
         We have agreed to pay Symantec a fee of $8,000,000 in cash if:

•	the merger agreement is terminated:

•	by Symantec or us if:

•	our shareholders do not approve the merger agreement at a special meeting of our shareholders or any adjournment or postponement of the special meeting, and prior to termination of the merger agreement, anyone makes or publicly announces an alternative transaction proposal, and we agree to or consummate an alternative transaction within 12 months after such termination; and

•	by Symantec if:

•	we intentionally breach any of our representations, warranties or covenants in the merger agreement, or any of our representations and warranties become untrue, in either case such that conditions applicable to us regarding accuracy of representations and warranties or material compliance with covenants would not be satisfied as of the time of such breach or as of the time such representation or warranty become untrue, which breach cannot be cured or has not been cured within 30 days after we receive written notice thereof from Symantec, and prior to termination of the merger agreement, anyone makes or publicly announces an alternative transaction proposal, and we agree to or consummate an alternative transaction within 12 months after such termination;

•	our Board fails to reconfirm its unanimous recommendation that our shareholders approve the merger agreement and the merger within 10 business days of receipt of a written request from Symantec to do so, and prior to termination of the merger agreement, anyone makes or publicly announces an alternative transaction proposal, and we agree to or consummate an alternative transaction within 12 months after such termination; or

•	we fail to send to our shareholders pursuant to Rule 14e-2 promulgated under the Exchange Act a statement disclosing that our Board recommends that such tender offer or exchange offer be rejected, within 10 business days after any tender or exchange offer relating to our common stock commenced by any third party shall have been first published, sent or given, and prior to termination of the merger agreement, anyone makes or publicly announces an alternative transaction proposal, and we agree to or consummate an alternative transaction within 12 months after such termination.

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        In addition, without regard to any alternative transaction, we have agreed to pay Symantec a fee of $8,000,000 in cash if Symantec terminates the merger agreement at any time prior to approval of the merger agreement by our shareholders, if we, our Board or any of its committees:

•	make a change of recommendation (as defined in “— Termination of the Merger Agreement”);

•	fail to call or hold a special meeting of our shareholders for the purpose of obtaining shareholder approval of the merger and the merger agreement, at any time prior to a change of recommendation;

•	fail to include in this proxy statement the unanimous recommendation of our Board that our shareholders approve the merger agreement and the merger; or

•	approve or recommend any alternative transaction (as defined in “— Agreement Not to Solicit Other Offers”).
        Whether or not the merger is consummated, each party will pay its own costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby, except that Symantec and we will equally bear all filing fees and expenses (other than attorneys’ and accountants’ fees and expenses) relating to antitrust filings.
Amendment; Waiver
         The merger agreement may be amended only by a written instrument signed on behalf of each party and approved by the respective boards of directors of each party. The merger agreement may be amended by the parties at any time, except that if our shareholders have approved the merger agreement, any amendment that changes the amount or the form of the consideration to be delivered to our shareholders as a result of the merger, or for which shareholder approval is required by applicable law, may not be made without further approval of our shareholders. Subject to the exception in the preceding sentence, at any time prior to the effective time of the merger, any party may, by means of a signed written instrument:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties in the merger agreement or any document delivered pursuant to the merger agreement; or

•	waive any other party’s compliance with any of its agreements or conditions contained in the merger agreement.
REGULATORY MATTERS
         The merger is subject to review by the United States Department of Justice and the United States Federal Trade Commission to determine whether it complies with applicable antitrust laws. Under the provisions of the HSR Act applicable to the merger, the merger may not be consummated until a waiting period following completion of the required filings by Symantec and us has expired or been terminated. The merger agreement provides that all waiting periods under the HSR Act must have expired or been terminated to complete the merger.
        The HSR Act waiting period will expire 30 days after the required filings by us and Symantec unless the Department of Justice or the Federal Trade Commission terminates the waiting period earlier or issues a formal request for additional information. Symantec and we filed with the Department of Justice and the Federal Trade Commission on October 18, 2005 and therefore expect the waiting period to end no later than November 18, 2005. If a request for additional information is issued to Symantec and us, the Hart-Scott-Rodino waiting period will expire 30 calendar days after both companies substantially comply with the request, unless the companies agree to extend the period further.

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        At any time before or after the merger, the Department of Justice or the Federal Trade Commission could take action under the antitrust laws, including seeking to enjoin the merger or seeking divestiture of substantial assets of ours and Symantec or its subsidiaries. Private parties and state attorneys general may also bring an action under the antitrust laws under specific circumstances.
        We cannot assure you that a challenge to the merger will not be made by the Department of Justice or the Federal Trade Commission or that, if made, Symantec and we would prevail or would not be required to accept various conditions, including divestitures, to complete the merger.
        We conduct business in a number of other countries, including Germany. We intend to file a formal notification of the proposed merger with the Bundeskartellamt (German Federal Cartel Office). We are continuing to review whether filings or approvals may be required or advisable, in various other foreign jurisdictions. Although we do not expect the federal government or any foreign or state government to attempt to stop the merger, we cannot assure you that they will not try to do so.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
         The following table sets forth certain information as of November 3, 2005, regarding the beneficial ownership of our common stock by:

•	each person known to us from our records and from reports filed with the SEC on Schedules 13D and 13G to be the beneficial owner of more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all such executive officers and directors as a group.
        All shareholders set forth below have our principal business address (except as set forth in footnote (f) below and except for Symantec, whose principal business address is 20330 Stevens Creek Blvd., Cupertino, California 95014). Additionally, unless otherwise indicated, the owner has sole voting and investment power with respect to the shares indicated

		Options
	Shares	Exercisable	Total
	Beneficially	within 60	Beneficially	Percentage
Name	Owned	days(a)	Owned(a)	Ownership(b)

Eric J. Pulaski((c),(e))	8,820,002	268,749	9,088,751	18.5%
Arshad Matin(c)	323,662	212,500	536,162	1.1%
Edward L. Pierce(c)	539,410	270,624	810,034	1.7%
Gary S. Margolis(d)	54,322	—	54,322	*
David S. Flame(d)	—	—	—	—
David E. Lloyd	25,000	87,500	112,500	*
Peter T. Dameris	25,000	51,250	76,250	*
Richard A. Hosley II	25,000	137,500	162,500	*
Robert D. Repass	25,000	83,333	108,333	*
Armand S. Shapiro	25,000	137,500	162,500	*
All executive officers and directors as a group (12 persons, including current officers and directors)	9,994,436	1,604,007	11,598,443	23.0%

Symantec Corporation(c)	9,683,074	751,873	10,434,947	19.9%
Bank of America Corp. et al. ((e),(g))	2,842,936	—	2,842,936	5.8%
Ziff Asset Mgmt. L.P. et al. ((e),(f))	2,503,600	—	2,503,600	5.1%

 *     Less than 1%

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(a)	The computation of total beneficial ownership assumes the exercise of all options to purchase our common stock held by that person that are currently exercisable or exercisable within 60 days of November 3, 2005. Beneficial ownership is determined in accordance with the rules of the SEC. The numbers of shares and options set forth above are based on our option-grant records; on public filings such as Form 3 and Form 4 filings; and, in the case of current named executive officers and directors, on information supplied by those persons.

(b)	Beneficial ownership percentage is determined using the total number of shares of our common stock outstanding (48,742,173) as of November 3, 2005. Beneficial ownership percentage does not include options that are not currently exercisable or exercisable within 60 days of November 3, 2005. Beneficial ownership percentage is determined in accordance with the rules of the SEC.

(c)	Symantec may be deemed to have acquired beneficial ownership of 9,683,074 shares of our common stock through the execution of separate voting agreements dated November 3, 2005 with each of Eric J. Pulaski, Edward L. Pierce and Arshad Matin. These executive officers and shareholders entered into the voting agreements as an inducement to Symantec and Buena Vista Acquisition to enter into the merger agreement. Pursuant to these voting agreements, each of these persons granted irrevocable proxies to Arthur F. Courville and Gregory E. Myers of Symantec to vote the shares of our common stock owned by each of them (together with any subsequently acquired shares of our common stock) in favor of the merger. As a result of these voting agreements and irrevocable proxies, Symantec may be deemed to share voting power over the shares of our common stock beneficially owned by these three shareholders (excluding shares subject to options held by them) as to matters that are the subject of the voting agreements, but Symantec does not have any dispositive power over such shares of our common stock, or voting power with respect to other matters.

(d)	Mr. Margolis was an executive officer of ours until July 2004. Mr. Flame was an executive officer of ours until November 2004.

(e)	Holder of more than five percent (5%) of our outstanding shares of common stock.

(f)	A Schedule 13G/A filed with the SEC on February 12, 2004 shows Ziff Asset Management, L.P., PBK Holdings, Inc. and Philip B. Korsant, each at 283 Greenwich Avenue Greenwich, CT 06830, as each having both shared voting and dispositive power over 2,453,100 shares of our common stock, and the same number of aggregate shares of our common stock beneficially owned.

(g)	See the Schedule 13G filed with the SEC on February 11, 2005, with the following classification of the aggregate beneficially-owned shares of our common stock, with each reporting person having its principal business office at 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, NC 28255:

Shares Subject to Voting/Dispositive Power

	Sole Voting	Shared Voting	Sole	Shared
Reporting Person			Dispositive	Dispositive
Bank of America Corporation	0	2,770,125	0	2,842,936
NB Holdings Corporation	0	10,736	0	10,736
Bank of America, NA	10,736	0	3,411	7,325
Fleet National Bank	569,189	2,190,200	617,800	2,214,400
Columbia Mgmt. Group, Inc.	0	2,190,200	0	2,214,400
Columbia Mgmt. Advisors, Inc.	2,190,200	0	2,214,400	0

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MARKET PRICE AND DIVIDEND DATA
         Our common stock is traded on The Nasdaq National Market under the symbol “BVEW.” As of November 3, 2005, the last trading day before the date of this proxy statement, we had 48,742,173 common shares outstanding and we had approximately 271 shareholders of record. The number of shareholders does not take into account those shareholders whose certificates are held by broker-dealers or other nominees. The following table sets forth the range of high and low closing prices of our common stock for each fiscal quarterly period as reported on The Nasdaq National Market.

	Price Range Per Share

	High	Low

Fiscal Year Ending December 31, 2003
First Quarter	$1.51	$1.14
Second Quarter	2.09	1.10
Third Quarter	2.99	2.00
Fourth Quarter	3.90	2.13
Fiscal Year Ending December 31, 2004
First Quarter	$4.71	$3.40
Second Quarter	3.72	2.36
Third Quarter	3.47	2.40
Fourth Quarter	4.32	2.94
Fiscal Year Ending December 31, 2005
First Quarter	$4.10	$3.04
Second Quarter	3.25	2.66
Third Quarter	3.79	2.60
        On September 30, 2005, the last full trading day prior to the announcement of the proposed merger, the last reported sales price per share of our common stock was $3.50. On November 3, 2005, the last trading day prior to the date of this proxy statement, the last reported sales price was $3.92. You should obtain current market price quotations for shares of our common stock in connection with voting your shares.
        We have not declared or paid any cash dividends on our common stock in the two most recent fiscal years and do not expect to do so in the foreseeable future. Following the merger, our common stock will not be traded on any public market.
FORWARD-LOOKING STATEMENTS
         This proxy statement contains forward-looking statements that relate to our plans, objectives and estimates. The terms “should,” “believe,” “plan,” “expect,” “anticipate,” “estimate,” “intend” and “project” and similar words or expressions are intended to identify forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this proxy statement. Our business is subject to numerous risks and uncertainties, including (without limitation):

•	that the merger will not be consummated and related risks associated with any failure of the merger to be consummated;

•	that prices for our products and services may decline due to competitive or other factors;

•	that our products could be rendered obsolete by operating-system and application-program software vendors;

•	that our research and development efforts may not be sufficient to keep up with changing markets; and

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•	that we may not be able to adequately protect our intellectual property and strengthen our brand.
        These and other risks and uncertainties detailed in our most recent Annual Report on Form 10-K and in other filings with the SEC could cause actual results and experience to differ materially from those expressed or implied by any of these forward-looking statements. For instructions on how to access a copy of our most recent Annual Report on Form 10-K and our other SEC filings, see the section entitled “Where You Can Find More Information” on the bottom of this page 47. To the extent permitted by applicable law, we make no commitment to, and specifically decline any obligation to, update any forward-looking statement or to disclose any facts, events, or circumstances after the date of this proxy statement that may affect the accuracy of any forward-looking statement.
FUTURE SHAREHOLDER PROPOSALS
         If the merger is consummated, we will not hold an annual meeting of shareholders in 2006 and there will be no public participation in any future meetings of our shareholders. However, if the merger is not consummated, we will hold a 2006 annual meeting of shareholders. In that event:

•	any proposal that a shareholder wishes to be considered for inclusion in our proxy statement and proxy card for our 2006 annual meeting of shareholders must be submitted to our corporate secretary at BindView Development Corporation, 5151 San Felipe, 25th Floor, Houston, Texas 77056, by December 23, 2005; and

•	if a shareholder wishes to present a proposal before the 2006 annual meeting, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, that shareholder must also give written notice to our corporate secretary at our offices at the above address. If our corporate secretary does not receive the notice on or before March 14, 2006, the proxies designated by our Board will have discretionary authority to vote on any such proposal.
WHERE YOU CAN FIND MORE INFORMATION
         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. In addition, you may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at the following location:
Public Reference Room
100 F Street NE
Washington, D.C. 20549
        Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room.
        Statements contained in this proxy statement regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.
        You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated November 8, 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of the proxy statement to shareholders does not create any implication to the contrary.

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ADDITIONAL INFORMATION
         To vote your shares, please complete, date, sign and return the enclosed proxy card as soon as possible in the enclosed postage-prepaid envelope. Please call Edward L. Pierce, our Executive Vice President and Chief Financial Officer, at (713) 561-4000, if you have any questions about this proxy statement or the merger or need assistance with the voting procedures.
        Requests for additional copies of this proxy statement or proxy cards should be directed to us at the following address:

BindView Development Corporation
5151 San Felipe, 25th Floor
Houston, Texas 77056
Attention: Director of Public Relations
Telephone: (713) 561-4023
        If you would like to request additional information from us, please do so by November 23, 2005 in order to receive them before the special meeting.

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ANNEX A
____________________________________________________________________________________________________________________________________
Agreement and Plan of Merger
Among
Symantec Corporation,
Buena Vista Acquisition Corp.,
and
BindView Development Corporation
October 2, 2005
____________________________________________________________________________________________________________________________________

Agreement and Plan of Merger
          This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of October 2, 2005 (the “Agreement Date”), by and among Symantec Corporation, a Delaware corporation (“Acquiror”), Buena Vista Acquisition Corp., a Texas corporation and a wholly owned subsidiary of Acquiror (“Merger Sub”), and BindView Development Corporation, a Texas corporation (the “Company”).
Recitals
          A.    The parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company (the “Merger”), with the Company to be the surviving corporation of the Merger (the “Surviving Corporation”), on the terms and subject to the conditions of this Agreement and pursuant to the Articles of Merger substantially in the form attached hereto as Exhibit A (the “Articles of Merger”) and the Texas Business Corporation Act (the “TBCA”).
        B.     The Boards of Directors of each of Acquiror, Merger Sub and the Company have determined that the Merger is in the best interests of their respective companies and stockholders (or shareholders, as applicable) and have approved and declared advisable this Agreement and the transactions contemplated hereby. The Board of Directors of the Company has determined, subject to the terms and conditions of this Agreement, to recommend to the Company Shareholders the approval of this Agreement.
        C.     Concurrently with the execution and delivery of this Agreement, and as a material inducement to Acquiror’s willingness to enter into this Agreement, each shareholder of the Company listed on Exhibit B-1 is executing and delivering to Acquiror a Voting Agreement substantially in the form attached hereto as Exhibit B-2 (each, a “Voting Agreement”) under which such shareholder agrees to vote all shares of the Company’s capital stock owned by it in favor of this Agreement and the transactions contemplated hereby and to give Acquiror a proxy to do the same.
        D.    Acquiror, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.
        Now, Therefore, in consideration of the foregoing and the mutual representations, warranties, covenants and conditions contained herein, the parties hereby agree as follows:
ARTICLE 1
Certain Definitions
        As used in this Agreement, the following terms shall have the meanings set forth below.
                “Affiliate” means with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.
                “Alternative Transaction” means with respect to the Company, any of the following transactions (other than the Merger): (a) any acquisition or purchase from such party by any Person or Group of more than a 30% interest in the total outstanding voting securities of such party or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning securities representing 30% or more of the total outstanding voting power of the Company or any merger, consolidation, business combination, share exchange or similar transaction involving such party pursuant to which the shareholders of the Company immediately preceding such transaction hold securities representing less than 70% of the total outstanding voting power of the surviving or resulting entity of such transaction (or parent entity of such surviving or resulting entity); (b) any sale, lease, exchange, transfer, license or disposition of assets (including capital stock or other ownership interests in Subsidiaries) representing 30% or more of the aggregate fair market value of the consolidated assets of the Company and its Subsidiaries taken as a whole; or (c) any liquidation or dissolution of the Company.
                “Alternative Transaction Proposal” means any offer, inquiry, proposal or indication of interest (whether binding or non-binding) to the Company, or its shareholders as a group, relating to an Alternative Transaction.
                “Antitrust Filings” means notification and report forms relating to the transactions contemplated by this Agreement filed with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction.
                “Antitrust Laws” means federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
                “Applicable Law” means all foreign, federal, state, local or municipal laws, statutes, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments and decrees of any Governmental Authority, in each case as of the relevant date of determination or, with respect to a representation or warranty, as of the date of such representation or warranty, and which is applicable to Acquiror, the Company, their respective Subsidiaries or any of their respective assets, properties or businesses.
                “Balance Sheet Date” means June 30, 2005, the date of the Company Balance Sheet.
                “Business Day” means any day other than a Saturday, Sunday or a federal holiday.
                “Change of Control Agreements” means the Change of Control Agreements set forth in Schedule 3.12(o) of the Company Disclosure Letter.
                “Change of Recommendation” means the withholding, withdrawal, amendment, qualification or modification of the recommendation of the Company’s Board of Directors in favor of approval of this Agreement and the transactions contemplated hereby, and, in the case of a tender or exchange offer made by a third party directly to the Company Shareholders, a recommendation that Company Shareholders accept the tender or exchange offer.
                “claims” means liabilities, claims, judgments, demands, liens, actions or administrative proceedings.
                “Closing” means the closing of the transactions to consummate the Merger.
                “Closing Date” means the third Business Day after the satisfaction or waiver of the conditions set forth in Article 8 (excluding conditions that, by their terms, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions), or such other date as the parties hereto agree in writing.
                “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
                “Code” means the Internal Revenue Code of 1986, as amended.
                “Common Cash Amount Per Share” means $4.00.
                “Company Balance Sheet” means the Company’s unaudited balance sheet as of June 30, 2005 included in the Company Financial Statements.
                “Company Business” means the business of the Company and the Company Subsidiaries as presently conducted and presently proposed to be conducted.
                “Company Capital Stock” means the capital stock of the Company.
                “Company Charter Documents” means the Articles of Incorporation (including any Certificates of Designation) and Bylaws of the Company, each as amended to date.

                “Company Common Stock” means the Common Stock, no par value per share, of the Company.
                “Company ESPP” means the Employee Stock Purchase Plan of the Company.
                “Company Option Plans” means, collectively, the Company’s (a) Incentive Stock Option Plan; (b) 1998 Non-Employee Director Incentive Plan; (c) 1997 Section 102 Share Option Plan; (d) Omnibus Incentive Plan; (e) 2000 Indian Stock Option Plan; (f) Entevo 1998 Indian Stock Option Plan; (g) Netect Ltd. 1998 international Employee Stock Plan; (h) Entevo Second Amended and Restated 1997 Stock Plan and (i) 2000 Employee Incentive Plan.
                “Company Optionholders” means the holders of Company Options.
                “Company Options” means options to purchase shares of Company Common Stock from the Company (other than such options issued pursuant to the Company ESPP).
                “Company Preferred Stock” means the Preferred Stock, par value $0.01 per share, of the Company.
                “Company Rights” means the Company Preferred Stock purchase rights issued or issuable pursuant to the Company Rights Agreement.
                “Company Rights Agreement” means the Rights Agreement dated September 17, 2001 between the Company and Mellon Investor Services LLC.
                “Company Scheduled Contract” shall have the meaning ascribed to it in Section 3.12 of this Agreement.
                “Company Securityholders” means the Company Shareholders and Company Optionholders, collectively.
                “Company Shareholders” means the holders of shares of Company Common Stock.
                “Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement by and between Acquiror and the Company dated as of May 26, 2005.
                “Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).
                “Documentation” means, collectively, programmers’ notes or logs, source code annotations, user guides, manuals, instructions, software architecture designs, layouts, any know-how, and any other designs, plans, drawings, documentation, materials, supplier lists, software source code and object code, net lists, photographs, development tools, blueprints, media, memoranda and records that are primarily related to or otherwise necessary for the use and exploitation of any products of the Company or Company Subsidiaries, whether in tangible or intangible form, whether owned by the Company or Company Subsidiaries or held by the Company or Company Subsidiaries under any licenses or sublicenses or similar grants of rights.
                “Effect” has the meaning set forth below in the definition of “Material Adverse Change” and “Material Adverse Effect”.
                “Effective Time” has the meaning set forth in Section 2.1(b).
                “Existing Employment Agreements” means the First Amended and Restated Executive Employment Agreements set forth in Schedule 3.12(f) of the Company Disclosure Letter.
                “Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security or any restriction on the transfer of any security or other asset).
                “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

                “ERISA Affiliate” means any entity which is a member of: (a) a “controlled group of corporations,” as defined in Section 414(b) of the Code; (b) a group of entities under “common control,” as defined in Section 414(c) of the Code; or (c) an “affiliated service group,” as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Company.
                “Exchange Act” means the Securities Exchange Act of 1934, as amended.
                “GAAP” means United States generally accepted accounting principles applied on a consistent basis.
                “Governmental Authority” means any court or tribunal, governmental or regulatory body, administrative agency, commission or other governmental authority.
                “Group” means the definition ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.
                “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
                “IAS” means international accounting standards.
                “Intellectual Property” means, collectively, all worldwide industrial and intellectual property rights, including patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, franchises, licenses, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, technology, software source code and object code, algorithms, net lists, architectures, structures, screen displays, photographs, images, layouts, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing or relating to the foregoing, including manuals, programmers’ notes, memoranda and records.
                “Key Personnel” means those individuals listed in Schedule 3.11(j).
                “knowledge” means with respect to Acquiror or the Company, with respect to any particular fact, circumstance, event or other matter in question, that any of the Chief Executive Officer, Chief Financial Officer, Chief Technical Officer, Chief Operating Officer or Chief Legal Officer (collectively, the “Entity Representatives”), has actual knowledge of such fact, circumstance, event or other matter. Entity Representatives having administrative or operational responsibility, direct or indirect, for a particular fact, circumstance, event or matter will be deemed to have actual knowledge of such fact, circumstance, event or matter if (i) he or she had actual knowledge of the fact, circumstance, event or matter, or (ii) a prudent person in the Entity Representative’s position would have obtained actual knowledge of such fact, circumstance, event or matter in the ordinary course of carrying out the duties of such Entity Representative.
                “Liabilities” means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.
                “made available” means the information referred to (a) has been actually delivered to the party to whom such information is to be made available or to its outside counsel or (b) is contained in a document that has been filed on or prior to 10:00 a.m. Pacific Daylight Time on October 2, 2005 in the virtual data room of the Company on the World Wide Web for the purposes of the transactions contemplated by this Agreement.
                “Material Adverse Change” and “Material Adverse Effect” when used in connection with Acquiror or Company means any change, event, circumstance, condition or effect (any such item, an “Effect”) that is, individually or in the aggregate, materially adverse to the financial condition, assets (including intangible assets), business or results of operations of such entity and its Subsidiaries, taken as a whole; provided, however, that in no event shall Effects resulting from or relating to any of the following be taken into account in determining whether there has been or will be a Material Adverse Effect on any such entity: (a) changes in general economic or market conditions or changes affecting the industry generally in which such entity operates (provided that such Effects do not affect such party and its Subsidiaries as a whole in a materially disproportionate manner as compared to other similarly-situated participants in the industry in which such party and its Subsidiaries operates); (b) changes in Applicable Law, GAAP or IAS; (c) the execution, delivery and performance of this Agreement or the pendency or consummation of any transaction contemplated hereby or the announcement thereof; (d) failures to meet revenue or earnings estimates (provided that the underlying causes of any such failures may (subject to the other provisions of this Agreement) be taken into account in making a determination as to whether there has been a Material Adverse Effect); or (e) any acts of war or terrorism.
                “Merger Sub Common Stock” means the common stock, no par value per share, of Merger Sub.
                “Permitted Encumbrances” means: (a) statutory liens for taxes that are not yet due and payable; (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law; (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (e) statutory purchase money liens.
                “Person” means any individual, corporation, company, limited liability company, partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.
                “Proxy Statement” means the letter to shareholders, notice of meeting, proxy statement and form of proxy that may be provided to the Company Shareholders in connection with the Merger (including any amendments or supplements), and any schedules required to be filed with the SEC in connection therewith.
                “Routine Business Agreement” means any of the following, by whatever title denominated, entered into in the ordinary course of business consistent with past practice between the Company and a corporation or other entity not a Company Subsidiary on the Company’s standard form of agreement without material deviation therefrom:
                (i)    Software license agreement;
                (ii)   Reseller agreement;
                (iii)  Partnering agreement; and
                (iv)   VAR (value added reseller) agreement.
                “Sarbanes Act” means the Sarbanes-Oxley Act of 2002.
                “SEC” means the Securities and Exchange Commission.
                “Securities Act” means the Securities Act of 1933, as amended.
                “Subsidiary” means with respect to Acquiror or the Company, another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body is (or, if there are no such voting interests, more than 50% of the equity interests of which are) owned directly or indirectly by such party.
                “Superior Proposal” means with respect to the Company, an unsolicited, bona fide written Alternative Transaction Proposal, which the Board of Directors has in good faith determined (after consultation with its outside legal counsel and its financial advisor), taking into account all legal, financial, regulatory, timing and other aspects of the proposal and the Person making the proposal, (a) is more favorable, from a financial point of view, to the Company Shareholders (in their capacities as shareholders) than the transactions contemplated by this Agreement (after giving effect to any adjustments to the terms of this Agreement proposed by Acquiror in response to such Alternative Transaction Proposal) and (b) is fully financed (or reasonably capable of being fully financed), reasonably likely to receive all required government approvals on a timely basis and otherwise reasonably capable of being consummated on the terms proposed; provided that, for purposes of this definition of “Superior Proposal” each reference to “30%” or “70%” in the definition of “Alternative Transaction” shall be deemed to be a reference to “50%”.
                “tax” (and, with correlative meaning, “taxes”) means (a) any federal, state, local, or foreign net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, capital stock, unemployment, disability, registration, value added, excise, severance, stamp, social security (or similar), occupation, premium, real or personal property, environmental or windfall profit tax, custom duty, estimated or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), (b) any Liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person for any amounts of the type described in clause (a) or (b) above.
                “TBCA” means the Texas Business Corporation Act.
                “Transaction Expenses” means all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including any fees and expenses of legal counsel, financial advisors, investment bankers and accountants).
                “Unvested Company Shares” means any share of Company Common Stock that may be forfeited to or repurchased by the Company under the terms of any Contract with the Company (including, without limitation, any stock option agreement, stock option exercise agreement or restricted stock purchase agreement).
        Other capitalized terms defined elsewhere in this Agreement and not defined in this Article 1 shall have the meanings assigned to such terms in this Agreement.
ARTICLE 2
The Merger
        2.1          Merger; Conversion of Shares.
                (a)   Merger; Conversion of Merger Sub Common Stock. Subject to the terms and conditions of this Agreement and in accordance with the TBCA, at the Effective Time, (i) Merger Sub shall be merged with and into the Company; (ii) each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, no par value per share, of the Surviving Corporation; and (iii) the shares of the Surviving Corporation into which the shares of Merger Sub Common Stock are so converted shall be the only shares of Company Common Stock that are issued and outstanding immediately after the Effective Time.
                (b)   Effective Time. Subject to the terms of this Agreement, Acquiror, Merger Sub and the Company shall cause the Merger to be consummated by filing the Articles of Merger with the Secretary of State of the State of Texas on the Closing Date. The Merger shall become effective upon the issuance of a Certificate of Merger by the Secretary of State of the State of Texas following such filing (or such later time as may be mutually agreed in writing by the Company and Acquiror and specified in such articles of merger) (such time, the “Effective Time”).

                (c)   Conversion of Company Securities.
                       (i)   Company Common Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (including each attached Company Right) shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted into and represent the right to receive an amount of cash, without interest, equal to the Common Cash Amount Per Share. The amount of cash each Company Shareholder is entitled to receive for the shares of Company Common Stock held by such Company Shareholder shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Company Common Stock held by such Company Shareholder.
                       (ii)   Company Options with an Exercise Price Less than the Common Cash Amount Per Share. Subject to the terms and conditions of this Agreement, at the Effective Time, each Company Option (whether vested or unvested) with an exercise price that is less than the Common Cash Amount Per Share and that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted into and represent the right to receive an amount of cash, without interest, equal to the product of (A) the number of shares of Company Common Stock subject to such Company Option multiplied by (B) (the Common Cash Amount Per Share, less the exercise price per share attributable to such Company Option); provided, however, that the Surviving Corporation and Acquiror shall be entitled to deduct and withhold from such payment made to the holder of a Company Option the amount of withholding for taxes required to be deducted and withheld as a result of the transactions contemplated by this Section 2.1(c)(ii). The amount of cash each Company Optionholder is entitled to receive for the Company Options (other than Company Options with an exercise price equal to or in excess of the Common Cash Amount Per Share) held by such Company Optionholder shall be rounded to the nearest cent and computed after aggregating cash amounts for all Company Options (other than Company Options with an exercise price equal to or in excess of the Common Cash Amount Per Share) held by such Company Optionholder.
                       (iii)   Cancellation of Company Options with an Exercise Price equal to or in excess of the Common Cash Amount Per Share. Subject to the terms and conditions of this Agreement, after giving effect to (A) actions taken in accordance with the proviso of Section 5.4(q) hereof and (B) the transactions described in Section 5.10 hereof, at the Effective Time, each Company Option with an exercise price in excess of the Common Cash Amount Per Share that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be cancelled and extinguished without any conversion thereof or payment therefor other than as contemplated in such sections. Acquiror shall not substitute any equivalent option for any such Company Option cancelled pursuant to this Section 2.1(c)(iii).
                (d)   Cancellation of Company-Owned Stock. Notwithstanding Section 2.1(c), each share of Company Capital Stock held by the Company or any of its Subsidiaries immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.
                (e)   Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock occurring after the date hereof and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.
                (f)    Amendment to Company Option Plans. Prior to the Effective Time, the Company shall be permitted hereunder to amend the terms of the Company Option Plans to permit: (i) the acceleration of Company Options under Section 5.4(q)and (ii) the transactions contemplated by Section 5.10 hereof.

        2.2          Effects of the Merger. At and upon the Effective Time:
                (a)   the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company, and the Company shall be the surviving corporation of the Merger pursuant to the terms of this Agreement and the Articles of Merger;
                (b)   the Articles of Incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth in the Articles of Merger, until thereafter amended as provided therein or by the TBCA;
                (c)   the Bylaws of the Surviving Corporation shall be amended in their entirety to read as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided therein or by the TBCA;
                (d)   the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time until their respective successors are duly appointed;
                (e)   the members of the Board of Directors of Merger Sub immediately prior to the Effective Time shall be the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed and qualified; and
                (f)    the Merger shall, from and after the Effective Time, have all of the effects provided by TBCA.
        2.3          Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, if required by Art. 5.11 of the TBCA but only to the extent required thereby, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who is entitled to demand and properly demands appraisal for such shares of Company Common Stock in accordance with the TBCA (the “Dissenting Shares”) shall not be converted into a right to receive the payment of amounts pursuant to Section 2.1(c) unless and until such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the TBCA. If, after the Effective Time, such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive payment of cash amounts pursuant to Section 2.1(c), without any interest thereon.
        2.4          Tax Consequences and Withholding.
                (a)   The parties intend that the Merger shall be treated as a taxable purchase of securities of the Company pursuant to the Code. However, Acquiror makes no representations or warranties to the Company or to any Company Securityholder regarding (i) the tax treatment of the Merger or (ii) any of the tax consequences to the Company or any Company Securityholder of this Agreement or any of the other transactions or agreements contemplated hereby. The Company and, by virtue of the Company Shareholders approving the Merger, this Agreement and the other transactions or agreements contemplated hereby, the Company Shareholders acknowledge that the Company and the Company Shareholders are relying solely on their own tax advisors in connection with the Merger, this Agreement and the other transactions or agreements contemplated hereby.
                (b)   Acquiror or Acquiror’s agent shall be entitled to deduct and withhold from the amounts payable pursuant to this Agreement to any Company Shareholder or Company Optionholder, the amounts required to be deducted and withheld under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Shareholder or Company Optionholder in respect of whom such deduction and withholding was made.

        2.5          Further Assurances. If, at any time before or after the Effective Time, Acquiror or the Company or the Surviving Corporation (if after the Effective Time) reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the Company, Acquiror, the Surviving Corporation and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.
ARTICLE 3
Representations and Warranties of the Company
        Subject to the exceptions set forth in a numbered or lettered section of the disclosure letter of the Company addressed to Acquiror, dated as of the Agreement Date and delivered to Acquiror concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”) referencing a representation or warranty herein (each of which exceptions, in order to be effective, shall clearly indicate the section and, if applicable, the subsection of this Article 3 to which it relates (unless and to the extent the relevance to other representations and warranties is reasonably apparent from the face of the disclosed exception)), the Company represents and warrants to Acquiror as follows:
        3.1          Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Company has the corporate power and authority to own, operate and lease its properties and to carry on the Company Business. The Company is duly qualified or licensed to do business, and is in good standing (with respect to jurisdictions that recognize such concept), in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its activities makes such qualification or licensing necessary, in each case except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company; without limiting the foregoing but still subject to the foregoing exception, the Company is so qualified or licensed and in good standing in each jurisdiction listed in Schedule 3.1 of the Company Disclosure Letter. The Company has made available to Acquiror’s legal counsel or has filed with the SEC prior to the Agreement Date true and complete copies of the currently effective Amended and Restated Articles of Incorporation and Bylaws of the Company, each as amended to date. The Company is not in violation of its Amended and Restated Articles of Incorporation or Bylaws, each as amended to date.
        3.2          Company Subsidiaries. Schedule 3.2 of the Company Disclosure Letter sets forth a true, correct and complete list of each Subsidiary of the Company (each a “Company Subsidiary”). Each Company Subsidiary is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of its jurisdiction of organization. Each Company Subsidiary has the corporate power and authority to own, operate and lease its properties and to carry on its business as presently conducted. Each Company Subsidiary is duly qualified or licensed to do business, and is in good standing (with respect to jurisdictions that recognize such concept), in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its activities makes such qualification or licensing necessary, in each case except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company; without limiting the foregoing but still subject to the foregoing exception, each respective Company Subsidiary is so qualified or licensed and in good standing in each jurisdiction listed in Schedule 3.2 of the Company Disclosure Letter. The Company has made available to Acquiror’s legal counsel true and complete copies of the currently effective Articles of Incorporation and Bylaws (or other comparable charter documents) of each Company Subsidiary, each as amended to date. Each Company Subsidiary is not in violation of its Articles of Incorporation or Bylaws (or other comparable charter documents), each as amended to date. The Company is the direct or indirect owner of all of the issued and outstanding shares of capital stock of each Company Subsidiary and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the issued and outstanding shares of capital stock of each Company Subsidiary are owned by the Company free and clear of all Encumbrances (except for Permitted Encumbrances and restrictions on transfer imposed by applicable securities laws) and are not subject to any preemptive right or right of first refusal created by statute, the Articles of Incorporation and Bylaws (or other comparable charter documents), as applicable, of such Company Subsidiary or any Contract to which such Company Subsidiary is a party or by which it is bound. There are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any shares of capital stock of a Company Subsidiary or any securities or debt convertible into or exchangeable for capital stock of a Company Subsidiary or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or agreement. Other than the Company Subsidiaries or as otherwise set forth in Schedule 3.2, the Company does not have any Company Subsidiary or any equity or ownership interest (or any interest convertible or exchangeable or exercisable for, any equity or ownership interest), whether direct or indirect, in any Person. The Company is not obligated to make nor is it bound by any Contract to make any investment in or capital contribution in or on behalf of any other Person.
        3.3          Power, Authorization and Validity.
                (a)   Power and Authority. Subject to the last sentence of this Section 3.3(a), the Company has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and all other agreements, transactions and actions contemplated hereby, have been duly and validly authorized by the Company’s Board of Directors. The affirmative vote of the holders of two-thirds of the outstanding Company Common Stock as of the record date (the “Company Shareholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock necessary to approve this Agreement, and the Merger and to consummate the Merger and the other transactions contemplated hereby as required by the TBCA, the Company’s Articles of Incorporation and Bylaws and the rules of the Nasdaq Stock Market, each as in effect on the date of such approval.
                (b)   No Consents. No consent, approval, order, authorization, release or waiver of, or registration, declaration or filing with, any Governmental Authority or any other Person, is necessary or required to be made or obtained by the Company to enable the Company to lawfully execute and deliver, enter into, and perform its obligations under this Agreement, to consummate the Merger or to consummate the transactions contemplated hereby, except for (i) the filing of the Articles of Merger with the Texas Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) the Company Shareholder Approval, (iii) such filings and notifications as may be required to be made by the Company in connection with the Merger under the HSR Act and the antitrust, competition or similar laws of any foreign jurisdiction and the expiration or early termination of applicable waiting periods under the HSR Act and such foreign laws, (iv) the filing with the SEC of the Proxy Statement and such reports and filings under the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such other filings and notifications as may be required to be made by the Company under federal, state or foreign securities laws or the rules and regulations of the Nasdaq Stock Market, and (vi) such other consents, approvals, orders, authorizations, releases, waivers, registrations, declarations or filings that if not made or obtained would not, individually or in the aggregate, reasonably be expected to materially affect the ability of the Company to consummate the Merger or have a Material Adverse Effect on the Company.
                (c)   Enforceability. This Agreement has been duly executed and delivered by the Company, and assuming the due authorization, execution and delivery by Acquiror and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.
        3.4          Capitalization of the Company.
                (a)   Authorized and Outstanding Capital Stock of the Company. The authorized capital stock of the Company consists solely of 100,000,000 shares of Company Common Stock and 20,000,000 shares of Company Preferred Stock. As of the close of business on September 30, 2005, a total of 48,666,237 shares of Company Common Stock and no shares of Company Preferred Stock were issued and outstanding. From September 30, 2005 through the Agreement Date, no shares of Company Common Stock or Company Preferred Stock have been issued other than pursuant to (i) the Company ESPP and (ii) the exercise of Company Options that were outstanding on September 26, 2005; provided that the aggregate number of shares issued pursuant to clauses (i) and (ii) does not exceed 100,000 shares of Company Common Stock. Schedule 3.4(a) of the Company Disclosure Letter sets forth as of the Agreement Date all holders of Unvested Company Shares, and for each such Company Shareholder, (i) the number of Unvested Company Shares held, (ii) the schedule on which such rights lapse and (iii) whether such repurchase rights lapse in full or in part as a result of any of the transactions contemplated by this Agreement or upon any other event or condition. All issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and are not subject to any right of rescission, right of first refusal or preemptive right (other than under the Company Option Plans). There is no Liability for dividends accrued and unpaid by the Company. As of the Agreement Date, there are no shares of Company Common Stock held in treasury by the Company or its Subsidiaries.
                (b)   Options, Warrants and Rights. The Company has reserved (i) an aggregate of 24,515,818 shares of Company Common Stock for issuance pursuant to the Company Option Plans (including shares subject to outstanding Company Options) and (ii) an aggregate of 2,000,000 shares of Company Common Stock for issuance pursuant to the Company ESPP. As of the Agreement Date, (i) a total of 9,316,211 shares of Company Common Stock are subject to outstanding Company Options, (ii) there are no outstanding warrants to purchase shares of Company Capital Stock from the Company, (iii) a total of 2,541,078 shares of Company Common Stock are reserved for future grant and issuance under the Company Option Plans (excluding shares subject to outstanding Company Options), and (iv) a total of 240,958 shares of Company Common Stock are reserved for future grant and issuance under the Company ESPP. Schedule 3.4(b)-1 of the Company Disclosure Letter sets forth as of the Agreement Date, for each Company Option, (i) the name of the holder of such Company Option, (ii) the exercise price per share of such Company Option, (iii) the number of shares covered by such Company Option, (iv) the extent such Company Option is vested as of the Agreement Date, (v) whether such Company Option is an incentive stock option or non-statutory stock option under the Code and (vi) whether such Company Option was granted under the Company Option Plans. The terms of the Company Option Plans (other than as set forth in Schedule 3.4(b)-2) permit the treatment of Company Options in the manner contemplated by Section 2.1(c) of this Agreement, without the consent or approval of the holders of such Company Options or the Company Shareholders. True and correct copies of the Company Option Plans, the standard agreement under each Company Option Plan, each agreement for each Company Option that does not conform substantially in material respects to the standard agreement under such Company Option Plan has been made available by the Company to Acquiror’s legal counsel. All Company Options have been issued and granted in compliance with Applicable Law and all material requirements set forth in applicable Contracts.
                (c)   No Other Rights. As of the Agreement Date, except for (i) Company Options, as set forth in the preceding subsection (b), (ii) the Company Rights issued pursuant to the Company Rights Agreement and (iii) rights to purchase Company Common Stock under the Company ESPP, there were no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any shares of Company Capital Stock or any securities or debt convertible into or exchangeable for Company Capital Stock or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract. The Company’s Articles of Incorporation and Bylaws do not provide, and the Company is not a party to or otherwise bound by any Contract (other than the Company Rights Agreement and the Voting Agreements) providing, registration rights, rights of first refusal, preemptive rights, co-sale rights or other similar rights or other restrictions applicable to any outstanding securities of the Company. The Company is not a party to any Contract regarding the voting of any outstanding securities of the Company (other than the Voting Agreements).
        3.5          No Conflict. The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby will not, conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under, or give rise to a right of termination, cancellation or acceleration of any material obligation of the Company under: (a) any provision of the Articles of Incorporation or Bylaws (or other comparable charter documents) of the Company or any Company Subsidiary, each as currently in effect; (b) subject to compliance with the requirements set forth in Section 3.3(b), any Applicable Law applicable to the Company, any Company Subsidiary; (c) any Company Scheduled Contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective assets or properties are bound; or (d) any privacy policy of the Company or any Company Subsidiary. Neither the Company’s entering into this Agreement nor the consummation of the Merger or the transactions contemplated thereby shall give rise to, or trigger the application of, any rights of any third party or any obligations of the Company or any Company Subsidiary, in any such case that would be material to the Company, that would come into effect upon the consummation of the Merger.
        3.6          SEC Filings.
                (a)   SEC Reports. Except as set forth in Schedule 3.6(a) of the Company Disclosure Letter, the Company has filed with the SEC all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents (including exhibits and all other items incorporated by reference) required to be filed by Company since January 1, 2003 (all such required registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents, including those that the Company may file subsequent to the Agreement Date, are referred to herein as the “Company SEC Documents”). As of their respective dates, the Company SEC Documents (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and the disclosure requirements of Rule 4350 of The NASDAQ Stock Market, Inc.’s Corporate Governance Rules and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the Agreement Date, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the Agreement Date by a subsequently filed Company SEC Document. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. The SEC has not provided comments to the Company in connection with any Company SEC Documents that to the Company’s knowledge remain unresolved and are material.
                (b)   Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents (the “Company Financial Statements”), including each Company SEC Document filed after the Agreement Date until the Closing, (i) complied, as of their respective dates of filing with the SEC, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP (except in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q or Form 8-K) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and (iii) fairly presented in all material respects the consolidated financial position of Company and its Subsidiaries as at the respective dates thereof and the consolidated results of Company’s and its Subsidiaries’ operations and cash flows for the periods indicated (except that the unaudited interim financial statements were subject to normal and recurring year-end and quarter-end adjustments which were not material). Except as reflected in the Company Balance Sheet (or described in the notes thereto), neither the Company nor any of its Subsidiaries has any Liabilities that would be required to be disclosed on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, except (i) Liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, (ii) Liabilities recorded on or reserved against in the Company Balance Sheet (but only to the extent so recorded or of such reserves), and (iii) Liabilities incurred pursuant to this Agreement or the transactions contemplated hereby.
                (c)   Sarbanes Act. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes Act.

                (d)   Controls. The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (iv) the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 promulgated under the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports that it files under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, and such controls are effective for this purpose. The Company has established and maintains internal control over financial reporting (as defined in Rule 13a-15 promulgated under the Exchange Act) and such internal control over financial reporting are effective based on the criteria issued by the Committee on Sponsoring Organizations of the Treadway Committee on “Internal Control-Integrated Framework.” To the Company’s knowledge, there is no fraud, whether or not material, that involves management or other current or former employees of the Company or any of its Subsidiaries who have a role in the Company’s internal controls. Except as set forth in Schedule 3.6(d) of the Company Disclosure Letter, since January 1, 2004, no party has submitted any complaint to the Audit Committee of the Board of Directors of the Company pursuant to the procedures established in accordance with Section 10A(m)(4) of the Exchange Act. No attorney representing the Company or any of its Subsidiaries has reported any material violation to the Company’s chief legal officer, chief executive officer, any supervising attorney or any committee of the Board of Directors of the Company, including any qualified legal compliance committee, as contemplated by the rules set forth in 17 CFR Part 205.
                (e)   Amendments. Except as set forth in Schedule 3.6(e) of the Company Disclosure Letter, the Company has heretofore furnished to Acquiror a complete and correct copy of any amendments or modifications effected prior to the Agreement Date, which have not yet been filed with the SEC but that are required to be filed, to Contracts or other instruments that previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.
                (f)    Proxy Statement. The information supplied by the Company for inclusion in the Proxy Statement shall not at the time the Proxy Statement is filed with the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to Company Shareholders, or at the time of the meeting of Company Shareholders (the “Company Shareholders’ Meeting”) to consider this Agreement and the other transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders’ Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statements made or incorporated by reference therein based on information supplied by Acquiror or Merger Sub that is contained (including incorporated by reference) in the Proxy Statement.
        3.7          Litigation. Except as and to the extent disclosed in the Company SEC Documents filed subsequent to December 31, 2004 and prior to the Agreement Date (including the notes to the financial statements included therein) and except as set forth in Schedule 3.7 of the Company Disclosure Letter, (a) there is no action, suit, arbitration, mediation, proceeding, claim or investigation pending against the Company or any Company Subsidiary (or against any officer, director, employee or agent of the Company or any Company Subsidiary in their capacity as such or relating to their employment, services or relationship with the Company or such Company Subsidiary) before any Governmental Authority, arbitrator or mediator, nor, to the knowledge of the Company and each Company Subsidiary, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened; and (b) there is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator outstanding against the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has any action, suit, arbitration, mediation, proceeding, claim or investigation pending against any Governmental Authority or other Person.
        3.8          Compliance with Laws.
                (a)   (i) Except as set forth in Schedule 3.8(a) of the Company Disclosure Letter, the Company and each Company Subsidiary has materially complied, and is now in material compliance, with, all Applicable Law; neither the Company nor any of its Subsidiaries has received any written notification from any Governmental Authority asserting that the Company or any of its Subsidiaries has failed to comply, or is not in compliance, with Applicable Law and to the Company’s knowledge; (ii) no investigation or review of the Company or any of its Subsidiaries by any Governmental Authority is pending; and (iii) to the Company’s knowledge, no such notification, investigation or review has been threatened in writing against the Company or any of its Subsidiaries and no reasonable basis therefor exists.
                (b)   All materials, products and services distributed or marketed by the Company and each Company Subsidiary have at all times made all material disclosures to users or customers required by Applicable Law, and none of such disclosures made or contained in any such materials have been inaccurate, misleading or deceptive in any material respect.
                (c)   Permits. (i) The Company and each Company Subsidiary holds all material permits, licenses and approvals from, and has made all material filings with Governmental Authorities, that are necessary and/or legally required to be held by it to conduct the Company Business without any violation of Applicable Law (“Governmental Permits”), and all such Governmental Permits are valid and in full force and effect, and (ii) neither the Company nor any Company Subsidiary has received any notice or other communication from any Governmental Authority regarding (A) any actual or possible violation of Applicable Law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit or (B) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.
                (d)   Except as set forth in Schedule 3.8 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary nor any director, officer, agent or employee of the Company or any Company Subsidiary has, for or on behalf of the Company or any Company Subsidiary, (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) made any other payment in violation of Applicable Law; or (iv) exported any Company products or services, software, or technology in violation of the United States Export Administration Regulations or any other Applicable Law.
        3.9          Taxes. The Company and each Company Subsidiary (and any consolidated, combined, unitary or aggregate group for tax purposes of which the Company or any Company Subsidiary is or has been a member), (a) has properly completed and timely filed all foreign, federal, state, local and municipal returns, declarations, reports, claim for refunds, information returns or statements relating to taxes, including any schedule or attachment thereto, and including any amendment thereof (the “Returns”) required to be filed by it, (b) has timely paid all taxes due and owing (whether or not shown on any Return), (c) has established an adequate accrual or reserve in accordance with GAAP for the payment of all taxes payable in respect of the periods or portions thereof prior to the Balance Sheet Date (which accrual or reserve as of the Balance Sheet Date is fully reflected on the Company Balance Sheet), and (d) has made all necessary estimated tax payments, and (e) has no Liability for taxes for periods or portions of periods prior to the Balance Sheet Date in excess of the amount so paid or accruals or reserves so established. The Company has no Liability for any unpaid taxes accruing after the Balance Sheet Date except for taxes arising in the ordinary course of business subsequent to the Balance Sheet Date. All such Returns are true, correct and complete and were prepared in substantial compliance with all Applicable Law, and the Company has provided Acquiror with true and correct copies of such Returns. Neither the Company nor any Company Subsidiary is delinquent in the payment of any tax or in the filing of any Returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed against the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has received any notification from the Internal Revenue Service or any other taxing authority regarding any material issues that (a) are currently pending before the Internal Revenue Service or any other taxing agency or authority (including any sales or use taxing authority) regarding the Company, or (b) have been raised by the Internal Revenue Service or other taxing agency or authority and not yet finally resolved. No Return of the Company or any Company Subsidiary is under audit by the Internal Revenue Service or any other taxing agency or authority and any such past audits (if any) have been completed and fully resolved to the satisfaction of the applicable taxing agency or authority conducting such audit and all taxes determined by such audit to be due from the Company or any Company Subsidiary have been paid in full to the applicable taxing agencies or authorities. No tax liens are currently in effect against any of the assets of the Company or any Company Subsidiary other than liens that arise by operation of law for taxes not yet due and payable. There is not in effect any waiver by the Company or any Company Subsidiary of any statute of limitations with respect to any taxes. Neither the Company nor any Company Subsidiary has consented to extend to a date later than the Agreement Date the period in which any tax may be assessed or collected by any taxing agency or authority. The Company and each Company Subsidiary have complied (and until the Closing Date will comply) with all Applicable Law relating to the payment and withholding of taxes (including withholding of taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper taxing agencies and authorities all amounts required to be so withheld and paid over under all Applicable Law (including Federal Insurance Contribution Act, Medicare and relevant state income and employment tax withholding laws), including federal and state income taxes, and have timely filed all withholding tax Returns. Neither the Company nor any Company Subsidiary is a party to or bound by any tax sharing, tax indemnity, or tax allocation agreement nor does the Company or any Company Subsidiary have any Liability or potential Liability to another party under any such agreement. Neither the Company nor any Company Subsidiary has filed any disclosures under Section 6662 of the Code or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any tax reporting position taken on any Return. Neither the Company nor any Company Subsidiary has consummated, has participated in, or is currently participating in any transaction which was or is a “tax shelter” transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder. Neither the Company nor any Company Subsidiary has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company was not the ultimate parent corporation. Neither the Company nor any Company Subsidiary has any Liability for the taxes of any Person (other than the Company or any Company Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise. Neither the Company, any Company Subsidiary, nor any “dual resident corporation” (within the meaning of Section 1503(d) of the Code) in which either the Company or any Company Subsidiary is considered to hold an interest, has incurred a dual consolidated loss within the meaning of Section 1503 of the Code. Neither the Company nor any Company Subsidiary has been or will be required to include any material adjustment in, or exclude an material item of deduction from, taxable income for any tax period (or portion thereof) ending after the Closing Date pursuant to Section 481 of the Code or any comparable provision under state or foreign tax laws as a result of transactions, events or accounting methods employed prior to the Merger. Neither the Company nor any Company Subsidiary is a “personal holding company” within the meaning of the Code. Neither the Company nor any Company Subsidiary has ever been a “United States real property holding corporation” within the meaning of Section 897 of the Code, and the Company and each Company Subsidiary has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h) of the Treasury Regulations. Except as set forth in Schedule 3.9 to the Company Disclosure Letter, to the Company’s knowledge, there is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384 or 1502 of the Code (and any comparable provisions of foreign, state, local or municipal law). Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (a) in the two years prior to the Agreement Date or (b) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger. Each nonqualified deferred compensation plan to which the Company or any Company Subsidiary is a party complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements. Except as set forth in Schedule 3.9 of the Company Disclosure Letter, the exercise price of all Company Options is at least equal to the fair market value of the Company Common Stock on the date such Company Options were granted.
        3.10          Title to Properties. The Company and each Company Subsidiary has good and marketable title to all of their respective tangible assets (including those shown on the Company Balance Sheet, except assets sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Encumbrances, except (a) Permitted Encumbrances, (b) such imperfections or irregularities of title, easements, rights-of-way and other encumbrances as do not materially impair the continued use of such assets subject thereto or affected thereby or otherwise materially impair business operations at the properties where such assets are located, and (c) mortgages, deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company included in the Company SEC Documents. All tangible assets used in the operations of the Company Business as of the Balance Sheet Date are reflected on the Company Balance Sheet to the extent required under GAAP to be so reflected. All machinery, vehicles, equipment and other tangible personal property owned or leased by the Company or any Company Subsidiary or used in the Company Business are in good condition and repair, normal wear and tear excepted. All leases of real or personal property to which the Company or any Company Subsidiary is a party are valid, binding and in full force and effect. To the Company’s knowledge, neither the Company nor any Company Subsidiary is in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties, nor has the Company or Company Subsidiary received any notice of any violation of Applicable Law with which it has not complied. Neither the Company nor any Company Subsidiary owns any real property.
        3.11          Absence of Certain Changes. Since the Balance Sheet Date, the Company and each Company Subsidiary has operated its business in the ordinary course consistent with its past practices, and since such date there has not been with respect to the Company or any Company Subsidiary any:
                (a)   Material Adverse Change or any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Change;
                (b)   amendment or change in its Articles of Incorporation or Bylaws (or other comparable charter documents);
                (c)   incurrence, creation or assumption of (i) any Encumbrance on any of its assets or properties (other than Permitted Encumbrances), (ii) any Liability or any indebtedness for borrowed money, or (iii) any Liability as a guarantor or surety with respect to the obligations of others (other than Company Subsidiaries);
                (d)   acceleration or waiver of any vesting condition to the right to exercise any option, warrant or other right to purchase or otherwise acquire any shares of its capital stock, or any acceleration or waiver of any right to repurchase shares of its capital stock, in each case other than upon the termination of the holder’s employment or services with it or pursuant to any right of first refusal;
                (e)   payment or discharge of any Encumbrance on any of its assets or properties, or payment or discharge of any of its Liabilities, in each case that was not either shown on the Company Balance Sheet or incurred in the ordinary course of its business consistent with its past practices after the Balance Sheet Date in an amount not in excess of $100,000 for any single Liability to a particular creditor;
                (f)    purchase, license, sale, grant, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of its assets (including Company IP Rights (as defined in Section 3.14(a)) and other intangible assets), properties or goodwill other than the sale or nonexclusive license of its products or services to its customers in the ordinary course of its business consistent with its past practices;
                (g)   damage, destruction or loss of any material property or material asset, whether or not covered by insurance;
                (h)   declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, its capital stock, or any split, combination or recapitalization of its capital stock or any direct or indirect redemption, purchase or other acquisition of any of its capital stock or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities (other than repurchases of stock in accordance with the Company Option Plans or applicable Contracts in connection with the termination of service of employees or other service providers);
                (i)    except as set forth in Schedule 3.11(i) of the Company Disclosure Letter, change or increase in the compensation payable or to become payable to any of its officers, directors, employees or consultants, or in any bonus, pension, severance, retention, insurance or other benefit payment or arrangement (including, without limitation, stock awards, stock option grants, or stock appreciation rights) made to or with any of such officers, directors, employees or consultants (other than increases in the base salaries of employees who are not officers in an amount that does not exceed 10% of such base salaries), any material modification of any “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and Internal Revenue Service Notice 2005-1, or any new loans or extension of existing loans to any such Persons (other than routine expense advances to employees of the Company or any Company Subsidiary consistent with past practice), and neither the Company nor any Company Subsidiary has entered into any Contract to grant or provide (nor has granted any) severance, acceleration of vesting or other similar benefits to any such Persons;
                (j)    except as set forth in Schedule 3.11(j) of the Company Disclosure Letter, material change with respect to its Key Personnel, any terminations of employment of a number of employees in excess of ten percent (10%) of the total number of employees of the Company and the Company Subsidiaries as of the Balance Sheet Date, or (except as set forth in Schedule 3.7 of the Company Disclosure Letter) any labor dispute or claim of unfair labor practices;
                (k)   Liability incurred by it to any of its officers, directors or stockholders, except for normal and customary compensation and expense allowances payable to officers in the ordinary course of its business consistent with its past practices;
                (l)    making by it of any loan, advance or capital contribution to, or any investment in, any of its officers, directors or stockholders or any firm or business enterprise in which any such person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;
                (m)  entering into, amendment of, relinquishment, termination or nonrenewal by it of any Company Scheduled Contract other than in the ordinary course of its business consistent with its past practices, any default by it under such Company Scheduled Contract, or any written indication or assertion by the other party thereto of any material problems with its services or performance under such Company Scheduled Contract or of such other party’s intention to so amend, relinquish, terminate or not renew any such Company Scheduled Contract;
                (n)   material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers;
                (o)   entering into by it of any transaction, or contract that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expense) or obligation on its part that involves in excess of $250,000, except as disclosed in Section 3.11(o) of the Company Disclosure Letter;
                (p)   making or entering into any Contract with respect to any acquisition, sale or transfer of any material asset of the Company or any Subsidiary;

                (q)   except as required by GAAP, any change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) or any revaluation of any of its assets;
                (r)    any deferral of the payment of any material accounts payable other than in the ordinary course of business, consistent with past practices, or any material discount, accommodation or other concession made other than in the ordinary course of business, consistent with past practices, in order to accelerate or induce the collection of any receivable;
                (s)    announcement of, any negotiation by or any entry into any Contract to do any of the things described in the preceding clauses (a) through (r) (other than negotiations and agreements with Acquiror and its representatives regarding the transactions contemplated by this Agreement).
        3.12          Contracts, Agreements, Arrangements, Commitments and Undertakings. Schedules 3.12(a)-(o) of the Company Disclosure Letter set forth a list of each of the following Contracts to which the Company or any Company Subsidiary is a party or to which the Company or any Company Subsidiary or any of their respective assets or properties is bound (each a “Company Scheduled Contract”):
                (a)   any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);
                (b)   any Contract providing for future payments (whether fixed, contingent or otherwise) by or to the Company or any Company Subsidiary in an aggregate amount of $250,000;
                (c)   any dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar Contract under which any third party is currently authorized to sell, sublicense, lease, distribute, market or take orders for any of its products, services or technology;
                (d)   any Contract providing for the current or future development of any software, content (including textual content and visual, photographic or graphics content), technology or intellectual property for (or for the benefit or use of) the Company or any Company Subsidiary, or providing for the current or future purchase by or license to (or for the benefit or use of) the Company or any Company Subsidiary of any software, content (including textual content and visual, photographic or graphics content), technology or intellectual property, which software, content, technology or intellectual property is in any manner used or incorporated (or is contemplated by it to be used or incorporated) in connection with any aspect or element of any product, service or technology of the Company or any Company Subsidiary (other than software generally available to the public at a per copy license fee of less than $1,000 per copy);
                (e)   any joint venture or partnership Contract that has involves, or is reasonably expected to involve, a current or future sharing of revenues, profits, cash flows, expenses or losses with any other party or a current or future payment of royalties to any other party;
                (f)    any Contract for or relating to (i) the employment by the Company or any Company Subsidiary of any current director, officer, employee or consultant or (ii) any other type of Contract with any of the Company’s or any Company Subsidiary’s current officers, employees or consultants where in either the case of clause (i) or clause (ii) the Contract is not immediately terminable by the Company or any Company Subsidiary (as applicable) without cost or other similar Liability, as well as any contract requiring the Company or any Company Subsidiary to make a payment to any current or former director, officer, employee or consultant on account of the Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;
                (g)   any (in the case of clause (v), other than Routine Business Agreements) that restricts the Company or any of its Subsidiaries from (i) engaging in any aspect of its business, (ii) participating or competing in any line of business or market, (iii) freely setting prices for its products, services or technologies (including most favored customer pricing provisions), (iv) engaging in any business in any market or geographic area or that grants any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any party, or (v) soliciting potential employees, consultants, contractors or other suppliers or customers;

                (h)   any Contract pursuant to which any Person is entitled to Use (as defined in Section 3.14(a)) any Company IP Right or any product or service of the Company (other than Routine Business Agreements);
                (i)    any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of its capital stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights therefore from the Company or any Company Subsidiary, except for those Contracts conforming to the standard agreement under such Company Option Plan;
                (j)    any Contract with any labor union or any collective bargaining agreement or similar Contract with its employees;
                (k)   any Contract, other than Routine Business Agreements, of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person (other than the Company and its Subsidiaries) in excess of $250,000 as of the Agreement Date;
                (l)    any Contract providing for indemnification or warranting by it (other than pursuant to Routine Business Agreements);
                (m)  any Contract entered into since January 1, 2004 pursuant to which it has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise since inception;
                (n)   any Contract (other than Routine Business Agreements) with a Governmental Authority or any Governmental Permit; or
                (o)   any Contract under which the Company’s entering into this Agreement or the consummation of the Merger or the transactions contemplated thereby will give rise to, or trigger the application of, any material rights of any third party or any material obligations of the Company or any Company Subsidiary that would come into effect upon the consummation of the Merger, including any current (i) Change of Control Agreement and (ii) any Existing Employment Agreement, in each case entered into by and between the Company and any executive of the Company.
        A true and complete copy of each Contract required by these subsections (a)-(o) of this Section 3.12 to be listed in Schedule 3.12 of the Company Disclosure Letter has been made available to Acquiror’s legal counsel. All Company Scheduled Contracts are in written form.
        3.13          No Default. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any Company Subsidiary or to the knowledge of the Company or any Company Subsidiary, with respect to any other contracting party, which, with the giving of notice or the lapse of time would reasonably be expected to (a) become a default or event of default under any Company Scheduled Contract or (b) give any third party (i) the right to declare a default or exercise any remedy under any Company Scheduled Contract, (ii) the right to a rebate, chargeback, refund, credit, penalty or change in performance schedule under any Company Scheduled Contract, (iii) the right to accelerate the maturity or performance of any obligation of the Company or any of its Subsidiaries under any Company Scheduled Contract, or (iv) the right to cancel, terminate or modify any Company Scheduled Contract. Except as set forth in Schedule 3.13 of the Company Disclosure Letter, the Company has not received any written notice or other communication regarding any actual or possible violation or breach of or default under, or intention to cancel or modify, any Company Scheduled Contract. Neither the Company nor any of the Company Subsidiaries has any Liability for renegotiation of government contracts or subcontracts.
        3.14          Intellectual Property.
                (a)   The Company and each Company Subsidiary (i) owns or (ii) has the valid right or license to use, and, to the extent that it does any of the following, to develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, and/or dispose of (for purposes of this

Section 3.14, “Use”) all Intellectual Property as currently Used in the conduct of the Company Business (such Intellectual Property being hereinafter collectively referred to as the “Company IP Rights”). As used in this Agreement, “Company-Owned IP Rights” means Company IP Rights that are or are purportedly owned or exclusively licensed to the Company or any Company Subsidiary; and “Company-Licensed IP Rights” means Company IP Rights that are not Company-Owned IP Rights.
                (b)   Except as set forth in Schedule 3.14(b) of the Company Disclosure Letter, neither the execution, delivery and performance of this Agreement nor the consummation of the Merger and the other transactions contemplated by this Agreement shall, in accordance with their terms: (i) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any material Contract governing any Company IP Right; or (ii) materially impair the right of the Company or the Surviving Corporation or any Company Subsidiary to Use any Company IP Right or portion thereof. There are no royalties, honoraria, fees or other payments payable by the Company or any Company Subsidiary to any third person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the Use of any Company IP Rights by the Company or any Company Subsidiary and none shall become payable as a result of the consummation of the transactions contemplated by this Agreement. After the Closing, all Company-Owned IP Rights will be fully transferable, alienable or licensable by the Surviving Corporation and Acquiror without restriction and without payment of any kind to any third party.
                (c)   Except as set forth in Schedule 3.14(c) of the Company Disclosure Letter, neither the operation of the Company Business nor the use, development, manufacture, marketing, licensing, sale, offering for sale, distribution, or intended use of any Company product or service currently licensed, utilized, sold, offered for sale, distributed or provided by the Company or any Company Subsidiary (i) violates any license or other Contract between the Company or such Company Subsidiary and any third party, or (ii) infringes or misappropriates, or will infringe or misappropriate, any Intellectual Property right of any other party. Neither the Use or intended Use of any Company product or service currently under development by Company or any Company Subsidiary, (i) violates any Contract between Company or Company Subsidiary and any third party, or (ii) infringes or misappropriates, or to the Company’s knowledge will infringe or misappropriate, any Intellectual Property rights of any other party. There is no pending, or to the knowledge of the Company or any Company Subsidiary, threatened, claim or litigation contesting the validity, ownership or right of the Company or any Company Subsidiary to exercise any Company IP Right, nor to the knowledge of the Company or any Company Subsidiary, is there any legitimate basis for any such claim, nor has the Company or any Company Subsidiary received any notice asserting that any Company IP Right or the proposed Use thereof conflicts with or infringes or shall conflict with or infringe the rights of any other party, nor to the knowledge of the Company or any Company Subsidiary, is there any legitimate basis for any such assertion and neither the Company nor any Company Subsidiary has received any written notice from any third party offering a license under any such third party patents. None of the Company-Owned IP Rights, Company-Licensed IP Rights, the Company products or services, the Company or any of the Company Subsidiaries is subject to any proceeding or outstanding order, Contract or stipulation (i) restricting in any manner the use, distribution, transfer, or licensing by the Company or any Company Subsidiaries of any Company-Owned IP Rights, any Company-Licensed IP Rights or any Company product or service, or which may affect the validity, use or enforceability of any such Company-Owned IP Rights, Company-Licensed IP Rights or Company product or service, or (ii) restricting the conduct of the Company Business in order to accommodate Intellectual Property rights of a third party.
                (d)   Except as set forth in Schedule 3.14(d) of the Company Disclosure Letter, to the knowledge of the Company or any Company Subsidiary: (a) no current or former employee, consultant or independent contractor of the Company or any Company Subsidiary: (i) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or any Company Subsidiary or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any Company Subsidiary that is subject to any Contract under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work; and (b) neither the employment of any employee of the Company or any Company Subsidiary, nor the use by the Company or any Company Subsidiary of the services of any consultant or independent contractor subjects the Company or such Company Subsidiary to any Liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for the Company or such Company Subsidiary, whether such Liability is based on contractual or other legal obligations to such third party.
                (e)   Except as set forth in Schedule 3.14(e) of the Company Disclosure Letter, the Company and each Company Subsidiary has taken all commercially reasonable steps to protect, preserve and maintain the secrecy and confidentiality of the Company IP Rights and to preserve and maintain all the Company’s and the Company Subsidiaries’ interests, proprietary rights and trade secrets in the Company IP Rights. All current and former officers, employees, consultants and independent contractors of the Company and any Company Subsidiary having access to proprietary information of the Company or such Company Subsidiary, its customers or business partners and inventions owned by the Company or such Company Subsidiary have executed and delivered to the Company or such Company Subsidiary an agreement regarding the protection of such proprietary information and the assignment of inventions to the Company or such Company Subsidiary (in the case of proprietary information of the Company’s or such Company Subsidiary’s customers and business partners, to the extent required by such customers and business partners); and copies of all such agreements have been made available to Acquiror’s legal counsel. The Company has secured valid written assignments from all of the Company’s and the Company Subsidiaries’ current and former consultants, independent contractors and employees who were involved in, or who contributed to, the creation or development of any Company-Owned IP Rights, of the rights to such contributions that may be owned by such persons or that the Company does not already own by operation of law. No current or former employee, officer, director, consultant or independent contractor of the Company or any Company Subsidiary has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP Rights. Schedule 3.14(e) of the Company Disclosure Letter sets forth a list and description of all technology, software or Intellectual Property developed or otherwise owned by a third party that is incorporated into, integrated or bundled with, or used by the Company or the Company Subsidiaries in the development, manufacture or compilation of any of the Company products or services (“Third Party Product Technology”). Each Contract pursuant to which the Company licenses any Third Party Product Technology is identified in Schedule 3.12(d).
                (f)    Schedule 3.14(f) of the Company Disclosure Letter contains a true and complete list of (i) all worldwide registrations made by or on behalf of the Company or any Company Subsidiary of any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs or addresses with any Governmental Authority or quasi-governmental authority, including Internet domain name registries, (ii) all applications, registrations, filings and other formal written governmental actions made or taken pursuant to Applicable Law by the Company or any Company Subsidiary to secure, perfect or protect its interest in the Company IP Rights, including all patent applications, copyright applications, mask work applications and applications for registration of trademarks and service marks, and where applicable the jurisdiction in which each of the items of the Company IP Rights has been applied for, filed, issued or registered, and (iii) all inter parties proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office) or equivalent authority anywhere else in the world) related to any of the Company IP Rights (collectively, the “Company Registered IP Rights”). To the Company’s knowledge, all registered patents, trademarks, service marks, Internet domain names, Internet or World Wide Web URLs or addresses, copyrights and mask work rights held by the Company or any Company Subsidiary are valid, enforceable and subsisting, and the Company or such Company Subsidiary is the record owner thereof. Schedule 3.14(f) of the Company Disclosure Letter sets forth a list of all actions that are required to be taken by the Company or its Subsidiaries within 120 days of the Agreement Date with respect to any of the Company Registered Intellectual Property in order to avoid prejudice to, impairment or abandonment of such Company Registered Intellectual Property. The Company or the Company Subsidiaries

are the exclusive owner of all trademarks and trade names used by the Company to identify its products and services in commerce in connection with the operation or conduct of the Company Business, including the sale, licensing, distribution or provision of any Company products or services by the Company or any of the Company Subsidiaries. Except as set forth in Schedule 3.14(f), the Company owns exclusively, and has good title to, all copyrighted works that are included or incorporated into Company products or services or which the Company or any of the Company Subsidiaries otherwise purports to own.
                (g)   The Company and the Company Subsidiaries own all right, title and interest in and to all Company-Owned IP Rights free and clear of all Encumbrances and licenses (other than licenses and rights listed in Schedule 3.12(d) or Schedule 3.14(g)-1 of the Company Disclosure Letter and Permitted Encumbrances). The right, license and interest of the Company and the Company Subsidiaries in and to all Company-Licensed IP Rights are free and clear of all Encumbrances and licenses (other than licenses and rights listed in Schedule 3.12(d) or Schedule 3.14(g)-2 of the Company Disclosure Letter and Permitted Encumbrances).
                (h)   Schedule 3.14(h) of the Company Disclosure Letter contains a true and complete list of all licenses, sublicenses and other Contracts, other than Routine Business Agreements, as to which the Company is a party and pursuant to which any person is authorized to use any Company IP Rights. None of the licenses or other Contracts listed in Schedule 3.14(h) of the Company Disclosure Letter grants any third party exclusive rights to or under any Company-Owned IP Rights or grants any third party the right to sublicense any of such Company-Owned IP Rights. Neither the Company nor any of the Company Subsidiaries has transferred ownership of any Intellectual Property that is or was owned by the Company or any of the Company Subsidiaries, to any third party, or knowingly permitted the Company’s and the Company Subsidiaries’ rights in such Intellectual Property to lapse or enter the public domain (other than through the expiration of registered Intellectual Property at the end of its statutory term).
                (i)    Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any other party acting on its behalf has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party of, any Company Source Code (as defined below). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall, or would reasonably be expected to, result in the disclosure or delivery by the Company or any Company Subsidiary or any other party acting on its behalf to any party of any Company Source Code. Schedule 3.14(i) of the Company Disclosure Letter identifies each Contract pursuant to which the Company or any Company Subsidiary has deposited, or is or may be required to deposit, with an escrow agent or other party, any Company Source Code and further describes whether the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code. As used in this Section 3.14(i), “Company Source Code” means, collectively, any human readable software source code, or any material portion or aspect of the software source code, or any material proprietary information or algorithm contained in or relating to any software source code, that constitutes Company-Owned IP Rights or any other Company product or service marketed or currently proposed to be marketed by the Company or any Company Subsidiary.
                (j)    To the knowledge of the Company or any of the Company Subsidiaries, there is no unauthorized use, disclosure, infringement or misappropriation of any Company IP Rights by any third party, including any employee or former employee of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has agreed to indemnify any person for any infringement of any Intellectual Property of any third party by any Company product or service that has been sold, licensed to third parties, leased to third parties, supplied, marketed, distributed or provided by the Company or any Company Subsidiary, except pursuant to the Company’s Routine Business Agreements.
                (k)   All software developed by the Company or any Company Subsidiary and licensed by the Company or any Company Subsidiary to customers and all Company products or services provided by or through the Company or any Company Subsidiary to customers on or prior to the Closing Date conform in all material respects (to the extent required in Contracts with such customers) to applicable contractual commitments, express and implied warranties, product specifications and product Documentation and to any representations provided to customers, and neither the Company nor any Company Subsidiary has any material Liability (and, to the knowledge of the Company or any Company Subsidiary, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or any Company Subsidiary giving rise to any material Liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Company Balance Sheet. The Company has made available to Acquiror all representative examples, and any specific documents requested by Acquiror, of the following: (i) Documentation and notes relating to the testing of the Company products or services and (ii) plans and specifications for Company products or services currently under development by the Company. The Company has a policy and procedure for tracking material bugs, errors and defects of which it becomes aware in any Company products or services, and maintains a database covering the foregoing. For all software used by the Company and the Company Subsidiaries in providing Company products or services, or in developing or making available any of the Company products or services, the Company and the Company Subsidiaries have implemented any and all security patches or upgrades that are generally available for that software to the extent deemed necessary by the Company.
                (l)    No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties (other than funds received in consideration for Company Capital Stock) was used in the development of the Company products or services, computer software programs or applications owned by the Company or any Company Subsidiary. To the knowledge of the Company or any of the Company Subsidiaries, no current or former employee, consultant or independent contractor of the Company or any Company Subsidiary who was involved in, or who contributed to, the creation or development of any Company IP Rights has performed services for the government, for a university, college or other educational institution or for a research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any Company Subsidiary.
                (m)  Except as disclosed in Schedule 3.12(d) or Schedule 3.14(m), no software included in the Company products and services or any Company IP Right has been distributed in whole or in part or used, or is being used in conjunction with any Open Source Materials. As used in this Section 3.14(m), “Open Source Materials” means any software that (i) contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or (ii) requires as a condition of its use, modification or distribution that it be disclosed or distributed in source code form or made available at no charge. Open Source Materials includes without limitation software licensed under the GNU’s General Public License (GPL) or Lesser/ Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the BSD License, and the Apache License.
                (n)   Except as set forth in Schedule 3.14(n) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company IP Rights or Company products; (ii) distributed Open Source Materials in conjunction with any Company IP Rights or Company products; or (iii) used Open Source Materials, in such a way that, with respect to (i), (ii), or (iii), creates, or purports to create obligations for the Company or such Company Subsidiary with respect to any Company IP Rights (other than an obligation to acknowledge the use of the relevant Open Source Materials or include a proprietary rights notice relating to same) or grant, or purport to grant, to any third party, any rights or immunities under any Company IP Rights (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).
                (o)   Except as set forth in Section 3.14(o) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate any of the Company or any Company Subsidiary to grant or offer to any other Person any license or right to any Company-Owned IP Rights.
        3.15          Certain Transactions and Agreements. Except as disclosed in the Company’s proxy statement for its 2005 Annual Meeting of Shareholders as filed with the SEC on or about April 28, 2005, and except as set forth in Schedule 3.15 of the Company Disclosure Letter, none of the officers and directors of the Company or any Company Subsidiary and, to the knowledge of the Company, none of the employees or shareholders of the Company or any Company Subsidiary, nor any immediate family member of an officer, director, employee or stockholder of the Company or any Company Subsidiary, has any direct ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, the Company or any Company Subsidiary (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded). Except as disclosed in the Company’s proxy statement for its 2005 Annual Meeting of Shareholders as filed with the SEC on or about April 28, 2005, to the Company’s knowledge, none of the officers, directors, employees or stockholders of the Company or any Company Subsidiary, nor any member of their immediate families, has any indirect ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, the Company or any Company Subsidiary (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded), none of said officers, directors, employees or stockholders or any member of their immediate families, is a party to, or otherwise directly or indirectly interested in, any Contract with the Company or any Company Subsidiary, except for normal compensation for services as an officer, director or employee thereof that have been disclosed to Acquiror and none of said officers, directors, employees, stockholders or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Company IP Rights or any other Intellectual Property), that is used in, or that pertains to, the Company Business, except for the rights of a stockholder under Applicable Law.
        3.16          Employees, ERISA and Other Compliance.
                (a)   The Company and each Company Subsidiary is in compliance in all material respects with Applicable Law and Contracts relating to employment, discrimination in employment, terms and conditions of employment, compensation matters, worker classification (including the proper classification of employees as exempt employees and nonexempt employees under the Fair Labor Standards Act), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice. The Company has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages, compensation, taxes, penalties or other sums for failure to comply with any of the foregoing. As of the Closing Date, the Company will have paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation that is due to or on behalf of such employees, independent contractors and consultants as of such date. The Company is not liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). Except as set forth in Schedule 3.16(a) of the Company Disclosure Letter, to the knowledge of the Company and each of its Subsidiaries there are no material pending claims against the Company or any of its Subsidiaries under any workers compensation plan or policy or for long term disability. Except as set forth in Schedule 3.16(a) of the Company Disclosure Letter, there are no controversies pending or, to the knowledge of the Company, threatened, between the Company and any of its employees, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Authority. A complete list of all employees, officers and consultants of the Company and the Company Subsidiaries and their current title and/or job description, compensation (base compensation and bonuses) and benefits is set forth in Schedule 3.16(a) of the Company Disclosure Letter. To the knowledge of the Company, all employees of the Company or any of the Company Subsidiaries are legally permitted to be employed by the Company or such Company Subsidiary in the jurisdiction in which such employee is employed in their current job capacities for the maximum period allowed under Applicable Law. To the knowledge of the Company, all independent contractors providing services to the Company or any of the Company Subsidiaries have been properly classified as independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other Applicable Law. Except as set forth in Schedule 3.16(a) of the Company Disclosure Letter, the Company and the Company Subsidiaries do not have any employment or consulting Contracts currently in effect that are not terminable at will (other than Contracts with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).
                (b)   Except as set forth in Schedule 3.16(b) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary (i) is now, or has ever been, subject to a union organizing effort, (ii) is subject to any collective bargaining agreement with respect to any of its employees, (iii) is subject to any other Contract with any trade or labor union, employees’ association or similar organization, and (iv) has any current labor disputes. To the knowledge of the Company, the Company and the Company Subsidiaries each has good labor relations, and has no knowledge of any facts indicating that the consummation of the Merger or any of the other transactions contemplated hereby shall have a material adverse effect on such labor relations, and has no knowledge that any of its key employees intends to leave their employ. There are no pending, or threatened, efforts to certify any Person as the collective bargaining agent of all or some of the employees of the Company or any Company Subsidiary.
                (c)   The Company has no Company Benefit Arrangement which constitutes, or has since the enactment of ERISA, constituted, (i) a “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) a “multiple employer plan” as defined in ERISA or Code Section 413(c), or (iii) a “funded welfare plan” within the meaning of Code Section 419. No pension plan of the Company is subject to Title IV of ERISA.
                (d)   (i)     Schedule 3.16(d) of the Company Disclosure Letter lists, with respect to the Company and any trade or business (whether or not incorporated) which is treated as a single employer with the Company (an “ERISA Affiliate”) each employment, consulting, or other similar Contract, each “employee benefit plan” as defined in and that is subject to Section 3(3) of ERISA, each loan from the Company to an employee in excess of $10,000 and each plan or arrangement providing for insurance coverage (including any self-insured arrangements that are clearly identified as such), vacation benefits, severance benefits, retention, disability benefits, death benefits, hospitalization benefits, relocation benefits, cafeteria benefits, child care benefits, sabbatical, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors that is currently in effect, maintained or contributed to by the Company, any Company Subsidiary or any ERISA Affiliate and which covers any U.S. employee or former U.S. employee of the Company or any Company Subsidiary. Such Contracts, plans and arrangements as are described in this Section 3.16(d) are herein collectively referred to as “Company Benefit Arrangements”.
                       (ii)   Except as set forth in Schedule 3.16(d) of the Company Disclosure Letter, except, in each case, as would not individually or in the aggregate result in a material liability to the Company, each Company Benefit Arrangement has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all Applicable Law that is applicable to such Company Benefit Arrangement. Unless otherwise indicated in Schedule 3.16(d) of the Company Disclosure Letter, with respect to each such Company Benefit Arrangement that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA that is intended to qualify under Section 401(a) of the Code, the Company either has received a favorable opinion, advisory, notification and/or determination letter, as applicable, that such plan satisfied the requirements of the Uruguay Round Agreements Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996 and the Taxpayer Relief Act of 1997, the Tax Reform Act of 1986, the IRS Restructuring and Reform Act of 1998 and the Community Renewal Tax Relief Act of 2000 (a copy of which letter(s) have been delivered to Acquiror and its counsel), and nothing has occurred since the issuance of such opinion, advisory, notification and/or determination letter, as applicable, which would reasonably be expected to cause the loss of the tax-qualified status of such Company Benefit Arrangement. Except as set forth in Schedule 3.16(d) of the Company Disclosure Letter, each Company Benefit Arrangement can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Acquiror and/or the Merger Sub

(other than ordinary administrative expenses typically incurred in a termination event). Except as set forth in Schedule 3.16(d) of the Company Disclosure Letter, no Company Benefit Arrangement shall be subject to any surrender fees or services fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans. All claims incurred as of the Closing Date under any Company Benefit Arrangement that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA that is self-insured will be paid by the Company.
                       (iii)  The Company has made available to Acquiror and its legal counsel a complete and correct copy and description of each Company Benefit Arrangement, including all plan documents, adoption agreements, and amendments and restatements thereto, trust documents, financial statements, insurance policies, vendor contracts, employee booklets, summary plan descriptions, summary of material modifications and other authorizing documents, and any material employee communications relating thereto.
                       (iv)   The Company has timely filed and delivered to Acquiror and its legal counsel the three most recent annual reports (Form 5500) for each Company Benefit Arrangement that is subject to ERISA and Code reporting requirements, including all attachments, schedules, financial statements and accountants’ opinions attached thereto.
                       (v)   Except as set forth in Schedule 3.16(d) of the Company Disclosure Letter, no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company or any Company Subsidiary, is threatened against or with respect to any Company Benefit Arrangement, including any audit or inquiry by the Internal Revenue Service or the U.S. Department of Labor. Except as set forth in Schedule 3.16(d) of the Company Disclosure Letter, neither the Company nor, to the knowledge of the Company, any ERISA Affiliate has ever been a participant in any “prohibited transaction” (within the meaning of Section 406 of ERISA) with respect to any Company Benefit Arrangement that is an employee pension benefit plan (as defined in Section 3(2) of ERISA) that the Company or such ERISA Affiliate sponsors as employer or in which the Company or such ERISA Affiliate participates as an employer which was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA) or that could result in an excise tax under the Code or the assessment of a civil penalty under Section 502(i) of ERISA that has not been satisfied in full.
                       (vi)   Unless otherwise indicated in Schedule 3.16(d) of the Company Disclosure Letter, all contributions due from the Company with respect to any of the Company Benefit Arrangements have been timely made under the terms of the applicable Company Benefit Arrangement, ERISA, the Code and any other Applicable Law, or there is a period of time remaining for such contributions to be timely made except to the extent failure to make such contributions would result in a material liability to the Company.
                       (vii)  Unless otherwise indicated in Schedule 3.16(d) of the Company Disclosure Letter, no Company Benefit Arrangement (other than life insurance arrangements) provides post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other Applicable Law.
                (e)   To the knowledge of the Company each Company Benefit Arrangement, to the extent applicable, is in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code, Sections 601 through 608 of ERISA, the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder.
                (f)    Except as set forth in Schedule 3.16(f) or Schedule 3.12(o) of the Company Disclosure Letter, no benefit payable or that may become payable by the Company or any Company Subsidiary pursuant to any Company Benefit Arrangement or as a result of, in connection with or arising under this Agreement or the Agreement of Merger shall constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) that is subject to the imposition of an excise tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code. Unless otherwise indicated in Schedule 3.16(f) or Schedule 3.12(o) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to any: (i) Contract with any Person (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company in the nature of the Merger or any of the other transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment; or (ii) Company Benefit Arrangement, any of the benefits of which shall be increased, or the vesting of benefits of which shall be accelerated, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement, or any event subsequent to the Merger such as the termination of employment of any person, or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. Neither the Company nor any of the Company Subsidiaries has any obligation to pay any material amount or provide any material benefit to any former employee or officer, other than obligations (i) for which the Company has established a reserve (or purchased an insurance policy listed in Schedule 3.19 of the Company Disclosure Letter) for such amount on the Company Balance Sheet and (ii) pursuant to Contracts entered into after the Balance Sheet Date and disclosed in Schedule 3.16(f) of the Company Disclosure Letter.
                (g)   To the knowledge of the Company no employee or consultant of the Company or any Company Subsidiary is in material violation of (i) any Contract or (ii) any restrictive covenant relating to the right of any such employee or consultant to be employed by the Company or such Company Subsidiary or to use trade secrets or proprietary information of others.
                (h)   Each employee and fringe benefit plan or arrangement that has been established or maintained, or that is required to be maintained or contributed to by the law or applicable custom or rule of the relevant jurisdiction, outside of the United States (each such Company Benefit Arrangement, a “Foreign Plan”) is listed in Schedule 3.16(i) of the Company Disclosure Letter. With respect to each Foreign Plan, (i) to the knowledge of the Company, such Foreign Plan has been administered in all material respects at all times in accordance with its terms and Applicable Law and regulations, (ii) to the knowledge of the Company, there are no pending investigations by any governmental body involving such Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan), suits or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, (iii) to the knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any liability with respect to such Foreign Plan other than the triggering of payment to participants, and (iv) except as required by Applicable Law or as set forth in Schedule 3.16(h) of the Company Disclosure Letter, no condition exists that would prevent the Company or any of the Company Subsidiaries from terminating or amending any Foreign Plan at any time for any reason in accordance with the terms of each such Foreign Plan (other than normal and reasonable expenses typically incurred in a termination event).
                (i)    In the past two years, there has been no “mass layoff” or “plant closing” as defined by the Workers Adjustment and Retraining Notification (“WARN”) Act, nor has there been any “employment loss” sufficient to require notice under the WARN Act, in respect of the Company.
                (j)    The Company has made available to Acquiror true and complete copies of all election statements under Section 83(b) of the Code that are in the Company’s possession or subject to its control with respect to any unvested securities or other property issued by the Company or any ERISA Affiliate to any of their respective employees, non-employee directors, consultants and other service providers.
                (k)   Schedule 3.16(k) of the Company Disclosure Letter lists as of the Agreement Date each employee of the Company and any Company Subsidiary who on leave of absence and also lists, with respect to each such employee, the basis of such disability or leave and the anticipated date of return to full service.
        3.17          Corporate Documents. The Company has made available to Acquiror’s legal counsel all documents and information listed in the Company Disclosure Letter (including any schedule thereto) including the following: the minute books containing all records of all proceedings, consents, actions and meetings of the Board of Directors and any committees thereof and stockholders of the Company and each Company Subsidiary. The minute books of the Company and each Company Subsidiary made available to

Acquiror contain a materially complete and accurate summary of all actions taken by meetings of directors and stockholders or actions by written consent since the time of incorporation of the Company and the respective Company Subsidiaries through the Agreement Date, and reflect all transactions referred to in such minutes accurately in all material respects. The books, records and accounts of the Company and the Company Subsidiaries (a) are in all material respects true, complete and correct, (b) have been maintained in accordance with good business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets and properties of the Company, and (d) accurately and fairly reflect in all material respects the basis for the Company Financial Statements.
        3.18          No Brokers. Except for fees payable to Lazard Frères & Co. LLC (“Lazard”), and America’s Growth Capital, neither the Company nor any affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement.
        3.19          Insurance. The Company and the Company Subsidiaries maintain the policies of insurance and bonds set forth in Schedule 3.19 of the Company Disclosure Letter, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance. Schedule 3.19 sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the coverage amount and any applicable deductible and any other material provisions as of the date hereof as well all material claims made under such policies and bonds since inception. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid, and the Company and each Company Subsidiary is otherwise in material compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies or bonds. Each of the Company and each Company Subsidiary has made available to Acquiror correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of the Company or any Company Subsidiary.
        3.20          Environmental Matters.
                (a)   The Company, each Company Subsidiary and their respective predecessors and Affiliates are in material compliance with all Environmental Laws (as defined below), which including the possession by the Company or such Company Subsidiary of all material permits and other governmental authorizations required under Environmental Laws and compliance with the terms and conditions thereof. Neither the Company nor any Company Subsidiary has received any written notice or other communication, whether from a Governmental Authority, citizens groups, employee or otherwise, that alleges that the Company or such Company Subsidiary is not in compliance with any Environmental Law. To the knowledge of the Company and each Company Subsidiary, no current or prior owner of any property leased or possessed by the Company or such Company Subsidiary has received any written notice or other communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company or such Company Subsidiary is not in compliance with any Environmental Law. All Governmental Permits held by the Company or any Company Subsidiary pursuant to any Environmental Law (if any) are identified in Schedule 3.20 of the Company Disclosure Letter.
                (b)   For purposes of this Section 3.20: (i) “Environmental Law” means any federal, state or local statute, law, regulation or other legal requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment.
        3.21          No Existing Discussions. Neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, stockholder, employee or agent (or any investment banker, broker, finder or similar party) of the Company or any Company Subsidiary is engaged, directly or indirectly, in any discussions or negotiations with any third party relating to any Alternative Transaction Proposal.
        3.22          Customers and Suppliers.
                (a)   Neither the Company nor any Company Subsidiary has any outstanding material disputes concerning its products and/or services with any customer or distributor who, in the year ended December 31, 2004 or the six months ended June 30, 2005, was one of the 20 largest sources of revenues for the Company and its Subsidiaries, based on amounts paid or payable (each, a “Significant Customer”), and neither the Company nor any Company Subsidiary has any knowledge of any material dissatisfaction on the part of any Significant Customer. Each Significant Customer is listed in Schedule 3.22(a) of the Company Disclosure Letter. Neither the Company nor any of the Company Subsidiaries has received any written, or the knowledge of the Company or any Company Subsidiary, oral notice from any Significant Customer that such customer shall not continue as a customer of the Company (or the Surviving Corporation or Acquiror) after the Closing or that such customer intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Acquiror). The Company has not had any of its products returned by a purchaser thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any revenue by the Company.
                (b)   Neither the Company nor any Company Subsidiary has any outstanding material dispute concerning products and/or services provided by any supplier who, in the year ended December 31, 2004 or the six months ended June 30, 2005, was one of the 10 largest suppliers of products and/or services to the Company, based on amounts paid or payable (each, a “Significant Supplier”), and neither the Company nor any Company Subsidiary has any knowledge of any material dissatisfaction on the part of any Significant Supplier. Each Significant Supplier is listed in Schedule 3.22(b) of the Company Disclosure Letter. Neither the Company nor any of the Company Subsidiaries has received any written, or the knowledge of the Company or any Company Subsidiary, oral notice from any Significant Supplier that such supplier shall not continue as a supplier to the Company (or the Surviving Corporation or Acquiror) after the Closing or that such supplier intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Acquiror). The Company and its Subsidiaries have access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Company Businesses, and neither the Company nor any of the Company Subsidiaries has any knowledge of any reason why it will not continue to have such access on commercially reasonable terms.
        3.23          Privacy. The Company and each Company Subsidiary has provided adequate notice of its privacy practices in its privacy policy or policies. The Company’s and the Company Subsidiaries’ privacy policies are and have been available at all relevant times on the Company Websites (as defined below) or in enrollment and other employment packets and/or posted and communicated to employees. The Company’s and the Company Subsidiaries’ privacy practices conform, and at all times have conformed, in all material respects to their respective privacy policies. The Company and each Company Subsidiary has complied in all material respects with all Applicable Law relating to (a) the privacy of users of the Company products or services and all Internet websites owned, maintained or operated by the Company and the Company Subsidiaries (collectively, the “Company Websites”), and (b) the collection, storage and transfer of any personally identifiable information collected by the Company and the Company Subsidiaries or by third parties having authorized access to the Company’s and the Company Subsidiaries’ records. In all material respects, the Company’s and the Company Subsidiaries’ privacy policies conform, and at all times have conformed, in all material respects, to all of the Company’s and the Company Subsidiaries’ contractual commitments to their customers and the viewers of the Company Websites. In all material respects, each of the Company Websites and all materials distributed or marketed by the Company and the Company Subsidiaries have at all times made all disclosures to users or customers required by Applicable Law, and none of such disclosures made or contained in any Company Website or in any such materials have been inaccurate, misleading or deceptive or in violation of any Applicable Law. No claims have been asserted or, to the knowledge of the Company or any of the Company Subsidiaries, are threatened against the Company or any of the Company Subsidiaries by any person or entity alleging a violation of such person’s or entity’s privacy, personal or confidentiality rights under the privacy policies of the Company or the Company Subsidiaries. With respect to all personal and user information described in this Section 3.23, the Company and the Company Subsidiaries have at all times taken all steps reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the knowledge of the Company or any of the Company Subsidiaries, there has been no unauthorized access to or other misuse of that information.
        3.24          Export Control Laws. The Company and each Company Subsidiary has conducted its export transactions in accordance in all respects with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing:
                (a)   the Company and each Company Subsidiary has obtained all export licenses and other approvals required for its exports of products, software and technologies from the United States;
                (b)   the Company and each Company Subsidiary is in compliance with the terms of all applicable export licenses or other approvals;
                (c)   there are no pending or, to the knowledge of the Company, threatened claims against the Company or any Company Subsidiary with respect to such export licenses or other approvals;
                (d)   there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s export transactions that would reasonably be expected to give rise to any future claims; and
                (e)   no consents or approvals for the transfer of export licenses to Acquiror are required, except for such consents and approvals that can be obtained expeditiously without material cost.
        3.25          State Takeover Statutes. The Company has, or will have prior to the Effective Time, taken all necessary action so that, assuming compliance by Acquiror and Merger Sub with their respective obligations hereunder and the accuracy of the representations and warranties made by Acquiror and Merger Sub herein, no “business combination,” “moratorium,” “fair price,” “control share acquisition” or other state antitakeover statute or regulation, nor any takeover-related provision in the Company Charter Documents, would (a) prohibit or restrict the Company’s ability to perform its obligations under this Agreement, any related agreement or the Articles of Merger or its ability to consummate the transactions contemplated hereby and thereby, (b) have the effect of invalidating or voiding this Agreement or the Articles of Merger, or any provision hereof or thereof, or (c) subject Acquiror to any impediment or condition in connection with the exercise of any of its rights under this Agreement or the Articles of Merger.
        3.26          Opinion of Financial Advisor. The Company has received the opinion of its financial advisor, Lazard, dated as of the Agreement Date, to the effect that, as of such date and based on and subject to the matters set forth in the opinion, the consideration to be received in the Merger by the holders of the shares of Company Common Stock is fair, from a financial point of view, to the holders of Company Common Stock (other than Acquiror and the Merger Sub).
        3.27          Rights Agreement. The Company has taken all action (except for entry into an amendment to the Company Rights Agreement with the Rights Agent (as defined therein)) so that (a) the execution of this Agreement, the Voting Agreements, the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the occurrence of a Distribution Date (as defined in the Company Rights Agreement) under the Company Rights Agreement or otherwise cause the Company Rights to be exercisable, and (b) the Company Rights will expire immediately prior to the Effective Time. The Company will use commercially reasonable efforts to enter into an amendment to the Company Rights Agreement with the Rights Agent (as defined therein), as contemplated by the preceding sentence.

ARTICLE 4
Representations and Warranties of Acquiror
        Subject to the exceptions set forth in a numbered or lettered section of the disclosure letter of Acquiror addressed to the Company, dated as of the Agreement Date and delivered to the Company concurrently with the parties’ execution of this Agreement (the “Acquiror Disclosure Letter” (if any)) referencing a representation or warranty herein (each of which exceptions, in order to be effective, shall clearly indicate the section and, if applicable, the subsection of this Article 4 to which it relates (unless and to the extent the relevance to other representations and warranties is reasonably apparent from the face of the disclosed exception)), Acquiror represents and warrants to the Company as follows:
        4.1          Organization and Good Standing. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Each of Acquiror and Merger Sub is duly qualified or licensed to do business, and is in good standing (with respect to each jurisdictions that recognize such concept), in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its activities makes such qualification or licensing necessary, in each case except as would not, individually or in the aggregate, have a Material Adverse Effect on the Acquiror. Acquiror has made available to the Company or has filed with the SEC prior to the Agreement Date true and complete copies of the currently effective Certificate of Incorporation or Articles of Incorporation, as applicable, and Bylaws of Acquiror and Merger Sub, each as amended to date. Neither Acquiror nor Merger Sub is in violation of its Certificate of Incorporation or Articles of Incorporation, as applicable, or Bylaws, each as amended to date.
        4.2          Power, Authorization and Validity.
                (a)   Power and Authority. Acquiror has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Acquiror of this Agreement and all other agreements, transactions and actions contemplated hereby have been duly and validly approved and authorized by all necessary corporate action on the part of Acquiror. Merger Sub has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and all other agreements, transactions and actions contemplated hereby have been duly and validly approved and authorized by all necessary corporate action on the part of Merger Sub.
                (b)   No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any other Person, is necessary or required to be made or obtained by Acquiror or Merger Sub to enable Acquiror and Merger Sub to lawfully execute and deliver, enter into, and perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby, except for (i) the filing of the Articles of Merger with the Texas Secretary of State and appropriate documents with the relevant authorities of other states in which Acquiror is qualified to do business, (ii) such filings and notifications as may be required to be made by Acquiror in connection with the Merger under the HSR Act and the antitrust, competition or similar laws of any foreign jurisdiction and the expiration or early termination of applicable waiting periods under the HSR Act and such foreign laws, (iii) the filing with the SEC of such reports and filings under the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) such other filings and notifications as may be required to be made by Acquiror or Merger Sub under federal, state or foreign securities laws or the rules and regulations of the Nasdaq Stock Market, and (v) such other consents, approvals, orders, authorizations, releases, waivers, registrations, declarations or filings that if not made or obtained would not, individually or in the aggregate, reasonably be expected to materially affect the ability of Acquiror or Merger Sub to consummate the Merger or have a Material Adverse Effect on Acquiror.

                (c)   Enforceability. This Agreement has been duly executed and delivered by Acquiror and Merger Sub, and assuming the due authorization, execution and delivery by the Company, this Agreement constitutes the valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. This Agreement constitutes the valid and binding obligations of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to the effect of (A) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (B) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.
        4.3          No Conflict. Neither the execution and delivery of this Agreement by Acquiror or Merger Sub, nor the consummation of the Merger or any other transaction contemplated hereby, shall conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of, or constitute a default under: (a) any provision of the Certificate of Incorporation or Articles of Incorporation, as applicable, or Bylaws of Acquiror or Merger Sub, each as currently in effect; (b) any Applicable Law applicable to Acquiror, Merger Sub or any of their respective material assets or properties; or (c) any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub or any of their respective material assets or properties are bound, except in the cases of clauses (b) and (c) where such conflict, termination, breach, impairment, violation or default would not be material to Acquiror’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement.
        4.4          Financing. Acquiror has, and will have available to it upon the Effective Time, sufficient funds to consummate the transactions contemplated by this Agreement, including payment in full of the amounts payable to the Company Securityholders under Article 2.
        4.5          Proxy Statement. The information supplied by Acquiror and Merger Sub for inclusion or incorporation by reference in the Proxy Statement shall not at the time the Proxy Statement is filed with the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Acquiror or Merger Sub for inclusion or incorporation by reference in the Proxy Statement shall not, on the date the Proxy Statement is mailed to Company Shareholders, at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders’ Meeting which has become false or misleading. Notwithstanding the foregoing, neither Acquiror nor Merger Sub makes any representation or warranty with respect to any statements made or incorporated by reference therein based on information supplied by the Company that is contained (including incorporated by reference) in the Proxy Statement.
ARTICLE 5
Company Covenants
        During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article 9, the Company covenants and agrees with Acquiror as follows:
        5.1          Preparation of SEC Documents; Company Shareholders’ Meeting.
                (a)   Proxy Statement. As soon as reasonably practicable following the Agreement Date, the Company shall prepare and file with the SEC the Proxy Statement. No filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without Acquiror’s prior written consent (which shall not be unreasonably withheld) and without providing Acquiror the opportunity to review and comment thereon. The Company will advise Acquiror, promptly after it receives oral or written notice thereof or any applicable SEC comment period has expired, of the time when the Proxy Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, or any oral or written request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information and will promptly provide Acquiror with copies of any written communication from the SEC or any state securities commission. The Company will respond in good faith to any comments of the SEC and will cause the Proxy Statement to be mailed to its shareholders as soon as reasonably practicable after responding to all such comments to the satisfaction of the SEC. If at any time prior to the Effective Time any information (including any Change of Recommendation) relating to the Company, or any of its Affiliates, officers or directors, should be discovered by Acquiror or the Company which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the Company Shareholders.
                (b)   Company Shareholders’ Meeting. The Company shall, as soon as reasonably practicable following the Agreement Date, take all action necessary in accordance with the Company Charter Documents, Applicable Law and the rules of the Nasdaq Stock Market to duly give notice of, convene and hold the Company Shareholders’ Meeting. Subject to Section 5.2(d), the Company will use all commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the Merger, and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of the Nasdaq Stock Market or Applicable Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Shareholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its shareholders in advance of a vote on the approval of this Agreement and the Merger, or, if, as of the time for which the Company Shareholders’ Meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Provided that there has not been any Change of Recommendation by the Board of Directors of the Company, the Company shall ensure that the Company Shareholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Shareholders’ Meeting are solicited in compliance with the Company Charter Documents, Applicable Law and the rules of the Nasdaq Stock Market. Without the prior written consent of Acquiror, approval of this Agreement is the only matter (other than procedural matters) which the Company shall propose to be acted on by the Company Shareholders at the Company Shareholders’ Meeting.
                (c)   Board Recommendation. Except to the extent expressly permitted by Section 5.2(d), (i) the Board of Directors of the Company shall recommend that its shareholders vote in favor of the approval of this Agreement and the Merger at the Company Shareholders’ Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has unanimously recommended that the Company Shareholders vote in favor of approval of this Agreement and the transactions contemplated hereby at the Company Shareholders’ Meeting, and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Acquiror, the recommendation of the Board of Directors that the shareholders of the Company vote in favor of the approval of this Agreement and the Merger.
        5.2          No Solicitation.
                (a)   Alternative Transaction. The Company shall not, and shall not permit any of its Subsidiaries to, and shall not authorize or permit any of its or its Subsidiaries’ officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly, or indirectly, (i) solicit, initiate or knowingly facilitate any inquiries with respect to, or the making, submission or announcement of, any Alternative Transaction Proposal; (ii) participate in any discussions or negotiations regarding, furnish to any Person any information with respect to, or knowingly facilitate any effort or attempt to make or implement any, Alternative Transaction Proposal (except to disclose the existence of this Agreement and the terms hereof or as specifically permitted by this Section 5.2); (iii) approve, endorse or recommend any Alternative Transaction (except to the extent specifically permitted by Section 5.2(d)), or (iv) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Alternative Transaction Proposal (except any confidentiality agreement contemplated by this Section 5.2). The Company and its Subsidiaries will immediately cease, and will cause its officers, directors and employees and instruct any investment banker, financial adviser, attorney, accountant or other representative retained by it to cease, any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Alternative Transaction Proposal, and will use its commercially reasonable efforts to enforce (and will not waive any provisions of) any confidentiality or standstill agreement (or any similar agreement) to which the Company or any Company Subsidiary is a party relating to any such Alternative Transaction Proposal.
                (b)   Notification. As promptly as practicable (and in any event within 24 hours) after receipt of any Alternative Transaction Proposal or any request for nonpublic information or any inquiry relating in any way to any Alternative Transaction Proposal, the Company shall provide Acquiror with oral and written notice of the material terms and conditions of such Alternative Transaction Proposal, request or inquiry, and the identity of the Person or Group making any such Alternative Transaction Proposal, request or inquiry and a copy of all written materials provided to it in connection with such Alternative Transaction Proposal, request or inquiry. In addition, the Company shall provide Acquiror as promptly as possible with oral and written notice setting forth all such information as is reasonably necessary to keep Acquiror informed in all material respects of all oral or written communications regarding, and the status and material terms of, any such Alternative Transaction Proposal, request or inquiry, and, without limitation of the other provisions of this Section 5.2, shall promptly provide to Acquiror a copy of all written materials (including written materials provided by email or otherwise in electronic format) subsequently provided by or to it in connection with such Alternative Transaction Proposal, request or inquiry. The Company shall provide Acquiror with 48 hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to consider any Alternative Transaction Proposal or Alternative Transaction.
                (c)   Superior Proposal. Notwithstanding anything to the contrary contained in Section 5.2(a), in the event that the Company receives an unsolicited, bona fide written Alternative Transaction Proposal which is determined to be, or to be reasonably likely to result in, a Superior Proposal, it or its Board of Directors may then take the following actions, but only (i) if and to the extent that (A) its Board of Directors concludes in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under Applicable Law, and (B) the Company has given Acquiror at least two Business Days prior written notice of its intention to take any of the following actions and of the identity of the Person or Group making such Alternative Transaction Proposal and the material terms and conditions of such Alternative Transaction Proposal and (ii) if it shall not have breached in any material respect any of the provisions of this Section 5.2:
                       (i)    Furnish nonpublic information to the Person or Group making such Alternative Transaction Proposal, provided that (A) prior to furnishing any such nonpublic information, it receives from such Person or Group an executed confidentiality agreement containing terms at least as restrictive as the terms contained in the Confidentiality Agreement, and (B) contemporaneously with furnishing any such nonpublic information to such Person or Group, it furnishes such nonpublic information to Acquiror (to the extent such nonpublic information has not been previously so furnished to Acquiror); and
                       (ii)   Engage in discussions or negotiations with such Person or Group with respect to such Alternative Transaction Proposal.
                (d)   Changes of Recommendation. Solely in response to the receipt of an unsolicited, bona fide written Alternative Transaction Proposal which its Board of Directors concludes in good faith, after consultation with its outside legal counsel and financial advisors, is a Superior Proposal, the Board of Directors of the Company may make a Change of Recommendation, if all of the following conditions in clauses (i) through (v) are met:
                       (i)    the Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal;
                       (i)   the shareholder vote at the Company Shareholders’ Meeting has not occurred, and the polls on the matters to be voted on at the Company Shareholders’ Meeting have not been closed;
                       (ii)   the Company has (A) provided to Acquiror hereto four business days’ prior written notice which shall state expressly (1) that it has received a Superior Proposal, (2) the material terms and conditions of the Superior Proposal and the identity of the Person or Group of Persons making the Superior Proposal, and (3) that it intends to effect a Change of Recommendation and the manner in which it intends to do so, (B) provided to Acquiror all materials and information delivered or made available to the Person or Group making the Superior Proposal in connection with such Superior Proposal, and (C) during the aforementioned period, if requested by Acquiror, engaged in good faith negotiations to amend this Agreement in such a manner that the Alternative Transaction Proposal which was determined to be a Superior Proposal no longer is a Superior Proposal;
                       (iii)  the Board of Directors of the Company has determined in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal, the failure of the Board of Directors to effect a Change of Recommendation would be inconsistent with its fiduciary duties to its shareholders under Applicable Law; and
                       (iv)   the Company shall have complied with Section 5.2(c) and shall not have breached in any material respect any of the other provisions set forth in this Section 5.2.
                (e)   Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Company or its Boards of Directors from taking and disclosing to the Company’s shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.
        5.3          Maintenance of Business.
                (a)   Between the Agreement Date and the Effective Time, except as provided in Section 5.3 of the Company Disclosure Letter or as expressly contemplated by any other provision of this Agreement, or unless Acquiror shall otherwise consent in writing (which shall not be unreasonably withheld), the Company shall, and shall cause each of its Subsidiaries to, carry on the Company Business and its relationships with customers, advertisers, suppliers, employees and others with whom the Company or any such Company Subsidiary has contractual relations in substantially the same manner as it has prior to the Agreement Date consistent with its past practices. If the Company acquires knowledge of a material deterioration in the relationship with any key customer, key advertiser, key supplier or key employee, it shall promptly bring such information to Acquiror’s attention in writing and, if reasonably requested by Acquiror, shall exert reasonable commercial efforts to promptly restore the relationship. Following the expiration or early termination of the HSR Act waiting period, at Acquiror’s reasonable request such cooperation may include mutually agreed-upon joint customer calls and cooperation in setting post-closing sales, marketing and manufacturing strategies.
                (b)   The Company shall, and shall cause each of its Subsidiaries to, (i) pay all of its taxes and Liabilities when due, subject to good faith disputes over such taxes or Liabilities.
                (c)   The Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to assure that each of its material Contracts (other than with Acquiror) entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger.
        5.4          Conduct of Business. Between the Agreement Date and the Effective Time, except as provided in Section 5.4 of the Company Disclosure Letter or as expressly contemplated by any other provision of this Agreement, or unless Acquiror shall otherwise consent in writing, the Company shall not, and shall not permit any of its Subsidiaries to:
                (a)   incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt securities or guarantee any debt securities of another Person, except for indebtedness of any wholly owned Company Subsidiary to any other wholly owned Company Subsidiary or indebtedness of the Company to any wholly owned Company Subsidiary;
                (b)   (i) lend any money, other than reasonable and normal advances to employees for expenses that are incurred in the ordinary course of business consistent with its past practices or make any investments in, or capital contributions to, any Person, in each case other than loans to, and investments and capital contributions in, company Subsidiaries, or (ii) forgive or discharge in whole or in part any outstanding loans or advances, or (iii) prepay any indebtedness for borrowed money;
                (c)   enter into, terminate, cancel, or agree to any material and adverse changes in, any Company Scheduled Contract, other than in the ordinary course of business consistent with its past practice;
                (d)   place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its material assets or properties, except in the ordinary course of business consistent with past practice;
                (e)   sell, lease, license, transfer or dispose of any assets material to the Company Business (other than in the ordinary course of business consistent with past practice);
                (f)    (i) pay any bonus, increased salary, severance or special remuneration to any officer, director, employee or consultant (except in the ordinary course of business consistent with its past practices pursuant to arrangements listed in Schedule 5.4(f) of the Company Disclosure Letter), (ii) amend or, except as set forth in Schedule 5.4(f) of the Company Disclosure Letter, enter into any employment or consulting Contract with any such person (except in the ordinary course of business to fill open positions listed in Schedule 5.4(f) of the Company Disclosure Letter), (iii) adopt any plan or arrangement to provide compensation or benefits to any employees, directors or consultants, or amend any Company Benefit Arrangements other than as contemplated in Section 2.1(f) (except in each case as required under ERISA, or the Code, or Applicable Law), or (iv) materially amend any deferred compensation plan within the meaning of Section 409A of the Code and Internal Revenue Service Notice 2005-1 except to the extent necessary to meet the requirements of such Section or Notice;
                (g)   materially change any of its accounting methods, other than in the ordinary course of business or as required by GAAP or by any Governmental Authority;
                (h)   other than as provided in Section 5.10, declare, set aside or pay any cash or stock dividend or other distribution (whether in cash, stock or property) in respect of its capital stock, or redeem, repurchase or otherwise acquire any of its capital stock or other securities (except for the repurchase of stock from its employees, directors, consultants or contractors in connection with the termination of their services pursuant to agreements in effect on the Agreement Date or entered into in the ordinary course of business consistent with past practice after the Agreement Date);
                (i)    terminate, waive or release any material right or claim;
                (j)    issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any securities that are potentially exchangeable for, or convertible into, shares of its capital stock, other than: (i) the issuance of shares of Company Capital Stock pursuant to the exercise of Company Options or Company Warrants outstanding on the Agreement Date; and (ii) if the Company so requests in writing and Acquiror approves, the issuance pursuant to the Company Option Plans of Company Options to purchase shares of Company Common Stock remaining available for issuance pursuant to the Company Option Plans between the Agreement Date and the Closing Date, provided that such options (A) are issued in the ordinary course of business consistent with past practices at exercise prices at least equal to the fair market value of Company Common Stock on the date of grant (as approved by Acquiror’s independent auditors), (B) provide for no acceleration of vesting, (C) vest in accordance with Acquiror’s standard vesting schedule, and (D) are issued solely to individuals who become employees of the Company after the Agreement Date or as otherwise approved by Acquiror in writing.
                (k)   subdivide, split, combine or reverse split the outstanding shares of its capital stock of any class or series thereof or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or series thereof or affecting any other of its securities;
                (l)    merge, consolidate or reorganize with, acquire, or enter into any other business combination with any corporation, partnership, limited liability company or any other entity (other than Acquiror or Merger Sub), acquire a substantial portion of the assets of any such entity, or enter into any negotiations, discussions or agreement for such purpose;
                (m)  amend its Articles of Incorporation or Bylaws or other comparable charter documents;
                (n)   license any of its technology or Intellectual Property (except for licenses under its Routine Business Agreements), or acquire any Intellectual Property (or any license thereto) from any third party (other than licenses of software generally available to the public at a license fee of less than $1,000 per copy, per user, or per other applicable license unit);
                (o)   materially change any insurance coverage;
                (p)   (i) agree to any audit assessment by any taxing authority, (ii) file any material Return or material amendment to any Return unless copies of such Return or amendment have first been delivered to Acquiror for its review at least seven days prior to filing, (iii) except as required by Applicable Law, make or change any material election in respect of taxes or adopt or change any material accounting method in respect of taxes, or (iv) enter into any closing agreement, settle any claim or assessment in respect of taxes, surrender any right to claim a refund of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;
                (q)   modify or change the exercise or conversion rights or exercise or purchase prices of any of its capital stock, any of its stock options, warrants or other securities, or accelerate or otherwise modify (i) the right to exercise any option, warrant or other right to purchase any of its capital stock or other securities or (ii) the vesting or release of any shares of its capital stock or other securities from any repurchase options or rights of refusal held by it or any other party or any other restrictions, other than as contemplated in Section 2.1(f), and except that the Company may, in order to effect the termination of Company Options as contemplated by Section 2.1(c)(iii), accelerate the time at which such Company Options may be exercised;
                (r)    (i) initiate any litigation, action, suit, proceeding, claim or arbitration (other than for the routine collection of bills or to enforce any rights under this Agreement) or (ii) settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration (except where the amount in controversy does not exceed $50,000 and does not involve injunctive or other equitable relief against the Company or any Company Subsidiaries, and except with respect to any and to the extent of any Liabilities reserved in the Company Balance Sheet);
                (s)    (i) pay, discharge or satisfy, in an amount in excess of $100,000 in any one case or $250,000 in the aggregate, any Liability arising otherwise than in the ordinary course of business, other than (1) the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Company Balance Sheet and (2) the payment, discharge or satisfaction of Transaction Expenses, or (ii) make any capital expenditures, capital additions or capital improvements except in the ordinary course of business consistent with its past practices;
                (t)    materially change the manner in which it extends warranties, discounts or credits to customers;
                (u)   (i) agree to do any of the things described in the preceding clauses (a)-(t), (ii) take or agree to take any action which could reasonably be expected to make any of the Company’s representations or warranties contained in this Agreement untrue or incorrect such that the condition set forth in Section 8.3(a)

would not be satisfied, or (iii) to prevent the Company from performing or cause the Company not to perform one or more covenants required hereunder to be performed by the Company such that the condition set forth in Section 8.3(b) would not be satisfied.
For purposes of this Section 5.4, “Company Scheduled Contract” includes any Contract arising subsequent to the Agreement Date that would have been required to be listed on the Company Disclosure Letter pursuant to Section 3.12 or Section 3.14 had such Contract been in effect on the Agreement Date.
        5.5          Advice of Changes.
                (a)   Closing Conditions. The Company shall promptly advise Acquiror in writing if the Company determines that any Effect has had a Material Adverse Effect on the Company or would result in the failure of any of the conditions set forth in Article 8 to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not limit or otherwise affect the remedies available hereunder to Acquiror or the conditions to Acquiror’s obligation to consummate the Merger.
                (b)     Litigation. The Company shall notify Acquiror in writing promptly after learning of any material claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by the Company or any Company Subsidiary to be threatened against the Company or any Company Subsidiary or any of their respective officers, directors, employees or shareholders in their capacity as such.
        5.6          Reasonable Efforts.
                (a)   Governmental and Third Party Approvals. Upon the terms and subject to the conditions set forth in this Agreement, the Company agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Law to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, including all required Antitrust Filings, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including promptly seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company will use commercially reasonable efforts prior to Closing to (i) ensure that it has sufficient redistribution rights for all third party components identified in Schedule 3.12(d) of the Company Disclosure Letter, and/or remove or replace any components for which it lacks evidence of such redistribution rights, and (ii) obtain executed confirmatory employee invention assignment and confidentiality agreements, retroactive to the first date of employment and in a form reasonably acceptable to Acquiror, from each of the employees identified in Schedule 3.14(e) of the Company Disclosure Letter. Subject to Applicable Law relating to the exchange of information, Acquiror shall have the right to review in advance, and to the extent reasonably practicable the Company will consult Acquiror on, all the information relating to the Company and its Subsidiaries that appears in any filing made with, or written materials submitted to, any Governmental Authority or third party in connection with the Merger and the other transactions contemplated by this Agreement.
                (b)   Notification. The Company shall keep Acquiror reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining all required approvals or consents of any Governmental Authority (whether domestic, foreign or supranational). In that regard, the Company shall without limitation use its commercially reasonable efforts to (i) promptly notify Acquiror of, and if in writing, furnish Acquiror with copies of (or, in the case of material oral communications, advise the other orally of) any communications from or with any

Governmental Authority (whether domestic, foreign or supranational) with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) permit Acquiror to review and discuss in advance, and consider in good faith the views of Acquiror in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement, (iii) to the extent practicable, not participate in any meeting with any such Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement unless it consults with Acquiror in advance and to the extent permitted by such Governmental Authority gives Acquiror the opportunity to attend and participate thereat, (iv) furnish Acquiror with such necessary information and reasonable assistance as Acquiror may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority. The Company may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to Acquiror under this Section 5.6 as “outside counsel only.” Such material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the Company or its legal counsel.
                (c)   State Takeover Statutes. In connection with and without limiting the foregoing, the Company shall (i) take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated hereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any of the transactions contemplated hereby, take all action reasonably necessary to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.
                (d)   Antitrust Restraints. Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Laws, it is expressly understood and agreed that the Company shall be under no obligation to make proposals, execute or carry out agreements, enter into consent decrees or submit to orders that would (i) require, at or prior to the Effective Time, the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Company or any of its Subsidiaries, or (ii) impose, at or prior to the Effective Time, any limitation or regulation on the ability of the Company or any of its Subsidiaries to freely conduct their business or own such assets (any of the foregoing, a “Company Antitrust Restraint”).
        5.7          Access to Information. Subject to the Confidentiality Agreement and Applicable Law, the Company shall, and shall cause each of its Subsidiaries to, afford to Acquiror and to the officers, employees, accountants, counsel, financial advisors and other representatives of Acquiror, reasonable access at all reasonable times on reasonable notice during the period prior to the Effective Time to all their properties, books, contracts, commitments, personnel and records (provided, that such access shall not unreasonably interfere with the business or operations of the Company and its Subsidiaries) and, during such period and subject to the Confidentiality Agreement and Applicable Law, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Acquiror (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as Acquiror may reasonably request. No review pursuant to this Section 5.7 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.
        5.8          Confidentiality. The Company will hold and keep confidential, and will cause its officers and employees and will direct its accountants, counsel, financial advisors and other representatives and Affiliates to hold and keep confidential, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

        5.9          Public Announcements. The Company will use commercially reasonable efforts to consult with Acquiror before issuing, and will provide Acquiror the opportunity to review, comment upon and concur with, and use commercially reasonable efforts to agree on, any press release or other public statements to be made by the Company with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as the Company may determine is required by Applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or stock market. In addition, except to the extent disclosed in or consistent with the Proxy Statement in accordance with the provisions of Section 5.1 or prior communications consented to in accordance with this Section 5.9, the Company shall not issue any press release or otherwise make any public statement or disclosure concerning Acquiror or its business, financial condition or results of operations without the consent of Acquiror, which consent shall not be unreasonably withheld or delayed. The initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form agreed to by the parties.
        5.10       Employee Benefits.
                (a)   Termination of Benefit Plans. To the extent requested in writing by Acquiror no later than ten Business Days prior to the Closing Date, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the date immediately preceding the Closing Date, any Company Benefit Arrangement that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the “Company 401(k) Plans”) in accordance with the provisions of the Company 401(k) Plans and Applicable Law. If Acquiror requests that the Company 401(k) Plans be terminated, the Company’s Board of Directors shall adopt resolutions authorizing the termination of the Company 401(k) Plans effective no later than the day immediately preceding the Closing Date, such resolutions to be subject to review and approval by Acquiror’s counsel. Upon the request of Acquiror, the Company shall terminate (or cause to be terminated) any and all group severance, separation, retention and salary continuation plans, programs, agreements or arrangements prior to the Closing Date (other than agreements that by their terms cannot be unilaterally terminated by Company and Contracts listed in Schedule 5.10(a) of the Company Disclosure Letter).
                (b)   Company ESPP. Prior to the Effective Time, the Company shall take all action that may be necessary to: (i) provide that no new offering period or purchase period shall commence under the Company ESPP after the Agreement Date; (ii) cancel each Company option issued under the Company ESPP as of the Effective Time (each an “ESPP Option”) and pay an amount of cash in respect of each such ESPP Option equal to the product of (A) the number of shares of Company Common Stock subject to such ESPP Option multiplied by (B) the excess, if any, of the Common Cash Amount Per Share over the per share exercise price of such ESPP Option; and (iii) refund (at the Effective Time) the funds credited as of the date immediately preceding the Effective Time under the Company ESPP within each participant’s payroll withholding account in accordance with the terms of the Company ESPP. At the Effective Time, after giving effect to the transaction contemplated by clauses (i) and (ii) of this Section 5.10(b)(which transactions are hereby permitted), the Company shall terminate the Company ESPP.
        5.11          Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.
        5.12          Rights Plans; State Takeover Laws.
                (a)   Company Rights Plan. Prior to the Effective Time, the Company shall not redeem the Company Rights or amend, modify (other than to render the Company Rights inapplicable to the Merger or any action permitted under this Agreement) or terminate the Company Rights Agreement unless required to do so by order of a court of competent jurisdiction.

                (b)   State Takeover Laws. Prior to the Effective Time, the Company shall not take any action to render inapplicable or to exempt any third Person from, any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock unless (i) required to do so by order of a court of competent jurisdiction or (ii) the Company’s Board of Directors has concluded in good faith, after consultation with its outside legal counsel, that, in light of a Superior Proposal with respect to the Company, the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under Applicable Law.
        5.13          Export Control Voluntary Disclosure. Company will, (i) no later than five (5) days after the Agreement Date, retain outside counsel with export control expertise who is reasonably acceptable to Acquiror and in cooperation with such counsel file an encryption item classification and license exception “ENC” request pursuant to §740.17 of the U.S. Export Administration Regulations (the “EAR”) for each of its products with the U.S. Bureau of Industry and Security (“BIS”); and (ii), if the BIS response to such classification requests indicate that any of the Company products are subject to any pre-export notification and review requirements under the EAR, then within the earlier of (a) ten (10) days after receipt of a response to such classification requests or (b) prior to closing, notify the BIS in writing and in accordance with Section 764.5 of the EAR of any exports of such products by the Company without meeting such notification and review requirements, and (iii) include with such notice a true and complete narrative account and all supporting documentation described in Section 764.5 of the EAR; (iv) provide prompt, complete and full cooperation with BIS to expedite and complete whatever investigation or administration action is initiated by BIS and take all other actions reasonable under the circumstances to mitigate and minimize any sanctions imposed; (v) provide Acquiror and such outside counsel a reasonable opportunity to review and comment on any such communications with the EAR; and (vi) promptly come into material compliance with the notification and review requirements for export of encryption items controlled under ECCN 5D002 and/or 5D992, as applicable, and all other applicable provisions of the EAR, prior to any further export of encryption items.
ARTICLE 6
Acquiror Covenants
        During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article 9, Acquiror covenants and agrees with the Company as follows:
        6.1          Advice of Changes. Acquiror shall promptly advise the Company in writing if the Acquiror determines that any Effect has had a Material Adverse Effect on the Acquiror or would result in the failure of any of the conditions set forth in Article 8 to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.1 shall not limit or otherwise affect the remedies available hereunder to the Company or the conditions to the Company’s obligation to consummate the Merger.
        6.2          Conduct of Business. Acquiror shall not take or agree to take any action which would reasonably be expected to (A) make any of the Acquiror’s representations or warranties contained in this Agreement untrue or incorrect such that the condition set forth in Section 8.2(a) not be satisfied, or (B) prevent the Company from performing or cause the Acquiror not to perform one or more covenants required hereunder to be performed by the Acquiror such that the condition set forth in Section 8.2(b) not be satisfied.
        6.3          Reasonable Efforts.
                (a)   Governmental and Third Party Approvals. Upon the terms and subject to the conditions set forth in this Agreement, Acquiror agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Law to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, including all required Antitrust Filings, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including promptly seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Subject to Applicable Law relating to the exchange of information, the Company shall have the right to review in advance, and to the extent reasonably practicable Acquiror will consult the Company on, all the information relating to Acquiror and its Subsidiaries that appears in any filing made with, or written materials submitted to, any Governmental Authority or third party in connection with the Merger and the other transactions contemplated by this Agreement.
                (b)   Notification. Acquiror shall keep the Company reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining all required approvals or consents of any Governmental Authority (whether domestic, foreign or supranational). In that regard, Acquiror shall without limitation use its commercially reasonable efforts to (i) promptly notify the Company of, and if in writing, furnish the Company with copies of (or, in the case of material oral communications, advise the other orally of) any communications from or with any Governmental Authority (whether domestic, foreign or supranational) with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) permit the Company to review and discuss in advance, and consider in good faith the views of Company in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement, (iii) to the extent practicable, not participate in any meeting with any such Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement unless it consults with the Company in advance and to the extent permitted by such Governmental Authority gives the Company the opportunity to attend and participate thereat, (iv) furnish the Company with such necessary information and reasonable assistance as the Company may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority. Acquiror may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the Company under this Section 6.3 as “outside counsel only.” Such material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from Acquiror or its legal counsel.
                (c)   State Takeover Statutes. In connection with and without limiting the foregoing, Acquiror shall (i) take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated hereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any of the transactions contemplated hereby, take all action reasonably necessary to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.
                (d)   Antitrust Restraints. Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Laws, it is expressly understood and agreed that Acquiror shall be under no obligation to make proposals, execute or carry out agreements, enter into consent decrees or submit to orders that would (i) require, at or prior to the Effective Time, the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Acquiror or any of its Affiliates or the Company or the Company Subsidiaries, (ii) impose, at or prior to the Effective Time, any limitation or regulation on the ability of Acquiror or any of its Affiliates to freely conduct their business or own such assets, or (iii) require the holding separate of the shares of Company Capital Stock or any limitation or regulation on the ability of Acquiror or any of its Affiliates to exercise full rights of ownership of the shares of Company Capital Stock (any of the foregoing, an “Acquiror Antitrust Restraint”).
        6.4          Confidentiality. Acquiror will hold and keep confidential, and will cause its officers and employees and will direct its accountants, counsel, financial advisors and other representatives and Affiliates to hold and keep confidential, any nonpublic information in accordance with the terms of the Confidentiality Agreement.
        6.5          Section 16 Matters. Prior to the Effective Time, Acquiror shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.
        6.6          Public Announcements. Acquiror will use commercially reasonable efforts to consult with the Company before issuing, and will provide the Company the opportunity to review, comment upon and concur with, and use commercially reasonable efforts to agree on, any press release or other public statements to be made by Acquiror with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as Acquiror may determine is required by Applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or stock market. In addition, except to the extent disclosed in or consistent with the Proxy Statement in accordance with the provisions of Section 5.1 or prior communications consented to in accordance with this Section 6.6, Acquiror shall not issue any press release or otherwise make any public statement or disclosure concerning the Company, any of its Subsidiaries or their respective business, financial condition or results of operations without the consent of the Company, which consent shall not be unreasonably withheld or delayed. The initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form agreed to by the parties.
        Acquiror also covenants and agrees with the Company as follows:
        6.7          Employee Benefits. As promptly as reasonably practicable after the Effective Time, Acquiror shall enroll those persons who were employees of the Company or its Subsidiaries immediately prior to the Effective Time and who remain employees of the Surviving Corporation or its Subsidiaries or become employees of Acquiror following the Effective Time (“Continuing Employees”) in Acquiror’s employee benefit plans for which such employees are eligible (the “Acquiror Plans”), including its medical plan, dental plan, life insurance plan and disability plan, to the extent permitted by the terms of the applicable Acquiror Plans on substantially similar terms applicable to employees of Acquiror who are similarly situated based on levels of responsibility. Without limiting the generality of the foregoing, Acquiror shall recognize the prior service with the Company of each of the Continuing Employees in connection with Acquiror’s PTO policy. Notwithstanding anything in this Section 6.7 to the contrary, this Section 6.7 shall not operate to (a) duplicate any benefit provided to any Continuing Employee or to fund any such benefit not previously funded, (b) except as required by the Change of Control Agreements and the Executive Employment Agreements, require Acquiror to continue in effect any Company Benefit Arrangement or any severance plan or other employee benefit plan of Acquiror (or prevent the amendment, modification or termination thereof) following the Effective Time for Acquiror’s employees, including the Continuing Employees, or (c) be construed to mean the employment of the Continuing Employees is not terminable by Acquiror at will at any time, with or without cause, for any reason or no reason.
        6.8          Indemnification of Company Directors and Officers.
                (a)   Articles of Incorporation, Bylaws and Indemnification Agreements. If the Merger is consummated, then (subject to the final sentence of this Section 6.8(a)) until the sixth anniversary of the Effective Time, Acquiror shall, and shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company to its directors and officers as of immediately prior to the Effective Time (the “Company Indemnified Persons”) pursuant to any indemnification provisions under the Company’s Articles of Incorporation or Bylaws as in effect on the Agreement Date and pursuant to any indemnification agreements between the Company and such Company Indemnified Persons existing as of the Agreement Date (the “Company Indemnification Provisions”), with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time. In connection therewith Acquiror shall advance expenses to the Company Indemnified Persons as incurred to the fullest extent provided for under the Company Indemnification Provisions, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Any claims for indemnification made under this Section 6.8(a) on or prior to the sixth anniversary of the Effective Time shall survive such anniversary until the final resolution thereof. From and after the Effective Time, Acquiror shall, and shall cause the Surviving Corporation to otherwise keep in full force and effect, and comply with the terms and conditions of, any Contract in effect as of the Agreement Date between or among the Company or any of its Subsidiaries and any Company Indemnified Person providing for the indemnification of such Company Indemnified Person.
                (b)   Insurance. For a period of six years from and after the Effective Time, Acquiror shall cause to be maintained in effect the current policies of directors’ and officers’ and fiduciary liability insurance maintained by the Company, including with respect to claims arising from facts or events which occurred on or before the Effective Time (including those related to this Agreement and the transactions contemplated hereby); provided, that Acquiror may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to former officers and directors of the Company; and provided, further, that if the aggregate annual premiums for such policies at any time during such period will exceed 300% of the per annum premium rate paid by the Company and its Subsidiaries as of the Agreement Date for such policies, then Acquiror shall only be required to provide such coverage as will then be available at an annual premium equal to 300% of such rate. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time for purposes of this Section 6.8(b), which policies provide such directors and officers with coverage for an aggregate period of six years after the Effective Time, including with respect to acts or omissions occurring at or prior to the Effective Time (including with respect to acts or omissions occurring in connection with approval of this Agreement and consummation of the transactions contemplated hereby), and nothing in Section 5.4 shall prohibit the Company from obtaining such prepaid policies prior to the Effective Time, provided that the cost thereof shall not exceed 300% of the per annum premium rate paid by the Company and its Subsidiaries as of the Agreement Date for such policies. If such prepaid policies have been obtained prior to the Effective Time, each of Acquiror and the Surviving Corporation shall, and Acquiror shall cause the Surviving Corporation to, maintain such policies in full force and effect for their duration.
                (c)   Successors. If Acquiror, the Surviving Corporation, or any of their respective successors or assigns (i) shall consolidate with or merge with or into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties or asset to any Person, then, in each case, Acquiror shall take such action as may be necessary so that such Person shall assume all of the applicable obligations set forth in this Section 6.8.
                (d)   Enforceability. The provisions of this Section 6.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Person (it being expressly agreed that the Company Indemnified Persons to whom this Section 6.8 applies shall be third party beneficiaries of this Section 6.8) and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of Acquiror under this Section 6.8 shall not be terminated or modified in such a manner as to adversely affect the rights of any Company Indemnified Person under this Section 6.8 without the consent of such affected Company Indemnified Person.
                (e)    Survival. This Section 6.8 shall survive the consummation of the Merger, is intended to benefit each Company Indemnified Person, shall be binding on all successors and assigns of the Surviving Corporation and Acquiror, and shall be enforceable by the Company Indemnified Persons.

ARTICLE 7
Closing Matters
        7.1          The Closing. Subject to termination of this Agreement as provided in Article 9, the Closing shall take place at the offices of Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California, on the Closing Date. Concurrently with the Closing or at such later date and time as may be mutually agreed in writing by the Company and Acquiror, the Articles of Merger shall be filed with the Texas Secretary of State in accordance with the TBCA.
        7.2          Exchange of Certificates.
                (a)    Exchange Fund. Within three Business Days of the Effective Time, Acquiror shall make available to Computershare (the “Exchange Agent”) for exchange in accordance with this Article 2, the cash issuable pursuant to Section 2.1(c), in exchange for outstanding Company Common Stock and Company Options (the “Exchange Fund”).
                (b)    Exchange Procedures. As soon as reasonably practicable after the Effective Time, Acquiror shall instruct the Exchange Agent to mail to each holder of record of certificates or instruments evidencing the Company Common Stock and Company Options that were outstanding immediately prior to the Effective Time (collectively, the “Certificates”) and which were converted into the right to receive cash pursuant to Section 2.1(c), (i) a letter of transmittal in customary form (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash. Upon surrender of Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent (including any required Form W-9 or Form W-8), the Exchange Agent shall pay to each holder of such Certificates shall be entitled to receive in exchange therefor a check in the amount of U.S. dollars that such holders have the right to receive pursuant to Section 2.1(c), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive upon surrender thereof a check in the amount of U.S. dollars that the holders thereof have the right to receive pursuant to Section 2.1(c). No interest will be paid or accrued on any cash payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, a check in the amount of U.S. dollars that the holder thereof has the right to receive pursuant to Section 2.1(c) may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.
                (c)   Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, a check in the amount of U.S. dollars into which the Company Common Stock and Company Options represented by such Certificates were converted pursuant to Section 2.1(c); provided, however, that Acquiror or the Exchange Agent may, in its discretion and as a condition precedent to the issuance of such cash, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
                (d)   Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former holders of Company Common Stock and Company Options for one year after the Effective Time shall be delivered to Acquiror, upon demand, and any such holders of Company Common Stock and Company Options who have not theretofore complied with the provisions of this Section 7.2 shall thereafter look only to Acquiror for the cash to which they are entitled pursuant to Section 2.1(c), without any interest thereon.

                (e)   No Further Ownership Rights in Company Securities. All cash and Acquiror Options issued in accordance with the terms hereof with respect to Company Common Stock and Company Options shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Common Stock and Company Options, and there shall be no further registration of transfers on the records of the Surviving Corporation of Company Common Stock and Company Options that were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 7.
                (f)    No Liability. Notwithstanding anything to the contrary in this Section 7.2, neither the Exchange Agent, Acquiror, the Company, the Surviving Corporation nor Merger Sub shall be liable to any holder of Company Common Stock or Company Options for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
ARTICLE 8
Conditions to Obligations of The Parties
        8.1          Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:
                (a)   Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.
                (b)   Antitrust Compliance. (i) All applicable waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have expired or been terminated, (ii) any required approval of the Merger of the European Commission shall have been obtained pursuant to the EC Merger Regulation, and (iii) all other approvals under antitrust, competition or similar laws of other foreign jurisdictions required to be obtained prior to the Merger shall have been obtained, in each case without any condition or requirement requiring or calling for any Acquiror Antitrust Restraint or Company Antitrust Restraint.
                (c)   Other Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions by any Governmental Authority or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Merger.
                (d)   No Injunctions or Restraints. No judgment, order, injunction, decree, statute, law, ordinance, rule or regulation, or other legal restraint or prohibition (whether temporary, preliminary or permanent), entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction, shall be in effect which prohibits, makes illegal or enjoins the consummation of the Merger or other transactions contemplated by this Agreement.
        8.2          Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived in writing by the Company:
                (a)   Accuracy of Representations and Warranties.
                       (i)    The representations and warranties of Acquiror set forth herein (other than in Sections 4.2(a)-(c)) (A) that are qualified as to Material Adverse Effect shall be true and correct and (B) that are not so qualified as to Material Adverse Effect shall be true and correct, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent that the failure of any such representations and warranties referred to in clause (B) to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror.
                       (ii)   The representations and warranties of Acquiror set forth in Sections 4.2(a)-(c) shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time.

                (b)   Covenants. Acquiror shall have performed and complied in all material respects with all of its covenants contained in Article 6 on or before the Closing (to the extent that such covenants require performance by Acquiror on or before the Closing), except to the extent the failure to so perform and comply with such covenants does not have a material adverse effect on Acquiror’s ability to consummate the Merger or to perform its obligations under this Agreement, and at the Closing the Company shall have received a certificate to such effect executed by an executive officer of Acquiror.
        8.3          Additional Conditions to Obligations of Acquiror and Merger Sub. The respective obligations of Acquiror and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived in writing by Acquiror and Merger Sub:
                (a)   Accuracy of Representations and Warranties.
                       (i)    The representations and warranties of the Company set forth herein (other than in Sections 3.3(a) and (c), Sections 3.4(a)-(c) and Section 3.27)(A) that are qualified as to Material Adverse Effect shall be true and correct and (B) that are not so qualified as to Material Adverse Effect shall be true and correct, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent that the failure of any such representations and warranties referred to in clause (B) to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
                       (ii)   The representations and warranties of the Company set forth in Sections 3.3(a) and (c), Sections 3.4(a)-(c) and Section 3.27. shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).
                (b)   Covenants. The Company shall have performed and complied in all material respects with all of its covenants contained in Article 5 at or before the Closing (to the extent that such covenants require performance by the Company at or before the Closing), and at the Closing Acquiror shall have received a certificate to such effect executed by an executive officer of the Company.
                (c)   Company Rights Agreement. The Company Rights issued pursuant to the Company Rights Agreement shall not have become non-redeemable, exercisable, distributed (separately from Company Common Stock) or triggered pursuant to the terms of such agreement.
                (d)   No Litigation. No suit, action, proceeding, application or counterclaim by any Governmental Authority shall be threatened in writing or pending (i) seeking to restrain or prohibit the consummation of the Merger or any transaction contemplated by this Agreement or seeking to obtain from the Company or Acquiror any damages that are material in relation to the Company and the Company Subsidiaries taken as a whole, (ii) seeking any Company Antitrust Restraint or Acquiror Antitrust Restraint, or (iii) which otherwise, individually or in the aggregate, would have a Material Adverse Effect on the Company or Acquiror.
ARTICLE 9
Termination, Amendment and Waiver
        9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, which action (A) in the case of Section 9.1(a), Section 9.1(b)(i), Section 9.1 (b)(ii), Section 9.1(c) and Section 9.1(d), may be taken or authorized before or after the Company Shareholder Approval, (B) in the case of Section 9.1(e), may be taken or authorized only before the Company Shareholder Approval, and (C) in the case of Section 9.1(b)(iii), may be taken or authorized only after the Company Shareholders’ Meeting where a vote was taken:
                (a)   by mutual written consent of the Company and Acquiror, if the Board of Directors of each so determines;

                (b)   by written notice of either the Company or Acquiror (as authorized by the Board of Directors of the Company or Acquiror, as applicable):
                       (i)    if the Merger shall not have been consummated by March 3, 2006, provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by such date;
                       (ii)   if a Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or the other transactions contemplated by this Agreement, which order, decree, ruling or other action is final and nonappealable, provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, such action;
                       (iii)  if the Company Shareholder Approval shall not have been obtained at the Company Shareholders’ Meeting, or at any adjournment or postponement thereof, at which the vote thereon was taken;
                (c)   by the Company (as authorized by its Board of Directors) upon a breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, or if any representation or warranty of Acquiror shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and in any such case such breach shall be incapable of being cured or shall not have been cured in all material respects within thirty days after written notice thereof shall have been received by Acquiror;
                (d)   by Acquiror (as authorized by its Board of Directors) upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and in any such case such breach shall be incapable of being cured or shall not have been cured in all material respects within thirty days after written notice thereof shall have been received by the Company; or
                (e)   by Acquiror (as authorized by its Board of Directors), at any time prior to Company Shareholder Approval, if the Company, the Company Board of Directors or any committee thereof, for any reason, shall have (i) failed to call or hold the Company Shareholders’ Meeting in accordance with Section 5.1(b), (ii) failed to include in the Proxy Statement distributed to the Company Shareholders the unanimous recommendation of the Company Board of Directors that such shareholders approve this Agreement and the Merger, (iii) effected a Change of Recommendation, (iv) approved or recommended any Alternative Transaction, (v) failed to reconfirm the unanimous recommendation of the Company Board of Directors that Company Shareholders approve this Agreement and the Merger within ten business days of receipt of a written request from Acquiror to do so, or (vi) failed, within ten business days after any tender or exchange offer relating to Company Common Stock commenced by any third Person shall have been first published, sent or given, to have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act a statement disclosing that the Board of Directors of the Company recommends rejection of such tender offer or exchange offer.
        9.2          Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1 hereof and any payment of a Termination Fee to the extent required by Section 9.3, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties, except (a) as set forth in Sections 5.8 and 6.3 (Confidentiality), this Section 9.2 (Effect of Termination) and Section 9.3 (Payments), as well as Article 10 (Miscellaneous) (other than Section 10.1) to the extent applicable to such surviving sections, each of which shall survive termination of this Agreement, and (b) that nothing herein shall relieve any party from any further liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.
        9.3          Payments.
                (a)   Payments by the Company. In the event that this Agreement is terminated by the Company pursuant to Section 9.1(b)(iii) or by Acquiror pursuant to any of Section 9.1(b)(iii), Section 9.1(d) (but, in the case of Section 9.1(d), only if such termination is due to an intentional breach of any representation, warranty or covenant by the Company), or Section 9.1(e), the Company shall promptly, but in no event later than two business days after the date of such termination (subject to the further provisions of this Section 9.3(a)), pay Acquiror, in lieu of liability or obligation to pay damages, a fee equal to $8,000,000 (the “Termination Fee”); provided, that in the case of a termination pursuant to Section 9.1(b)(iii), Section 9.1(d)(but, in the case of Section 9.1(d), only if such termination is due to a willful or intentional breach of any representation, warranty or covenant by the Company), Section 9.1(e)(v), or Section 9.1(e)(vi), the Termination Fee shall be payable only if following the Agreement Date and prior to such termination, any Person shall have made to the Company or its shareholders, or publicly announced, an Alternative Transaction Proposal with respect to the Company and within 12 months following termination of this Agreement, any Alternative Transaction with respect to the Company is consummated or the Company enters into a Contract providing for any Alternative Transaction, then such fee payment is to be made concurrently with the earlier of the consummation of such Alternative Transaction or the execution of such Contract, as applicable.
                (b)   Interest and Costs. All payments under this Section 9.3 shall be made by wire transfer of immediately available funds to an account designated by Acquiror. The Company acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Acquiror would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 9.3 and, in order to obtain such payment, Acquiror makes a claim that results in a judgment against the Company, the Company shall pay to Acquiror its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 9.3 at the rate of interest per annum publicly announced by Bank of America as its prime rate, as in effect on the date such payment was required to be made.
        9.4          Amendment. Subject to compliance with Applicable Law, this Agreement may be amended by the parties at any time before or after the Company Shareholder Approval; provided, however, that after the occurrence of either the Company Shareholder Approval there may not be, without further approval of the Company Shareholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered to the holders of Company Common Stock hereunder, or which by Applicable Law otherwise expressly requires the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties’ respective Boards of Directors or a duly designated committee thereof.
        9.5           Extension; Waiver. At any time prior to the Effective Time, a party may, subject to the proviso of Section 9.4 (and for this purpose treating any waiver referred to below as an amendment), (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party hereto with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 9.5 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 10
Miscellaneous
        10.1          Expiration of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, provided that this Section 10.1 shall not limit the survival of any covenant or agreement of the parties in the Agreement which by its terms contemplates performance after the Effective Time.
        10.2          Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by facsimile, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by facsimile, three days after mailing if sent by mail, and one day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 10.2:
                If to Acquiror or Merger Sub:

Symantec Corporation 20330 Stevens Creek Blvd. Cupertino, CA 95014 Attention: Arthur F. Courville, Senior Vice President, Corporate Legal Affairs and Secretary Fax Number: (408) 517-8121
                with a copy to:

Fenwick & West LLP Silicon Valley Center 801 California Street Mountain View, CA 94041 Attention: Daniel J. Winnike, Esq. Facsimile No.: (650) 988-8500 Telephone No.: (650) 938-5200
                If to the Company:

BindView Development Corporation 5151 Sam Felipe 25th Floor Houston, TX 77056 Attention: D.C. Toedt III, Vice President and General Counsel & Secretary Fax Number: (713) 561-1001
                with a copy to:

Mayer, Brown, Rowe & Maw LLP 700 Louisiana Street Suite 3600 Houston, TX 77002 Attention: Robert F. Gray, Jr. Fax Number: (713) 632-1867 Telephone No.: (713) 221-1651
        10.3          Governing Law; Consent to Jurisdiction. This Agreement and any disputes arising out of or related to this Agreement shall be governed by, and construed in accordance with, the laws of the State of

Delaware. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other such court.
        10.4          Entire Agreement. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, together with the exhibits and schedules hereto, constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Confidentiality Agreement. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. Each party to this Agreement agrees that (i) no other party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to the transactions contemplated by this Agreement, other than those expressly set forth in the Constituent Documents, and (ii) such party has not relied upon any representation, warranty, covenant or agreement relating to the transactions contemplated by this Agreement, other than those referred to in clause (i) above.
        10.5          Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, Affiliate, stockholder, partner or any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement; except that Section 6.7 is intended to benefit the Company Indemnified Persons.
        10.6          Assignment; Binding Upon Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of Acquiror, including any successor to, or assignee of, all or substantially all of the business and assets of Acquiror. Except as set forth in the preceding sentence, no party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this provision shall be void.
        10.7          Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.
        10.8          Remedies; Specific Performance. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.
        10.9          Interpretation; Rules of Construction. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles, such reference shall be to an Article of this Agreement unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The words “hereof,” “herein”

and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. References to a Person are also to its permitted successors and assigns. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
        10.10          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.
        10.11          Expenses. Whether or not the Merger is successfully consummated, each party shall bear its respective Transaction Expenses, unless otherwise expressly provided herein. Acquiror and the Company shall equally bear all fees and expenses (other than attorneys’ and accountants’ fees and expenses) incurred in relation to filings under the HSR Act and other required Antitrust Filings.
        10.12          Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party shall be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.
        10.13          No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 10.13.
        10.14          Confidentiality. The Company and Acquiror each confirm that they have entered into the Confidentiality Agreement and that they are each bound by, and shall abide by, the provisions of such Confidentiality Agreement; provided, however, that Acquiror shall not be bound by such Confidentiality Agreement after the Closing. If this Agreement is terminated, the Confidentiality Agreement shall remain in full force and effect, and all copies of documents containing confidential information of a disclosing party shall be returned by the receiving party to the disclosing party or be destroyed, as provided in the Confidentiality Agreement.
        10.15          Waiver of Jury Trial. EACH OF THE COMPANY, ACQUIROR AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE COMPANY, ACQUIROR OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.
[Signature Page Next]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Symantec Corporation	BindView Development Corporation

By: /s/ Gregory E. Myers	By: /s/ Eric J. Pulaski

Gregory E. Myers	Eric J. Pulaski

Chief Financial Officer and Senior Vice	Chairman & Chief Executive Officer
President of Finance

Buena Vista Acquisition Corp.

By: /s/ Gregory E. Myers

Gregory E. Myers

Chief Executive Officer and President
[Signature Page to Agreement and Plan of Merger]

Exhibit A
Articles of Merger

Exhibit B-1
Company Shareholders Delivering Voting Agreements
Eric J. Pulaski
Arshad Matin
Edward L. Pierce

Exhibit B-2
Form of Voting Agreement

ANNEX B
October 2, 2005
The Board of Directors
BindView Development Corporation
5151 San Felipe, 25th Floor
Houston, TX 77056
Dear Members of the Board:
        We understand that Symantec Corporation (“Symantec”), BindView Acquisition Corp., a wholly owned subsidiary of Symantec (“Merger Sub”), and BindView Development Corporation. (the “Company”) propose to enter into an Agreement and Plan of Merger (the “Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”) with the Company to be the surviving corporation of the Merger. Pursuant to the Agreement, all of the issued and outstanding shares of the Company’s common stock, no par value per share (the “Company Common Stock”) (including the associated right to purchase one one-hundredth interest in the Company’s Series A Preferred Stock, par value $.01 per share), other than shares of Company Common Stock owned by the Company, Symantec, Merger Sub or any of their respective wholly owned direct or indirect subsidiaries and shares of Company Common Stock held by any holder who is entitled to demand, and properly demands, appraisal of such shares (“Dissenting Shares”) will be converted into the right to receive $4.00 per share in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.
        You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to the Holders of Company Common Stock (as defined below) of the Consideration to be paid to such Holders of Company Common Stock in the Merger. For purposes of this opinion, the term “Holders of Company Common Stock” means all holders of Company Common Stock other than the Company, Symantec, Merger Sub, any of their respective wholly-owned direct or indirect subsidiaries or any holders of Dissenting Shares. In connection with this opinion, we have:

(i) Reviewed the financial terms and conditions of the Agreement;

(ii)	Analyzed certain historical publicly available business and financial information relating to the Company;

(iii)	Reviewed various financial forecasts and other data provided to us by the Company relating to the business of the Company;

(iv)	Held discussions with members of the senior management of the Company with respect to the business and prospects of the Company;

(v)	Reviewed public information with respect to certain other companies in lines of businesses we believe to be generally comparable to the business of the Company;

(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of businesses we believe to be generally comparable to that of the Company;

(vii)	Reviewed the historical trading prices and trading volumes of the Company Common Stock; and

(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

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        We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or concerning the solvency or fair value of the Company. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.
        Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.
        In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions of the Agreement by the Company. We have also assumed that obtaining the necessary regulatory approvals for the Merger will not have an adverse effect on the Company or the Merger. We do not express any opinion as to any tax or other consequences that might result from the Merger, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals. We do not express any opinion as to the price at which Company Common Stock may trade prior to consummation of the Merger.
        Concurrently with the execution and delivery of the Agreement, and as a material inducement to Symantec’s willingness to enter into the Agreement certain shareholders identified in the Agreement will execute and deliver to Symantec a voting agreement under which such shareholders agree to vote all shares of the Company’s capital stock owned by them in favor of the Agreement and the transactions contemplated thereby. We do not express any opinion as to any agreement or other arrangement entered into by any employee or director of the Company in connection with the Merger.
        Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available with respect to the Company or the underlying business decision by the Company to engage in the Merger.
        Lazard Frères & Co. LLC (“Lazard”) is acting as investment banker to the Company in connection with the Merger and will receive a fee for our services, which is contingent upon consummation of the Merger. In addition, in the ordinary course of our respective businesses, Lazard, Lazard Capital Markets LLC (an entity owned in large part by managing directors of Lazard) and/or their respective affiliates may actively trade securities of the Company or Symantec for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.
        Our engagement and the opinion expressed herein are for the benefit of the Company’s Board of Directors in connection with its consideration of the Merger and are not on behalf of, and are not intended to confer rights or remedies upon, Symantec, Merger Sub, any stockholder of Symantec or Merger Sub, any Holders of Company Common Stock or any other person. This opinion is not intended to and does not constitute a recommendation to any Holder of Company Common Stock as to how such holder should vote with respect to the Merger or any matter relating thereto. It is understood that this letter may not be disclosed or otherwise referred to without our prior consent except that it may be included in its entirety in any Securities and Exchange Commission filing made by the Company in respect of the Merger.

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        Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid in the Merger to the Holders of the Company Common Stock is fair to such Holders of Company Common Stock from a financial point of view.

Very truly yours,

LAZARD FRERES & CO. LLC

By	/s/ Alexander F. Stern

Alexander F. Stern
Managing Director

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ANNEX C
        Art. 5.11. Rights of Dissenting Shareholders in the Event of Certain Corporate Actions
        A.  Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

(1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

(2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

(3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.
        B.     Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

(1) the shares, or depository receipts in respect of the shares, held by the shareholder are part of a class or series, shares, or depository receipts in respect of the shares, of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

(a) listed on a national securities exchange;

(b) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

(c) held of record by not less than 2,000 holders;

(2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder’s shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

(3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder’s shares any consideration other than:

(a) shares, or depository receipts in respect of the shares, of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares, or depository receipts in respect of the shares, of which are:

(i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

(ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

(iii) held of record by not less than 2,000 holders;

(b) cash in lieu of fractional shares otherwise entitled to be received;

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                or

(c) any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.
        Acts 1955, 54th Leg., p. 239, ch. 64, eff. Sept. 6, 1955. Amended by Acts 1957, 55th Leg., p. 111, ch. 54, Sec. 10; Acts 1973, 63rd Leg., p. 1508, ch. 545, Sec. 36, eff. Aug. 27, 1973; Acts 1989, 71st Leg., ch. 801, Sec. 34, eff. Aug. 28, 1989; Acts 1991, 72nd Leg., ch. 901, Sec. 32, eff. Aug. 26, 1991; Acts 1997, 75th Leg., ch. 375, Sec. 29, eff. Sept. 1, 1997.
        Sec. B amended by Acts 2003, 78th Leg., ch. 238, Sec. 31, eff. Sept. 1, 2003.
        Art. 5.12. Procedure for Dissent by Shareholders as to Said Corporate Actions
        A.    Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

(1) (a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder’s right to dissent will be exercised if the action is effective and giving the shareholder’s address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

(b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder’s right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

(2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set

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out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

(3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

        B.     If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder’s shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.
        C.     After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.
        D.    The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may

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be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.
        E.     Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.
        F.     The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.
        G.    In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.
        Acts 1955, 54th Leg., p. 239, ch. 64, eff. Sept. 6, 1955. Amended by Acts 1967, 60th Leg., p. 1721, ch. 657, Sec. 12, eff. June 17, 1967; Acts 1983, 68th Leg., p. 2570, ch. 442, Sec. 9, eff. Sept. 1, 1983; Acts 1987, 70th Leg., ch. 93, Sec. 27, eff. Aug. 31, 1987; Acts 1989, 71st Leg., ch. 801, Sec. 35, eff. Aug. 28, 1989; Acts 1993, 73rd Leg., ch. 215, Sec. 2.16, eff. Sept. 1, 1993.
        Art. 5.13. Provisions Affecting Remedies of Dissenting Shareholders
        A.    Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.
        B.     Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder’s rights under Articles 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.
        C.     Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder’s rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition

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asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.
        Acts 1955, 54th Leg., p. 239, ch. 64, eff. Sept. 6, 1955. Amended by Acts 1967, 60th Leg., p. 1723, ch. 657, Sec. 13, eff. June 17, 1967; Acts 1983, 68th Leg., p. 2573, ch. 442, Sec. 10, eff. Sept. 1, 1983; Acts 1993, 73rd Leg., ch. 215, Sec. 2.17, eff. Sept. 1, 1993.

5

BindView Development Corporation
PROXY — SPECIAL MEETING OF SHAREHOLDERS
DECEMBER 8, 2005
This Proxy is solicited on behalf of the Board of Directors
     The undersigned holder of common stock of BindView Development Corporation (“BVEW”) hereby appoints Edward L. Pierce and D. C. Toedt III, or either of them, as proxies of the undersigned with full power of substitution, to vote at the Special Meeting of Shareholders of BVEW to be held at 9:00 a.m. on Thursday, December 8, 2005, at BVEW’s corporate office located at 5151 San Felipe, 2nd Floor, Houston, Texas, and at any adjournments or postponements thereof, the number of votes that the undersigned would be entitled to cast if personally present.
     Please mark, sign, date and return in the enclosed envelope, which requires no postage if mailed in the United States.
(continued and to be signed on other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

/\ FOLD AND DETACH HERE /\
You can now access your BindView Development Corporation account online.
Access your BindView Development Corporation shareholder account online via Investor ServiceDirect® (ISD).
Mellon Investor Services LLC, Transfer Agent for BindView Development Corporation, now makes it easy and convenient to get current information on your shareholder account.

· View account status	· View payment history for dividends
· View certificate history	· Make address changes
· View book-entry information	· Obtain a duplicate 1099 tax form
· Establish/change your PIN
Visit us on the web at http://www.melloninvestor.com/isd
Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

(continued from other side)	Please Mark Here For Address	☐
Change or
Comments
see reverse side

1.	THE APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER DATED AS OF OCTOBER 2, 2005, WITH SYMANTEC CORPORATION AND BUENA VISTA ACQUISITION CORP., INCLUDING ANY AMENDMENTS THERETO, AND THE APPROVAL OF THE TRANSACTIONS CONTEMPLATED THEREBY.

FOR	AGAINST	ABSTAIN
☐	☐	☐
In their discretion, the above-named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof and upon matters incident to the conduct of the meeting.
This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made this proxy will be voted FOR approval and adoption of the agreement and plan of merger named In Item 1.
Choose MLinksm for fast, easy and secure 24/7 online access to your future proxy materials, Investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

Dated:	, 2005

Signature

Signature or Shareholder(s)

Please sign your name exactly as it appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

/\ FOLD AND DETACH HERE /\
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to special meeting day.
Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet

http://www.proxyvoting.com/bvew
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR	Telephone 1-866-540-5760 Use any touch-tone telephone to Vote your proxy. Have your proxy card in hand when you call.	OR

Mail
Mark, sign and date
your proxy card and
return it in the
enclosed postage-paid
envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.